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BANC ED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-227705

THE BANC ED CORP.

PROSPECTUS OF FIRST BUSEY CORPORATION

PROXY STATEMENT OF THE BANC ED CORP.

Merger Proposal—Your Vote Is Important

DEAR BANC ED STOCKHOLDERS:

         The board of directors of The Banc Ed Corp. (which we refer to as "Banc Ed") and First Busey Corporation (which we refer to as "First Busey") have each unanimously approved a transaction that will result in the merger of Banc Ed with and into First Busey (which we refer to as the "merger"). First Busey will be the surviving bank holding company in the merger. If the merger is completed, each issued and outstanding share of Banc Ed common stock will be converted into the right to receive $111.53 in cash and 8.2067 shares of First Busey common stock, with cash paid in lieu of fractional shares. After the merger is completed, we expect that current First Busey stockholders will own approximately 87.9% of the outstanding shares of common stock of the combined company, and current Banc Ed stockholders will own approximately 12.1% of the outstanding shares of common stock of the combined company.

         First Busey's common stock currently trades on the Nasdaq Global Select Market under the symbol "BUSE." Banc Ed common stock is privately held and not traded in any public market. Based on the closing price of First Busey common stock as reported on the Nasdaq Global Select Market of $31.89 as of August 21, 2018, the trading day immediately preceding the public announcement of the merger, the implied merger consideration that a Banc Ed stockholder would be entitled to receive for each share of Banc Ed common stock owned would be $373.24 with an aggregate transaction value of approximately $304.9 million. Based on the closing price of First Busey common stock as reported on the Nasdaq Global Select Market of $29.40 as of October 15, 2018, the latest practicable date before the date of this proxy statement/prospectus, the implied merger consideration that a Banc Ed stockholder would be entitled to receive for each share of Banc Ed common stock owned would be $352.81 with an aggregate transaction value of approximately $288.2 million.

         We cannot complete the merger unless we obtain the necessary governmental approvals and unless the stockholders of Banc Ed approve the merger agreement and the transactions contemplated therein. Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger and the transactions contemplated therein.

         The date, time and place of the stockholders' meeting follow:

Date:	November 27, 2018
Time:	3:00 pm, local time
Place:	Comfort Inn 3080 S. State Route 157 Edwardsville, IL 62025

         This proxy statement/prospectus contains a more complete description of the special meeting of Banc Ed stockholders and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about Banc Ed and First Busey from documents that each has filed with the Securities and Exchange Commission (which we refer to as the "SEC").

         Banc Ed's board of directors recommends that Banc Ed's stockholders vote "FOR" approval of the merger agreement and the transactions contemplated therein and "FOR" the other matters to be considered at the special meeting.

Sincerely,

William Alexander President The Banc Ed Corp.

         You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled "Risk Factors" beginning on page 18.

         Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         This proxy statement/prospectus is dated October 19, 2018, and is first being mailed to Banc Ed's stockholders on or about October 23, 2018.

THE BANC ED CORP.

330 West Vandalia
Edwardsville, Illinois 62025
(618) 781-1922

Notice of Special Meeting of Stockholders

Date:	November 27, 2018
Time:	3:00 pm, local time
Place:	Comfort Inn 3080 S. State Route 157 Edwardsville, IL 62025

TO BANC ED STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that The Banc Ed Corp. (which we refer to as "Banc Ed") will hold a special meeting of stockholders on November 27, 2018 at 3:00 pm, local time, at Comfort Inn, 3080 S. State Route 157, Edwardsville, Illinois 62025. The purpose of the meeting is to consider and vote on the following matters:

  •
  a proposal to approve the Agreement and Plan of Merger, dated as of August 21, 2018, between First Busey Corporation (which we refer to as "First Busey") and Banc Ed, pursuant to which Banc Ed will merge with and into First Busey, and the transactions contemplated therein (which we refer to as the "merger proposal"); and

  •
  a proposal to approve the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein (which we refer to as the "adjournment proposal").

        Holders of record of Banc Ed common stock at the close of business on October 23, 2018 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. The presence, in person or by proxy, of a majority of the shares of Banc Ed common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the special meeting. Adoption of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Banc Ed common stock entitled to vote, represented in person or by proxy. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting, in person or by proxy.

        The board of directors of Banc Ed unanimously recommends that you vote "FOR" approval of the merger agreement and the transactions contemplated therein and "FOR" approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

        Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in this proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing. Submitting a proxy will ensure that your shares are represented at the meeting.

        We will send you a letter of transmittal separately on a later date with instructions informing you how to send in your stock certificates to the exchange agent to receive your portion of the merger consideration. Please do not send in your stock certificates at this time.

        Under Delaware law, if the merger is completed, Banc Ed stockholders of record who do not vote to approve the merger agreement, and otherwise comply with the applicable provisions of Delaware law pertaining to objecting stockholders, will be entitled to exercise dissenters' rights and obtain payment in cash for the fair value of their shares of Banc Ed common stock by following the procedures set forth in detail in this proxy statement/prospectus. A copy of the section of the Delaware General Corporation Law, as amended, pertaining to dissenters' rights is included as Appendix B to this proxy statement/prospectus.

        If you have any questions regarding the accompanying proxy statement/prospectus, you may contact R.L. Plummer, Chairman of the Board of The Bank of Edwardsville, at (618) 781-1922 or robertplummer@rplumber.com, or William Alexander, President of The Banc Ed Corp., at (618) 698-3526 or balexander@4thebank.com.

By Order of the Board of Directors

Michael D. Cassens Corporate Secretary

Edwardsville, Illinois
October 19, 2018

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about First Busey from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information." You can obtain any of the documents filed with or furnished to the SEC by First Busey at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by requesting them in writing or by telephone at the following address and telephone number:

First Busey Corporation
100 W. University Avenue
Champaign, Illinois 61820
(217) 365-4544

        The section of this proxy statement/prospectus entitled "Where You Can Find More Information" has additional information about obtaining copies of documents that First Busey has filed with the SEC.

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that stockholders requesting documents must do so by November 16, 2018, to receive them before the Banc Ed special meeting.

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by First Busey (File No. 333-227705), constitutes a prospectus of First Busey under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of common stock, par value $0.001 per share, of First Busey, to be issued pursuant to the Agreement and Plan of Merger, dated as of August 21, 2018, by and between First Busey and Banc Ed, as it may be amended from time to time. This document also constitutes a proxy statement of Banc Ed under Section 14(a) of the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the special meeting at which Banc Ed stockholders will be asked to consider and vote upon the approval of the merger agreement.

        First Busey has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to First Busey, and Banc Ed has supplied all information contained in this proxy statement/prospectus relating to Banc Ed.

        You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated October 19, 2018, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Banc Ed stockholders nor the issuance by First Busey of shares of First Busey common stock in connection with the merger will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the Appendices to, and the documents incorporated by reference in, this document. See "Where You Can Find More Information."

Q:
What is the proposed transaction?

A:
You are being asked to vote on the approval of a merger agreement that provides for the merger of The Banc Ed Corp. (which we refer to as "Banc Ed") with and into First Busey Corporation (which we refer to as "First Busey), with First Busey as the surviving company (which we refer to as the "merger proposal"). The merger is anticipated to be completed in the fourth quarter of 2018 or early in the first quarter of 2019. At a date following the completion of the merger, First Busey intends to merge The Bank of Edwardsville (which we refer to as "TheBANK"), Banc Ed's wholly-owned bank subsidiary, with and into Busey Bank, First Busey's wholly-owned bank subsidiary, with Busey Bank as the surviving bank (which we refer to as the "bank merger"). At such time, TheBANK's banking offices will become banking offices of Busey Bank. Until the banks are merged, First Busey will own and operate TheBANK and Busey Bank as separate bank subsidiaries.

Q:
What will Banc Ed stockholders be entitled to receive in the merger?

A:
If the merger is completed, each share of Banc Ed common stock issued and outstanding immediately prior to the effective time (other than any shares owned by First Busey or Banc Ed, and other than any dissenting shares) will be converted into the right to receive $111.53 in cash and 8.2067 shares of First Busey common stock (which we refer to as the "exchange ratio"), with cash paid in lieu of fractional shares. Shares of Banc Ed common stock held by Banc Ed stockholders who elect to exercise their dissenters' rights (which we refer to as "dissenting shares") will not be converted into merger consideration.

Q:
Will the exchange ratio adjust based on the trading price of First Busey common stock prior to closing?

A:
No, the exchange ratio is fixed and will not increase or decrease due to changes in the trading price of First Busey common stock prior to the closing of the merger.

Q:
What is the value of the per share merger consideration?

A:
The value of the merger consideration to be received by Banc Ed stockholders will fluctuate as the market price of First Busey common stock fluctuates before the completion of the merger. This price will not be known at the time of Banc Ed's special meeting and may be more or less than the current price of First Busey common stock or the price of First Busey common stock at the time of the special meeting. Based on the closing stock price of First Busey common stock on the Nasdaq Global Select Market of $31.89 as of August 21, 2018, the trading day immediately prior to the public announcement of the merger, the implied merger consideration that a Banc Ed stockholder would be entitled to receive for each share of Banc Ed common stock owned would be $373.24 with an aggregate transaction value of approximately $304.9 million. Based on the closing price of First Busey common stock as reported on the Nasdaq Global Select Market of $29.40 as of October 15, 2018, the latest practicable date before the date of this proxy statement/prospectus, the implied merger consideration that a Banc Ed stockholder would be entitled to receive for each share of Banc Ed common stock owned would be $352.81 with an aggregate transaction value of approximately $288.2 million. After the merger is completed, we expect that current First Busey stockholders will own approximately 87.9% of the outstanding shares of common stock of the combined company, and current Banc Ed stockholders will own approximately 12.1% of the outstanding shares of common stock of the combined company. We urge you to obtain current market quotations for shares of First Busey common stock.

Q:
Why do Banc Ed and First Busey want to engage in the merger?

A:
Banc Ed believes that the merger will provide Banc Ed stockholders with substantial benefits, and First Busey believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see "The Merger—Banc Ed's reasons for the merger and recommendation of the board of directors" and "The Merger—First Busey's reasons for the merger."

Q:
In addition to approving the merger agreement, what else are Banc Ed stockholders being asked to vote on?

A:
In addition to the merger agreement and the transactions contemplated therein, Banc Ed is soliciting proxies from holders of its common stock with respect to a proposal to adjourn the Banc Ed special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein (which we refer to as the "adjournment proposal"). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:
What does the Banc Ed board of directors recommend?

A:
Banc Ed's board of directors has determined that the merger agreement and the transactions contemplated therein are in the best interests of Banc Ed and its stockholders. Banc Ed's board of directors unanimously recommends that you vote "FOR" the approval of the merger agreement and the transactions contemplated therein and "FOR" the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. To review the reasons for the merger in more detail, see "The Merger—Banc Ed's reasons for the merger and recommendation of the board of directors."

Q:
What vote is required to approve each proposal at the Banc Ed special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of Banc Ed common stock entitled to vote, represented in person or by proxy. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the adjournment proposal, although they may prevent Banc Ed from obtaining a quorum and require Banc Ed to adjourn the special meeting to solicit additional proxies.

Q:
Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is approved by Banc Ed stockholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote against the approval of the merger agreement. The Banc Ed board of directors unanimously recommends that Banc Ed's stockholders vote "FOR" the merger proposal. Completion of the merger is not conditional upon approval of the adjournment proposal.

Q:
What do I need to do now? How do I vote?

A:
You may vote at the special meeting if you own shares of Banc Ed common stock of record at the close of business on the record date for the special meeting, October 23, 2018. After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote by a method described on your proxy card. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Q:
If my shares of common stock are held in "street name" by my bank, broker or other fiduciary, will my bank, broker or other fiduciary automatically vote my shares for me?

A:
No. Your bank, broker or other fiduciary cannot vote your shares without instructions from you. If your shares are held in "street name" through a bank, broker or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to Banc Ed, or by voting in person at the Banc Ed special meeting, unless you provide a "legal proxy," which you must obtain from your broker, bank or other fiduciary. Further, banks, brokers or other fiduciaries that hold shares of Banc Ed common stock on behalf of their customers may not give a proxy to Banc Ed to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other fiduciary how to vote will have the same effect as a vote against adoption of the merger agreement.

Q:
How will my proxy be voted?

A:
If you complete, sign, date and mail your proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted "FOR" approval of the merger agreement and the other proposals in the notice.

Q:
Can I revoke my proxy and change my vote?

A:
You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of Banc Ed, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:
Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:
Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled "Risk Factors" beginning on page 18.

Q:
What if I oppose the merger? Do I have dissenters' rights?

A:
Banc Ed stockholders who do not vote in favor of approval of the merger agreement and otherwise comply with all of the procedures of the Delaware General Corporation Law, as amended (which we refer to as the "DGCL"), will be entitled to receive payment in cash of the fair value of their shares of Banc Ed common stock as ultimately determined under the statutory process. A copy of the applicable section of the DGCL is attached as Appendix B to this document. This "fair value" could be more than the merger consideration but could also be less.

Q:
What are the tax consequences of the merger to me?

  The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer as the "Internal Revenue Code"), and it is a condition to First Busey's and Banc Ed's obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither Banc Ed nor First Busey has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. U.S. holders of Banc Ed common stock will recognize gain, but not loss, upon the exchange of their Banc Ed shares for First Busey common stock and cash, but their taxable gain will not exceed the cash they receive in the merger.

  The tax consequences of the merger to each Banc Ed stockholder will depend on such Banc Ed stockholder's own situation and many variables not within our control. You should consult with your tax advisor for the specific tax consequences of the merger to you. See "The Merger—Material U.S. federal income tax consequences of the merger."

Q:
When and where is Banc Ed special meeting?

A:
The Banc Ed special meeting will take place on November 27, 2018, at 3:00 pm local time, at Comfort Inn, 3080 S. State Route 157, Edwardsville, Illinois 62025.

Q:
Who may attend the Banc Ed special meeting?

A:
Only Banc Ed stockholders on the record date may attend the special meeting. If you are a stockholder of record, you will need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting.

Q:
Should I send in my Banc Ed stock certificates now?

A:
No. First Busey plans to mail letters of transmittal within two business days following the closing date of the merger. After you receive the letter of transmittal, you should complete the letter of transmittal and, if you hold Banc Ed stock certificates, return them with your completed form to submit them for exchange. Please send the letter of transmittal and your Banc Ed stock certificates, if any, to the exchange agent, in the envelope provided with the letter of transmittal. Do not send your stock certificates with your proxy card.

Q:
Whom may I contact if I cannot locate my Banc Ed stock certificate(s)?

A:
If you are unable to locate your original Banc Ed stock certificate(s), you should follow the instructions regarding lost or stolen stock certificates set forth in the letter of transmittal that will be mailed to you following the closing of the merger.

Q:
What should I do if I hold my shares of Banc Ed common stock in book-entry form?

A:
If you hold shares of Banc Ed common stock in book-entry form, you should follow the instructions set forth in the letter of transmittal with respect to shares of Banc Ed common stock held in book-entry form.

Q:
What should I do if I receive more than one set of voting materials?

A:
Banc Ed stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Banc Ed common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Banc Ed common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Banc Ed common stock that you own.

Q:
When is the merger expected to be completed?

A:
The merger agreement must be approved by stockholders of Banc Ed, and we must obtain the necessary regulatory approvals. Assuming Banc Ed stockholders vote to approve the merger and adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the fourth quarter of 2018 or early in the first quarter of 2019. See "Description of the Merger Agreement—Conditions to completion of the merger."

Q:
Is completion of the merger subject to any conditions besides stockholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, and there are other standard closing conditions that must be satisfied. See "Description of the Merger Agreement—Conditions to completion of the merger."

Q:
What happens if the merger is not completed?

A:
Banc Ed and First Busey expect to complete the merger in the fourth quarter of 2018 or early in the first quarter of 2019. However, neither Banc Ed nor First Busey can assure you of when or if the merger will be completed. Banc Ed and First Busey must first obtain the approval of Banc Ed stockholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other standard closing conditions. If the merger is not completed, Banc Ed stockholders will not receive any consideration for their shares and will continue to be Banc Ed stockholders. Each of First Busey and Banc Ed will remain independent companies. Under certain circumstances, Banc Ed may be required to pay First Busey a fee with respect to the termination of the merger agreement, as described under "Description of the Merger Agreement—Termination fees."

Q:
Who can answer my other questions?

A:
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact: The Banc Ed Corp., R.L. Plummer, Chairman of TheBANK, 330 W. Vandalia, Edwardsville, Illinois 62026, at (618) 698-3526 or robertplummer@rplumber.com, or William Alexander, President of The Banc Ed Corp., 330 W. Vandalia, Edwardsville, Illinois 62026, at (618) 698-3526 or balexander@4thebank.com.

 SUMMARY

        This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the Appendices and the documents referred to or incorporated in this proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein.

Information about First Busey and Banc Ed

First Busey Corporation
100 W. University Ave.
Champaign, Illinois 61820
(217) 365-4500

        First Busey Corporation is a Nevada corporation and registered financial holding company for Busey Bank, an Illinois-chartered commercial bank headquartered in Champaign, Illinois. Busey Bank has 44 banking centers serving Illinois, 13 banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.

        As of June 30, 2018, First Busey had total assets of approximately $7.8 billion, total gross loans, including held for sale, of approximately $5.6 billion, total deposits of approximately $6.2 billion and total stockholders' equity of approximately $957.2 million.

        First Busey common stock is traded on the Nasdaq Global Select Market under the ticker symbol "BUSE."

The Banc Ed Corp.
330 W. Vandalia
Edwardsville, Illinois 62026
(618) 698-3526

        The Banc Ed Corp. is a Delaware corporation and registered financial holding company for TheBANK of Edwardsville, a privately held, locally owned and operated bank established January 1, 1868—with over 360 associates, 19 branch locations and one loan production office in the St. Louis metropolitan statistical area. TheBANK of Edwardsville is dedicated to building strong communities for generations by being actively involved in the communities it serves.

        As of June 30, 2018, Banc Ed had consolidated total assets of approximately $1.9 billion, total gross loans of approximately $887.7 million, total deposits of approximately $1.6 billion and total stockholders' equity of approximately $191.7 million.

        Banc Ed common stock is privately held and not traded in any public market.

The merger and the merger agreement (See page 30)

        First Busey's acquisition of Banc Ed is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Banc Ed will be merged with and into First Busey. The merger is anticipated to be completed in the fourth quarter of 2018 or early in the first quarter of 2019. After the consummation of the merger, TheBANK will be a wholly-owned subsidiary of First Busey. At a date following the completion of the merger, First Busey intends to merge TheBANK with and into Busey Bank, with Busey Bank as the surviving bank. At such time, TheBANK's banking offices will become banking offices of Busey Bank. Until the banks are merged, First Busey will own and operate TheBANK and Busey Bank as separate bank subsidiaries.

        The merger agreement is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What Banc Ed stockholders will receive (See page 62)

        If the merger is completed, each share of Banc Ed common stock issued and outstanding immediately prior to the effective time (other than any shares owned by First Busey or Banc Ed, and other than any dissenting shares) will be converted into the right to receive $111.53 in cash and 8.2067 shares of First Busey common stock, with cash paid in lieu of fractional shares. Shares of Banc Ed common stock held by Banc Ed stockholders who elect to exercise their dissenters' rights will not be converted into merger consideration.

Material U.S. federal income tax consequences of the merger (See page 50)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and it is a condition to First Busey's and Banc Ed's obligations to complete the merger that each of Barack Ferrazzano Kirschbaum & Nagelberg LLP (which we refer to as "Barack Ferrazzano") and Howard & Howard Attorneys PLLC (which we refer to as "Howard & Howard") have delivered opinions, dated as of the closing date, to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion will not bind the Internal Revenue Service, which could take a different view. Neither First Busey nor Banc Ed has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization.

        Provided the merger qualifies as a reorganization for United States federal income tax purposes, Banc Ed stockholders may recognize gain, but will not recognize loss, upon the exchange of their Banc Ed common stock for shares of First Busey common stock and cash. If the sum of the fair market value of the First Busey common stock and the cash you receive in exchange for your shares of Banc Ed common stock exceeds the adjusted basis of your shares of Banc Ed common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Banc Ed common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

        Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax consequences of the merger to each Banc Ed stockholder will depend on such Banc Ed stockholder's own situation and many variables not within our control. For these reasons, we strongly urge Banc Ed stockholders to consult with their own tax advisors for a full understanding of the federal and any applicable state, local or other tax consequences of the merger to them.

Banc Ed's reasons for the merger; Board recommendation to Banc Ed's stockholders (See page 33)

        The Banc Ed board of directors believes that the merger agreement and the transactions contemplated therein are in the best interests of Banc Ed and its stockholders. Banc Ed's board of directors unanimously recommends that Banc Ed stockholders vote "FOR" the proposal to approve the merger agreement and "FOR" adjournment of the Banc Ed special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Interests of officers and directors of Banc Ed in the merger may be different from, or in addition to, yours (See page 54)

        When you consider the Banc Ed board of directors' recommendation to vote in favor of approval of the merger agreement, you should be aware that some of Banc Ed's directors and officers may have interests in the merger that are different from, or in addition to, your interests as stockholders. These interests include, among others, certain severance payments and benefits payable under the employment agreement between TheBANK and TheBANK's chief executive officer, certain payments due under salary continuation agreements between TheBANK and certain of its officers including its chief executive officer, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. These interests also include First Busey's agreement to appoint one individual of the Banc Ed board of directors mutually agreeable to the parties to serve as a member of the First Busey's board of directors following the completion of the merger and to appoint two individuals mutually agreeable to the parties to the board of directors of Busey Bank following the completion of the bank merger. The Banc Ed board of directors was aware of these interests and took them into account in reaching its decisions to approve and adopt the merger agreement and to recommend the approval of the merger agreement to Banc Ed stockholders.

Banc Ed stockholders will have dissenters' rights in connection with the merger (See page 56)

        Banc Ed stockholders may assert dissenters' rights in connection with the merger and, upon complying with the requirements of the DGCL, receive cash in the amount of the fair value of their shares instead of the merger consideration.

        A copy of the section of the DGCL pertaining to dissenters' rights is attached as Appendix B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

The merger and the performance of the combined company are subject to a number of risks (See page 18)

        There are a number of risks relating to the merger and to the businesses of First Busey, Banc Ed and the combined company following the merger. See the "Risk Factors" beginning on page 18 for a discussion of these and other risks relating to the merger. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled "Where You Can Find More Information."

Stockholder approval will be required to complete the merger and approve the other proposals set forth in the notice (See page 26)

        Approval by Banc Ed's stockholders at Banc Ed's special meeting of stockholders on November 27, 2018 is required to complete the merger. The presence, in person or by proxy, of a majority of the shares of Banc Ed common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the meeting. Each share of Banc Ed common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal listed in the notice. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Banc Ed common stock entitled to vote, represented in person or by proxy. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the adjournment proposal, although they may prevent Banc

Ed from obtaining a quorum and require Banc Ed to adjourn the special meeting to solicit additional proxies.

Completion of the merger is subject to regulatory approvals (See page 53)

        The merger cannot proceed without obtaining all requisite regulatory approvals. First Busey and Banc Ed have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Busey and Banc Ed is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve"). First Busey submitted an application with the Federal Reserve Bank of Chicago on September 6, 2018 seeking the necessary approval. The merger may not be completed until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

        At a date following the completion of the merger, First Busey intends to merge TheBANK with and into Busey Bank, with Busey Bank as the surviving bank. The bank merger will be subject to approval by the Illinois Department of Financial and Professional Regulation (which we refer to as the "IDFPR") and the Federal Deposit Insurance Corporation (which we refer to as the "FDIC"). Busey Bank submitted applications with the IDFPR and the FDIC on September 6, 2018 seeking these approvals.

        While First Busey knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.

Conditions to the merger (See page 69)

        Closing Conditions for the Benefit of First Busey.    First Busey's obligations are subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of Banc Ed in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

  •
  performance by Banc Ed in all material respects of its obligations under the merger agreement;

  •
  approval of the merger agreement and the transactions contemplated therein at the meeting of Banc Ed stockholders;

  •
  no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals;

  •
  the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the Securities and Exchange Commission (which we refer to as the "SEC");

  •
  receipt of a certificate signed on behalf of Banc Ed certifying (i) the accuracy of the representations and warranties of Banc Ed in the merger agreement and (ii) performance by Banc Ed in all material respects of its obligations under the merger agreement;

  •
  receipt of a tax opinion from Barack Ferrazzano that (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of First Busey and Banc Ed will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of Banc Ed common stock upon the receipt of shares of First Busey common stock in exchange for their shares of Banc Ed common stock, except to the extent of any cash consideration received in the merger and any cash received in lieu of fractional shares of First Busey common stock;

  •
  non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

  •
  no material adverse change in the financial condition, assets or business of Banc Ed since the date of the merger agreement.

        Closing Conditions for the Benefit of Banc Ed.    Banc Ed's obligations are subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of First Busey in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

  •
  performance by First Busey in all material respects of its obligations under the merger agreement;

  •
  approval of the merger agreement and the transactions contemplated therein at the meeting of Banc Ed stockholders;

  •
  no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals;

  •
  the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

  •
  receipt of a certificate signed on behalf of First Busey certifying (i) the accuracy of representations and warranties of First Busey in the merger agreement and (ii) performance by First Busey in all material respects of its obligations under the merger agreement;

  •
  receipt of a tax opinion from Howard & Howard that (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of First Busey and Banc Ed will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of Banc Ed common stock upon the receipt of shares of First Busey common stock in exchange for their shares of Banc Ed common stock, except to the extent of any cash consideration received in the merger and any cash received in lieu of fractional shares of First Busey common stock;

  •
  non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

  •
  no material adverse change in the financial condition, assets or business of First Busey since the date of the merger agreement.

How the merger agreement may be terminated by First Busey and Banc Ed (See page 70)

        First Busey and Banc Ed may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Busey or Banc Ed may also terminate the merger agreement as follows:

  •
  the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party's failure to comply in all material respects with any of its obligations under the merger agreement;

  •
  any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

  •
  failure to receive approval by Banc Ed stockholders for the merger agreement and the transactions contemplated therein following the meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;

  •
  the merger is not completed by May 1, 2019, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date; or

  •
  a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

        In addition, a particular party may terminate the merger agreement as follows:

  •
  First Busey may terminate if Banc Ed materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its stockholders to approve the merger agreement;

  •
  Banc Ed may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party; or

  •
  First Busey may terminate if Banc Ed's board of directors makes an adverse recommendation to Banc Ed's stockholders.

Termination fees and expenses may be payable under some circumstances (See page 71)

        Termination Fees Payable by Banc Ed.    Banc Ed has agreed to pay First Busey a termination fee of $11.52 million if the merger agreement is terminated under the following circumstances:

  •
  First Busey terminates the merger agreement because Banc Ed breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a stockholder meeting to approve the merger agreement;

  •
  Banc Ed terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

  •
  If, prior to termination, another acquisition proposal is known to Banc Ed, has been made directly to Banc Ed's stockholders or is publicly announced, and (i) thereafter the merger agreement is terminated by First Busey upon Banc Ed's material breach of its obligations under the merger agreement and (ii) within six months after such termination Banc Ed enters into a definitive written agreement with respect to such acquisition proposal.

Voting and support agreement (See page 63)

        On August 21, 2018, the directors and certain officers of Banc Ed agreed to vote all of their shares of Banc Ed common stock in favor of the merger agreement at the special meeting. The voting and support agreement covers approximately 52.34% of Banc Ed's outstanding shares of common stock as of October 15, 2018. This voting and support agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the form of voting and support agreement is attached to this proxy statement/prospectus as Appendix C.

Accounting treatment of the merger (See page 50)

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States (which we refer to as "GAAP").

Certain differences in First Busey stockholder rights and Banc Ed stockholder rights (See page 107)

        Because they will receive First Busey common stock, Banc Ed stockholders will become First Busey stockholders as a result of the merger. Their rights as stockholders after the merger will be governed by First Busey's articles of incorporation and bylaws. The rights of First Busey stockholders are different in certain respects from the rights of Banc Ed's stockholders. The material differences are described later in this proxy statement/prospectus.

First Busey shares will be listed on Nasdaq (See page 72)

        The shares of First Busey common stock to be issued pursuant to the merger will be listed on the Nasdaq Global Select Market under the symbol "BUSE."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRST BUSEY

        The following table summarizes selected historical consolidated financial data of First Busey for the periods and as of the dates indicated. This information has been derived from First Busey's consolidated financial statements filed with the SEC. Historical financial data as of and for the six months ended June 30, 2018 and June 30, 2017 are unaudited and include, in management's opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of First Busey. You should not assume the results of operations for past periods indicate results for any future period.

        You should read this information in conjunction with First Busey's consolidated financial statements and related notes thereto included in First Busey's Annual Report on Form 10-K as of and for the year ended December 31, 2017, and in First Busey's Quarterly Report on Form 10-Q as of and for the quarter ended June 30, 2018, which are incorporated by reference into this proxy statement/prospectus. The per common share data provided below has been adjusted to reflect First Busey's one-for-three reverse stock split, which became effective on September 8, 2015. First Busey's periodic reports filed prior to the reverse stock split have not been revised to reflect the reverse stock split. See "Where You Can Find More Information."

	As of or for the six months ended June 30,		As of or for the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
			(dollars in thousands, except per share data)
Balance Sheet Items
Securities available for sale	$871,338	$646,349	$878,060	$759,811	$834,838	$759,065	$841,310
Securities held to maturity	507,780	208,634	443,550	47,820	49,832	2,373	834
Loans held for sale	33,974	168,415	94,848	256,319	9,351	10,400	13,840
Portfolio loans	5,555,287	3,920,464	5,519,500	3,878,900	2,627,739	2,405,290	2,281,460
Allowance for loan losses	53,305	49,201	53,582	47,795	47,487	47,453	47,567
Total assets	7,775,544	5,531,367	7,860,640	5,425,170	3,998,976	3,665,607	3,539,575
Tangible assets(1)	7,472,137	5,412,480	7,552,567	5,303,894	3,966,034	3,638,234	3,509,318
Total deposits	6,163,912	4,394,212	6,125,965	4,374,298	3,289,106	2,900,848	2,869,138
Short-term debt(2)	390,109	228,597	524,566	264,157	172,972	198,893	172,348
Long-term debt	50,000	80,000	50,000	80,000	80,000	50,000	—
Senior notes, net of unamortized issuance costs	39,472	39,351	39,404	—	—	—	—
Subordinated notes, net of unamortized issuance costs	64,653	59,022	64,715	—	—	—	—
Junior subordinated debt unconsolidated trusts	71,081	70,938	71,008	70,868	55,000	55,000	55,000
Stockholders' equity	957,182	613,115	935,003	594,314	373,186	433,639	415,364
Common stockholders' equity	957,182	613,115	935,003	594,314	373,186	360,975	342,700
Tangible common stockholders' equity(3)	663,063	500,663	637,969	480,415	343,211	336,271	316,351
Results of Operations
Interest income	$138,958	$90,936	$224,302	$164,889	$118,022	$108,075	$108,696
Interest expense	18,829	6,557	20,936	10,229	6,207	6,499	8,631
Net interest income	120,129	84,379	203,366	154,660	111,815	101,576	100,065
Provision for loan losses	3,266	1,000	5,303	5,550	1,600	2,000	7,500
Net income available for common stockholders	46,779	31,649	62,726	49,694	38,306	32,047	25,093

	As of or for the six months ended June 30,		As of or for the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
			(dollars in thousands, except per share data)
Per Share Data
Diluted earnings	$0.95	$0.82	$1.45	$1.40	$1.32	$1.10	$0.86
Cash dividends	0.40	0.36	0.72	0.68	0.62	0.57	0.36
Book value(4)	19.62	16.03	19.21	15.54	13.01	12.47	11.84
Tangible book value(5)	13.40	12.92	12.88	12.37	11.86	11.52	10.80
Closing stock price	31.72	29.32	29.94	30.78	20.63	19.53	17.40
Other Information
Return on average assets	1.23%	1.20%	1.00%	1.00%	0.98%	0.91%	0.71%
Return on average common Equity	10.05%	10.63%	8.48%	9.59%	10.41%	9.11%	7.39%
Net interest margin(6)	3.51%	3.50%	3.58%	3.42%	3.10%	3.15%	3.15%
Equity to assets ratio(7)	12.26%	11.27%	11.75%	10.42%	9.39%	9.94%	9.61%
Dividend payout ratio(8)	42.11%	43.90%	49.66%	48.57%	46.97%	51.82%	41.86%

(1)
Total assets less goodwill and intangible assets, non-GAAP.

(2)
Includes federal funds purchased, securities sold under agreements to repurchase, and short-term borrowings.

(3)
Common equity less tax effected goodwill and intangible assets, non-GAAP.

(4)
Total common equity divided by shares outstanding as of period end.

(5)
Total common equity less goodwill and intangible assets divided by shares outstanding as of period end.

(6)
Tax-equivalent net interest income divided by average earning assets.

(7)
Average common equity divided by average total assets.

(8)
Ratio calculated using only common stock.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following tables show unaudited pro forma financial information about the financial condition and results of operations of First Busey, including per share data, after giving effect to the merger with Banc Ed and other pro forma adjustments. The unaudited pro forma financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of Banc Ed will be recorded by First Busey at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had occurred on June 30, 2018. The unaudited pro forma condensed combined income statement for the six months ended June 30, 2018 and the year ended December 31, 2017 gives effect to the merger as if the merger had become effective at January 1, 2017. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of First Busey and Banc Ed, which are incorporated by reference into, or included, in this proxy statement/prospectus. See "Where You Can Find More Information" and "Banc Ed Financial Statements."

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. In addition, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

(dollars in thousands)	Six months ended June 30, 2018	Year ended December 31, 2017
Pro forma condensed combined income statement data
Interest income	$166,482	$275,826
Interest expense	25,751	33,799
Net interest income	140,731	242,027
Provision for loan losses	3,266	3,423
Net interest income after provision for loan losses	137,465	238,604
Non-interest income	59,449	109,303
Non-interest expense	127,252	230,244
Income before income taxes	69,662	117,663
Income taxes	17,853	49,581
Net income	51,809	68,082

(dollars in thousands)	As of June 30, 2018
Pro forma condensed combined balance sheet data
Loans	$6,428,933
Allowance for loan losses	(53,305)
Investment securities	2,146,334
Total assets	9,721,909
Deposits	7,730,071
Total stockholders' equity	1,159,297

 UNAUDITED COMPARATIVE PER COMMON SHARE DATA

        We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. Except for the historical information for the year ended December 31, 2017, the data provided below is unaudited. The pro forma combined and pro forma equivalent data give effect to the merger as if the transaction had been effective on January 1, 2017, in the case of the per share earnings and dividend data, and on June 30, 2018, in the case of the per share book value and tangible book value data. This has been derived from and should be read in conjunction with the consolidated financial statements and related notes of First Busey and Banc Ed, which are incorporated by reference into, or included, in this proxy statement/prospectus. See "Where You Can Find More Information" and "Banc Ed Financial Statements."

        The pro forma combined information gives effect to the merger accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. The pro forma calculations reflect that each outstanding share of Banc Ed common stock immediately prior to the effective time of the merger will be converted into the right to receive $111.53 in cash and 8.2067 shares of First Busey common stock.

        We assume that the merger occurred as of the beginning of the fiscal year or period presented (or in the case of book value, as of the date specified). The information is presented for illustrative purposes only. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	First Busey	Banc Ed	First Busey Pro Forma Combined		Banc Ed Pro Forma Equivalent(1)
Six months ended June 30, 2018
Basic earnings per share	$0.96	$9.35	$0.93		$7.66
Diluted earnings per share	0.95	9.35	0.93		7.60
Cash dividends declared per share	0.40	2.20	0.40	(2)	3.28
As of June 30, 2018
Book value per share	$19.62	$234.69	$20.90		$171.48

	First Busey	Banc Ed	First Busey Pro Forma Combined		Banc Ed Pro Forma Equivalent(1)
Year ended December 31, 2017
Basic earnings per share	$1.47	$13.00	$1.38		$11.31
Diluted earnings per share	1.45	13.00	1.37		11.21
Cash dividends declared per share	0.72	4.25	0.72	(2)	5.91

(1)
Banc Ed pro forma equivalent was computed by multiplying the First Busey pro forma combined amount by the exchange ratio of 8.2067.

(2)
Pro forma dividends per share represent First Busey's historical dividends per share.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        First Busey common stock trades on the Nasdaq Global Select Market under the symbol "BUSE." The following table sets forth the high and low reported trading prices per share of First Busey common stock and the cash dividends declared per share for the periods indicated.

Quarter Data	High	Low	Dividend Declared
First quarter 2016	$21.02	$17.68	$0.17
Second quarter 2016	22.91	19.00	0.17
Third quarter 2016	24.02	20.94	0.17
Fourth quarter 2016	31.01	21.80	0.17
First quarter 2017	$31.91	$28.11	$0.18
Second quarter 2017	32.22	27.78	0.18
Third quarter 2017	31.60	27.33	0.18
Fourth quarter 2017	32.88	29.04	0.18
First quarter 2018	$32.66	$28.34	$0.20
Second quarter 2018	33.22	29.13	0.20
Third quarter	33.25	30.71	0.20
Fourth quarter (through October 15, 2018)	31.24	28.62	0.20

        The outstanding shares of Banc Ed common stock are privately held and are not traded in any public market. The last transaction known by Banc Ed's management to occur prior to the date of this proxy/statement prospectus was on September 18, 2018, and the sales price was $374.55 per share. The following table sets forth the cash dividends declared per share for the periods indicated for Banc Ed common stock.

Quarter Data	Dividend Declared
First quarter 2016	$1.00
Second quarter 2016	1.00
Third quarter 2016	1.00
Fourth quarter 2016	1.05
First quarter 2017	$1.05
Second quarter 2017	1.05
Third quarter 2017	1.05
Fourth quarter 2017	1.10
First quarter 2018	$1.10
Second quarter 2018	1.10
Third quarter	1.10
Fourth quarter (through October 15, 2018)	0.00

        On August 21, 2018, the trading day immediately prior to the public announcement date of the merger agreement, the closing price of First Busey common stock was $31.89. On October 15, 2018, the last practicable trading day prior to the mailing date of this proxy statement/prospectus, the closing price of First Busey common stock was $29.40.

        Banc Ed stockholders are urged to obtain current market quotations for shares of First Busey common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. The market price of First Busey common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of First Busey common stock before or after the effective time of the merger. Changes in the market price of First Busey common stock prior to the completion of the merger will affect the market value of the merger consideration that Banc Ed stockholders will receive upon completion of the merger.

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section "Special Notes Concerning Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See "References to Additional Information" in the forepart of this proxy statement/prospectus and the section of this proxy statement/prospectus entitled "Where You Can Find More Information."

The Value of the Merger Consideration that Consists of First Busey Common Stock Will Fluctuate Based on the Trading Price of First Busey Common Stock.

        The number of shares of First Busey common stock to be issued in the merger will not automatically adjust based on the trading price of First Busey common stock, and the market value of those shares may vary from the closing price of First Busey common stock on the date the merger was announced, on the date that this document was mailed to Banc Ed stockholders, on the date of the special meeting of the Banc Ed stockholders and on the date the merger is completed and thereafter. Any change in the market price of First Busey common stock prior to completion of the merger will affect the amount of and the market value of the merger consideration that Banc Ed stockholders will receive upon completion of the merger. Accordingly, at the time of the Banc Ed special meeting, Banc Ed stockholders will not know or be able to calculate with certainty the market value of the First Busey common stock they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are beyond First Busey's or Banc Ed's control. You should obtain current market quotations for shares of First Busey common stock and for shares of Banc Ed common stock before you vote.

The Market Price of First Busey Common Stock after the Merger May be Affected by Factors Different from Those Affecting the Shares of Banc Ed or First Busey Currently.

        Upon completion of the merger, holders of Banc Ed common stock will become holders of First Busey common stock. First Busey's business differs in important respects from that of Banc Ed. Accordingly, the results of operations of the combined company and the market price of First Busey common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Busey and Banc Ed. For a discussion of the businesses and markets of First Busey and Banc Ed and of some important factors to consider in connection with those businesses, please see the documents incorporated by reference in this proxy statement/prospectus and referred to under "Where You Can Find More Information."

Banc Ed Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

        Banc Ed stockholders currently have the right to vote in the election of the Banc Ed board of directors and on other matters requiring stockholder approval under Delaware law and Banc Ed's certificate of incorporation and bylaws. Upon the completion of the merger, each Banc Ed stockholder will become a stockholder of First Busey with a percentage ownership of First Busey that is smaller than such stockholder's percentage ownership of Banc Ed. Additionally, First Busey has agreed to appoint only one individual of the Banc Ed board of directors mutually agreeable to the parties to serve as a member of First Busey's board of directors following the completion of the merger and to appoint two individuals mutually agreeable to the parties to the board of directors of Busey Bank following the completion of the bank merger. Based on the number of issued and outstanding First

Busey common shares and shares of Banc Ed common stock on October 15, 2018, and based on the 6,704,184 total number of First Busey shares of common stock issuable pursuant to the merger, stockholders of Banc Ed, as a group, will receive shares in the merger constituting approximately 12.1% of First Busey common shares expected to be outstanding immediately after the merger (without giving effect to any First Busey common shares held by Banc Ed stockholders prior to the merger). Because of this, current Banc Ed stockholders, as a group, will have less influence on the board of directors, management and policies of First Busey (as the combined company following the merger) than they now have on the board of directors, management and policies of Banc Ed.

First Busey May Fail to Realize the Anticipated Benefits of the Merger.

        First Busey and Banc Ed have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, First Busey's ability to combine the businesses of First Busey and Banc Ed in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and does not materially disrupt the existing customer relationships of First Busey or Banc Ed nor result in decreased revenues due to any loss of customers. If First Busey is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could have an adverse effect on the surviving corporation's business, financial condition, operating results and prospects.

        Certain employees may not be employed by First Busey after the merger. In addition, employees that First Busey wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of First Busey's or Banc Ed's ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of First Busey or Banc Ed to maintain relationships with customers and employees or to achieve the anticipated benefits and cost savings of the merger.

        Among the factors considered by the boards of directors of First Busey and Banc Ed in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

        Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. In deciding whether to grant regulatory clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party's regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay their receipt. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company's business. First Busey and Banc Ed believe that the merger should not raise significant regulatory concerns and that First Busey will be able to obtain all requisite regulatory approvals in a timely manner. Despite the parties' commitments to use their reasonable best efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, First Busey and Banc Ed will not be required to complete the merger if any such approvals would reasonably be expected to materially restrict or burden First Busey following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. In addition, neither First Busey nor Banc Ed can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of the merger.

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among other things: approval of the merger agreement and the transactions it contemplates by Banc Ed stockholders, receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the issuance of First Busey common stock, as applicable, for listing on the Nasdaq Global Select Market, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or First Busey or Banc Ed may elect to terminate the merger agreement in certain other circumstances.

Termination of the Merger Agreement Could Negatively Impact Banc Ed.

        If the merger is not completed for any reason, including as a result of Banc Ed stockholders declining to approve the merger agreement, the ongoing business of Banc Ed may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Banc Ed would be subject to a number of risks, including the following:

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  Banc Ed may experience negative reactions from its customers, vendors and employees;

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  Banc Ed will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

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  the merger agreement places certain restrictions on the conduct of Banc Ed's businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of First Busey (not to be unreasonably withheld, conditioned or delayed), may prevent Banc Ed from making certain acquisitions or taking certain other specified actions during the pendency of the merger; and

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  matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Banc Ed management, which would otherwise have been devoted to other opportunities that may have been beneficial to Banc Ed as an independent company.

        If the merger agreement is terminated and Banc Ed's board of directors seeks another merger or business combination, Banc Ed stockholders cannot be certain that Banc Ed will be able to find a party willing to offer equivalent or more attractive consideration than the consideration First Busey has agreed to provide in the merger, or that such other merger or business combination will be completed.

If the merger agreement is terminated under certain circumstances, Banc Ed may be required to pay a termination fee to First Busey.

Banc Ed Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Banc Ed and, consequently, on First Busey. These uncertainties may impair Banc Ed's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Banc Ed to seek to change existing business relationships with Banc Ed. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Busey's business following the merger could be negatively impacted. In addition, the merger agreement restricts Banc Ed from making certain transactions and taking other specified actions without the consent of First Busey until the merger occurs. These restrictions may prevent Banc Ed from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Banc Ed Directors and Officers May Have Interests in the Merger Different From the Interests of Banc Ed Stockholders.

        The interests of some of the directors and executive officers of Banc Ed may be different from those of Banc Ed's stockholders, and directors and officers of Banc Ed may be participants in arrangements that are different from, or are in addition to, those of Banc Ed's stockholders. The members of the Banc Ed's board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that Banc Ed's common stockholders vote in favor of adopting the merger agreement. Such interests include, among others:

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  Certain severance payments and benefits payable under the employment agreement between TheBANK and its chief executive officer;

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  Certain payments due under salary continuation agreements between TheBANK and certain of its officers including its chief executive officer;

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  Rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger; and

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  First Busey's agreement to appoint one individual of the Banc Ed board of directors mutually agreeable to the parties to serve as a member of the First Busey's board of directors following the completion of the merger and to appoint two individuals mutually agreeable to the parties to the board of directors of Busey Bank following the completion of the bank merger.

These interests are more fully described in this proxy statement/prospectus under the heading "The Merger—Interests of certain persons in the merger."

The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire Banc Ed for Greater Merger Consideration.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Banc Ed that might result in greater value to Banc Ed's stockholders than the proposed merger with First Busey or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Banc Ed than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Banc Ed from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by Banc Ed's board of directors, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Banc Ed also has an unqualified obligation to submit the proposal to approve the merger to a vote by its stockholders, even if Banc Ed receives an alternative acquisition proposal that its board of directors believes is superior to the merger, unless the merger agreement has been terminated in accordance with its terms. In addition, Banc Ed may be required to pay First Busey a termination fee of $11.52 million upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See "Description of the Merger Agreement—Termination" and "Description of the Merger Agreement—Termination fees."

The Opinions of Banc Ed's Financial Advisor Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Completion of the Merger.

        Banc Ed has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Banc Ed or First Busey, general market and economic conditions and other factors that may be beyond the control of Banc Ed or First Busey, and on which Banc Ed's financial advisor's opinion was based, may significantly alter the value of Banc Ed or the prices of the First Busey common shares or shares of Banc Ed common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Banc Ed does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.

First Busey and Banc Ed Will Incur Transaction and Integration Costs in Connection with the Merger.

        Each of First Busey and Banc Ed has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, First Busey will incur integration costs following the completion of the merger as First Busey integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled "—First Busey May Fail to Realize the Anticipated Benefits of the Merger." First Busey and Banc Ed may also incur additional costs to maintain employee morale and to retain key employees. First Busey and Banc Ed will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, regulatory filing fees, printing and mailing fees and other costs associated with the merger.

The Shares of First Busey Common Stock to be Received by Banc Ed Common Stockholders as a Result of the Merger Will Have Different Rights From the Shares of Banc Ed Common Stock.

        Upon completion of the merger, Banc Ed common stockholders will become First Busey stockholders and their rights as stockholders will be governed by the Nevada Revised Statutes and the First Busey articles of incorporation and bylaws. The rights associated with Banc Ed common stock are different from the rights associated with First Busey common stock. Please see "Comparison of Rights of First Busey Stockholders and Banc Ed Stockholders" for a discussion of the different rights associated with First Busey common stock.

The Dodd-Frank Act, Among Other Things, Subjects Banks with Assets in Excess of $10 Billion to Additional Costs.

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (which we refer to as the "Dodd-Frank Act") and its implementing regulations subject banks with assets in excess of $10 billion to additional requirements, such as the imposition of higher FDIC premiums and reduced debit card interchange fees, which increase operating costs and reduce earnings. As Busey Bank approaches $10 billion in assets, First Busey will be required to incur additional costs to address these additional requirements.

The Unaudited Pro Forma Condensed Combined Financial Data Included in this Proxy Statement/Prospectus is Preliminary and the Actual Financial Condition and Results of Operations After the Merger May Differ Materially.

        The unaudited pro forma condensed combined financial data included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The preparation of the pro forma financial data is based upon available information and certain assumptions and estimates that First Busey and Banc Ed currently believe are reasonable. The pro forma financial data also reflects adjustments, which are based upon preliminary estimates.

The Merger May Have Adverse Tax Consequences.

        Neither Banc Ed nor First Busey has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each holder of Banc Ed common stock generally would recognize a gain or loss, as applicable, equal to the difference between such holder's adjusted tax basis in each share of Banc Ed common stock surrendered and the sum of the amount of the cash and the fair market value of First Busey common stock received in exchange for that share upon completion of the merger. Because Banc Ed stockholders will not receive all cash in exchange for their shares of Banc Ed common stock, they may need to use cash from other sources or may be required to sell their First Busey common stock received in the merger to satisfy the resulting tax liability. See "Material U.S. federal income tax consequences of the merger."

Risks Relating to First Busey's Business.

        You should read and consider risk factors specific to First Busey's business that will also affect the combined company after the merger. These risks are described in the sections entitled "Risk Factors" in First Busey's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information" of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey and Banc Ed. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey's and Banc Ed's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this proxy statement/prospectus, including forward-looking statements, speak only as of the date they are made, and neither First Busey nor Banc Ed undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of First Busey and Banc Ed to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following:

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  the possibility that any of the anticipated benefits of the proposed transaction between First Busey and Banc Ed will not be realized or will not be realized within the expected time period;

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  the risk that integration of operations of Banc Ed with those of First Busey will be materially delayed or will be more costly or difficult than expected;

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  the inability to complete the proposed transaction due to the failure of the required stockholder approval;

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  the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals;

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  the failure of the proposed transaction to close for any other reason;

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  the potential impact of the announcement of the transaction on third party relationships, including customer relationships, and operating results;

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  the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

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  the strength of the local, state, national and international economy (including the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations);

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  customer acceptance of the combined company's products and services;

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  changes in state and federal laws, regulations and governmental policies concerning First Busey's and Banc Ed's general business;

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  changes in interest rates and prepayment rates of First Busey's and Banc Ed's assets;

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  increased competition in the financial services sector and the inability to attract new customers;

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  changes in technology and the ability to develop and maintain secure and reliable electronic systems;

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  the loss of key executives or employees;

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  changes in consumer spending;

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  unexpected results of acquisitions, including the acquisition of Banc Ed;

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  unexpected outcomes of existing or new litigation involving First Busey or Banc Ed;

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  the economic impact of any future terrorist threats or attacks;

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  the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and

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  changes in accounting policies and practices.

        These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning First Busey and its business, including additional factors that could materially affect First Busey's financial results, are included in First Busey's filings with the SEC.

NON-GAAP FINANCIAL INFORMATION

        This proxy statement/prospectus contains certain financial information determined by methods other than in accordance with GAAP. These measures include tangible assets and tangible common stockholders' equity. First Busey's management uses these non-GAAP measures, together with the related GAAP measures, to analyze First Busey's performance and to make business decisions. Management also uses these measures for peer comparisons.

        A reconciliation to what First Busey's management believes to be the most direct compared GAAP financial measures appears in the tables below. First Busey believes each of the adjusted measures is useful for investors and management to understand the effects of certain non-interest items and provides additional perspective on First Busey's performance over time as well as comparison to First Busey's peers.

        These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates.

Reconciliation of Non-GAAP Financial Measures—Tangible assets and tangible common stockholders' equity

	As of or for the six months ended June 30,		As of or for the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(dollars in thousands)
Total Assets	$7,775,544	$5,531,367	$7,860,640	5,425,170	3,998,976	3,655,607	3,539,575
Less:
Goodwill and other intangible assets	(303,407)	(118,887)	(308,073)	(121,276)	(32,942)	(27,373)	(30,257)

Tangible assets	$7,472,137	$5,412,480	$7,552,567	$5,303,894	$3,966,034	$3,638,234	$3,509,318

Total common stockholders' equity	$957,182	$613,115	$935,003	$594,314	$373,186	$360,975	$342,700
Less:
Goodwill and other intangible assets	(303,407)	(118,887)	(308,073)	(121,276)	(32,942)	(27,373)	(30,257)
Tax effect of other intangible assets	9,288	6,435	11,039	7,377	2,967	2,669	3,908

Tangible common stockholders' equity	$663,063	$500,663	637,969	480,415	343,211	336,271	316,351

INFORMATION ABOUT THE SPECIAL MEETING OF BANC ED STOCKHOLDERS

Purpose

        Banc Ed stockholders are receiving this proxy statement/prospectus because on October 23, 2018, the record date for the special meeting of stockholders to be held on November 27, 2018, at 3:00 pm, local time, at Comfort Inn, 3080 S. State Route 157, Edwardsville, Illinois 62025, they owned shares of the common stock of Banc Ed, and the board of directors of Banc Ed is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. Copies of this proxy statement/prospectus began to be mailed to holders of Banc Ed common stock on October 23, 2018, and is accompanied by a proxy card for use at the special meeting and at any adjournment(s) of the meeting.

        At the special meeting, the Banc Ed board of directors will ask you to vote upon the following:

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  a proposal to approve the merger agreement and the transactions contemplated therein; and

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  a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

        When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.

        If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement and the transactions contemplated therein.

Record date, quorum and vote required

        The record date for the Banc Ed special meeting is October 23, 2018. Banc Ed's stockholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were 816,916 shares of Banc Ed common stock outstanding and entitled to vote at the special meeting. The outstanding shares are held by approximately 247 holders of record.

        The presence, in person or by proxy, of a majority of the shares of Banc Ed common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the special meeting. Each share of Banc Ed common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the special meeting.

        To determine the presence of a quorum for the special meeting, Banc Ed will also count as present the shares of Banc Ed common stock present in person but not voting, and the shares of common stock for which Banc Ed has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions. Broker non-votes are not counted as present for the purposes of determining quorum. Based on the number of shares of Banc Ed common stock outstanding as of the record date, at least 408,459 shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

        Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Banc Ed common stock entitled to vote, represented in person or by proxy. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the adjournment proposal, although they may prevent Banc Ed from obtaining a quorum and require Banc Ed to adjourn the special meeting to solicit additional proxies.

        As of the record date for the special meeting, Banc Ed's directors and executive officers beneficially owned a total of 427,533 shares, or approximately 52.34% of the outstanding shares, of Banc Ed common stock. These individuals have entered into a written agreement with First Busey that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations.

How to vote your shares

        If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to each matter brought before the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the Banc Ed board of directors recommends and will be voted "FOR" approval of the merger agreement and the transactions contemplated therein and "FOR" the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.

        You should not send any stock certificates with your proxy card. If the merger is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Shares held in "street name"

        If you hold shares in "street name" with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as "broker non-votes" and are not counted in the vote by stockholders or for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote against the merger proposal but will not affect the adjournment proposal.

        We therefore encourage you to provide directions to your broker, bank or other fiduciary as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. Your broker, bank or other fiduciary may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other fiduciary that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other fiduciary, you must contact your broker, bank or other fiduciary. If you want to vote your shares of Banc Ed common stock held in street name in person at the special meeting, you will need to obtain a written proxy in your name from your broker, bank or other fiduciary.

Revocability of proxies

        You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of Banc Ed in writing before your Banc Ed common stock has been voted at the special meeting, deliver a later dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

        All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: The Banc Ed Corp., Attn: Corporate Secretary, 330 West Vandalia, Edwardsville, Illinois 62025. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

Proxy solicitation

        Banc Ed will pay the costs associated with the solicitation of proxies for the special meeting. Banc Ed will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Banc Ed. In addition to the solicitation of proxies by mail, directors, officers and employees of Banc Ed may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

THE BANC ED PROPOSALS

Proposal 1—Approval of the Merger Agreement

        At the Banc Ed special meeting, stockholders of Banc Ed will be asked to approve the merger agreement, pursuant to which Banc Ed will merge with and into First Busey, and the transactions contemplated therein. Stockholders of Banc Ed should read this proxy statement/prospectus carefully and in its entirety, including the Appendices, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

        For the reasons discussed in this proxy statement/prospectus, the board of directors of Banc Ed unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of Banc Ed and its stockholders, and unanimously adopted and approved the merger agreement. The board of directors of Banc Ed unanimously recommends that Banc Ed stockholders vote "FOR" approval of the merger proposal.

 Proposal 2—Adjournment of the Special Meeting

        If, at the Banc Ed special meeting, the number of shares of Banc Ed common stock cast in favor of the merger agreement is insufficient to approve the merger agreement and the transactions contemplated therein, Banc Ed intends to move to adjourn the Banc Ed special meeting in order to enable the board of directors of Banc Ed to solicit additional proxies for approval of the merger proposal. In this proposal, Banc Ed is asking its stockholders to authorize the holder of any proxy solicited by the board of directors of Banc Ed, on a discretionary basis, to vote in favor of adjourning the Banc Ed special meeting to another time and place for the purpose of soliciting additional proxies.

        The board of directors of Banc Ed unanimously recommends a vote "FOR" the adjournment proposal.

THE MERGER

        This section of the proxy statement/prospectus describes material aspects of the merger. While First Busey and Banc Ed believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Appendices and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The agreement and plan of merger attached hereto as Appendix A, not this summary, is the legal document which governs the merger.

General

        The Banc Ed board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Banc Ed common stock for use at the Banc Ed special meeting of stockholders, at which Banc Ed stockholders will be asked to approve the merger agreement and thereby approve the merger. When the merger is completed, Banc Ed will merge with and into First Busey and will cease to exist, which will result in TheBANK being a wholly-owned subsidiary of First Busey. The merger is anticipated to be completed in the fourth quarter of 2018 or early in the first quarter of 2019. At a date following the completion of the merger, First Busey intends to merge TheBANK with and into Busey Bank, with Busey Bank as the surviving bank. At such time, TheBANK's banking offices will become banking offices of Busey Bank. Until the banks are merged, First Busey will own and operate TheBANK and Busey Bank as separate bank subsidiaries.

        If the merger is completed, each share of Banc Ed common stock issued and outstanding immediately prior to the effective time (other than any shares owned by First Busey or Banc Ed, and other than any dissenting shares) will be converted into the right to receive $111.53 in cash and 8.2067 shares of First Busey common stock, with cash paid in lieu of fractional shares. Shares of Banc Ed common stock held by Banc Ed stockholders who elect to exercise their dissenters' rights will not be converted into merger consideration.

Background of the merger

        As part of its ongoing consideration and evaluation of its long-term prospects and strategies, Banc Ed's board of directors and senior management regularly review and assess Banc Ed's business strategies and objectives, including strategic opportunities and challenges, and considered various strategic options potentially available, with the goal of enhancing value for Banc Ed's stockholders. These strategic discussions have focused on, among other things, the business, competitive and regulatory environment facing financial institutions generally and Banc Ed in particular, as well as conditions and ongoing consolidation in the financial services industry. In addition, members of Banc Ed's board of directors and senior management have received, from time to time, informal inquiries from representatives of other financial institutions about potential business combinations and Banc Ed's board of directors has been regularly updated regarding these contacts.

        In connection with the periodic review of its strategic alternatives, Banc Ed's board of directors has met periodically over recent years to receive updates from one of Banc Ed's outside financial advisors, including Sandler O'Neill & Partners L.P. (which we refer to as "Sandler O'Neill"), relating to the bank industry, in general, and bank mergers and acquisitions activity in particular. In recent years, Banc Ed reviewed several potential acquisition opportunities, but for various reasons did not consummate any of them. Banc Ed's board of directors also discussed Banc Ed's strategic options to enhance or improve stockholder value, including remaining independent while continuing to execute its strategic plan, and also considering a potential sale of the organization with its respective advantages and disadvantages.

        Similarly, First Busey's executive team and board of directors also regularly and actively consider First Busey's business and strategic direction. While remaining committed to its core organic growth strategy, First Busey has explored opportunities to growth through strategic acquisitions in more densely populated markets in the Midwestern United States. In this regard, First Busey most recently acquired First Community Financial Partners, Inc., based in Joliet, Illinois, on July 2, 2017 and Mid Illinois Bancorp, Inc., based in Peoria, Illinois, on October 1, 2017. As part of its growth strategy, First Busey maintains contact with companies that it believes could enhance its core growth strategy through strategic partnerships. First Busey's executive management gains knowledge of potential partnerships through independent research and by regularly meeting from time to time with financial advisors, including representatives from FIG Partners, LLC (which we refer to as "FIG"), to discuss various trends in the industry, the merger and acquisition market and particular financial institutions that could be strategic partners to further First Busey's growth strategy. These discussions also include evaluations of different opportunities to expand First Busey's presence in its existing markets, such as the greater St. Louis area. The executive management team regularly reported such information to the full board of directors to keep the directors properly knowledgeable and informed on First Busey's strategic alternatives.

        Several of First Busey's executives and officers have knowledge of the St. Louis market due to the proximity of the markets in which First Busey and Banc Ed operate and are familiar with many of the business people who live or work in those markets. In late 2017, Van A. Dukeman, President and Chief Executive Officer of First Busey, reached out to R.L. Plummer, Chairman of the Board of TheBANK, to discuss their respective organizations. Mr. Dukeman travelled to Edwardsville, Illinois, with Robin N. Elliott, Chief Operating Officer and Chief Executive Officer of First Busey, to meet with Mr. Plummer, who introduced Messrs. Dukeman and Elliott to Banc Ed's board of directors. The parties met regarding their respective businesses, cultures and operating philosophies, the general banking environment and Banc Ed's general ongoing strategy.

        Through mid 2018, the parties continued to discuss generally their respective businesses, the current state of the banking industry and challenges faced by banks in the general economic and regulatory environment. During this time, Banc Ed's board also reviewed financial analyses provided by representatives of Sandler O'Neill, which included a financial overview of First Busey and other financial institutions who may have an interest in pursuing a transaction with Banc Ed. In particular, Sandler O'Neill reviewed their likelihood of interest, financial capacity and perceived potential to obtain required regulatory approvals. The Banc Ed board, after thoroughly considering a number of factors including those included in "—Banc Ed's reasons for the merger and recommendation of the board of directors," and after carefully reviewing and considering the trade-offs of holding a competitive auction versus a negotiated sale, determined it was in the best interests of Banc Ed's stockholders to continue exploring a potential combination with First Busey. During early June 2018, representatives from Banc Ed, Sandler O'Neill and First Busey engaged in preliminary discussions outlining the broad terms of a potential combination.

        First Busey prepared and submitted a written non-binding indication of interest to Banc Ed on June 15, 2018 which provided for proposed merger consideration of 7.6271 shares of First Busey common stock and $105.78 cash consideration per share of Banc Ed common stock. The proposed consideration was contingent upon a number of factors, including the results of First Busey's due diligence of Banc Ed's organization. Banc Ed held a meeting of its board of directors on June 18, 2018 to discuss the terms of the indication of interest and other related business and legal issues. Representatives of First Busey attended a portion of this meeting, reviewed their indication of interest and held a question and answer session. Representatives from Sandler O'Neill were also present at the meeting and reviewed (i) the financial terms of First Busey's proposed offer included in the indication of interest, (ii) the range of projected book and earnings multiples applicable to Banc Ed represented by these financial terms and (iii) the potential financial impact of the proposed transaction with First

Busey. Furthermore, the Banc Ed board reviewed in detail possible next steps including an overview of the due diligence process. Subsequently, Banc Ed retained Howard & Howard as its legal counsel for the potential transaction on June 24, 2018, formally engaged Sandler O'Neill as its financial advisor on June 29, 2018 and directed representatives of Sandler O'Neill, with the support of Banc Ed management and outside legal counsel, to attempt to continue to negotiate with First Busey and attempt to enhance the level of merger consideration.

        The parties entered into a mutual confidentiality agreement on June 23, 2018. Over the next several weeks, Banc Ed provided First Busey's executive team with confidential due diligence materials through a virtual data room. Between late June 2018 and late August 2018, First Busey performed its due diligence review of the financial condition and operations of Banc Ed and TheBANK, Banc Ed's and TheBANK's material agreements and other information concerning Banc Ed and TheBANK.

        Informed by initial due diligence and the written non-binding indication of interest, on July 16, 2018, First Busey and Barack Ferrazzano provided Banc Ed and Howard & Howard with an initial draft merger agreement for the proposed transaction. Over the course of the following weeks, the parties and their respective legal advisors exchanged drafts of the merger agreement and worked toward finalizing the terms of the transaction, due diligence issues requiring resolution prior to execution of a definitive agreement, treatment of Banc Ed's benefit plans, terms of representations and warranties for both sides, covenants for both sides and termination rights and fees. In addition, each party prepared, distributed and prepared to finalize a set of disclosure schedules listing certain supplemental information and exceptions to the representations and warranties contained in the merger agreement. While negotiating the merger agreement, the parties and their representatives continued to conduct ongoing, reciprocal comprehensive due diligence regarding the business, operations and markets of the other party.

        During this time, Banc Ed and First Busey and their respective financial advisors continued to negotiate the terms of the merger consideration. First Busey provided Banc Ed with a revised oral non-binding indication of interest on August 10, 2018. The revised oral non-binding indication of interest provided for a proposed merger consideration of 8.1066 shares of First Busey common stock and $110.17 cash consideration per share of Banc Ed common stock. The Banc Ed board of directors instructed representatives of Sandler O'Neill to have further discussions with First Busey and representatives of FIG upon receiving the revised oral non-binding indication of interest. On August 14, 2018, First Busey provided Banc Ed with its final oral non-binding indication of interest. The First Busey final indication of interest provided for a proposed merger consideration of 8.2067 shares of First Busey common stock and $111.53 cash consideration per share of Banc Ed common stock.

        On August 17, 2018, members of Banc Ed's senior management and its advisors held telephonic interviews with a number of members of First Busey's executive management to discuss First Busey's current operations, financial condition and prospects. In addition, Banc Ed and its advisors reviewed information about First Busey that was publicly available, including reports and other materials filed with the SEC.

        On August 21, 2018, Banc Ed's legal and financial advisors distributed to the Banc Ed board of directors (i) a substantially final, negotiated version of the merger agreement and related exhibits, (ii) a financial presentation prepared by representatives of Sandler O'Neill providing an overview of Banc Ed and the financial terms of the proposed acquisition and (iii) draft board resolutions prepared by Howard & Howard approving the merger with First Busey. The Banc Ed board of directors received a full report from its outside advisors. Howard & Howard discussed again the fiduciary obligations of Banc Ed's directors in considering a sale or merger of the company and answered director questions on the topic. Howard & Howard also provided a comprehensive review of the proposed merger agreement. Various provisions of the merger agreement were discussed and director questions regarding the merger agreement were asked and answered.

        Representatives of Sandler O'Neill presented its financial analysis, which included a review of the fairness opinion process, a summary of the financial terms of the proposed merger, including the merger consideration, valuation multiples of the merger consideration compared to precedent transactions, pro forma analyses and transaction analyses. At the end of its presentation, Sandler O'Neill delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of August 21, 2018, and based on the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill as set forth in its opinion, the merger consideration per share was fair to the common stockholders of Banc Ed from a financial point of view.

        The Banc Ed board of directors engaged in a detailed and extensive discussion of the merger agreement, the financial analyses and the fairness opinion. The Banc Ed Board considered the valuation of Banc Ed as a stand-alone entity and discussed the attributes of First Busey's common stock, including its recent market performance, its dividend payout ratio, its trading volume and its relative valuation compared to its peers. The Board also discussed First Busey's commitment to community banking and its business culture and philosophy. Following extensive discussion and questions and answers, including consideration of the factors described under "—Banc Ed's reasons for the merger and recommendation of the board of directors," Banc Ed's board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of Banc Ed and its stockholders and authorized Banc Ed's management to execute and deliver the merger agreement.

        On August 21, 2018, First Busey's board of directors also held a special meeting to discuss the proposed transaction and to review the final terms of merger agreement. Mr. Dukeman provided an overview of the process that led to the transaction. Representatives of Barack Ferrazzano reviewed in detail the terms of the agreement and also discussed a possible timetable for the transaction based on final approval of the agreement, as well as other legal issues including the board's fiduciary duties owed to the First Busey stockholders. Management also reported to the board the results of First Busey's due diligence investigation of Banc Ed. Further, representatives of FIG reviewed with the board of directors its analysis of the financial terms contained in the merger agreement. The board discussed the advantages and rationales for proceeding with the transaction and determined that it was in the best interests of First Busey's stockholders to proceed with the transaction on the terms provided in the merger agreement. Based on this and its previous discussions, the First Busey board of directors unanimously approved the merger agreement and the issuance of shares contemplated in the agreement. Representatives of First Busey reported the board's actions to Banc Ed's representatives following the meeting.

        After their respective board meetings, on the afternoon of August 21, 2018, Banc Ed and First Busey executed the merger agreement and, on the morning of August 22, 2018, issued a joint press release announcing the transaction.

Banc Ed's reasons for the merger and recommendation of the board of directors

        Banc Ed's board of directors believes that the merger is advisable to its stockholders. Accordingly, Banc Ed's board of directors has approved the merger agreement and recommends that Banc Ed's common stockholders vote "FOR" the approval of the merger agreement.

        In reaching its decision to approve the merger agreement, Banc Ed's board of directors consulted with Banc Ed's outside legal counsel and Banc Ed's financial advisor regarding the merger and considered a variety of factors, including the following:

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  the Banc Ed board of directors' familiarity with and review of Banc Ed's business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth, development, productivity and profitability;

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  the current and prospective environment in which Banc Ed operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally, and the trend toward consolidation in the financial services industry;

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  Banc Ed's belief that Banc Ed needs to grow to be in a position to deliver a competitive return to its stockholders;

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  the Banc Ed board of directors' review, with the assistance of Banc Ed's legal and financial advisors, of strategic alternatives to the merger, including the possibility of remaining independent;

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  the low comparative valuation of Banc Ed shares versus those of publicly traded companies;

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  the likelihood that acquisition opportunities for Banc Ed as a buyer are limited due to the low comparative valuation of Banc Ed shares;

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  the likelihood that acquisition opportunities for Banc Ed as a buyer are limited since Banc Ed prefers to use cash in acquisitions and potential targets within Banc Ed's market area prefer a share for share exchange resulting in a tax-free exchange;

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  the likelihood that acquisition opportunities for Banc Ed as a buyer are at prices that do not make sense for Banc Ed, or have clearly expressed a strong desire to remain independent for the foreseeable future;

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  the Banc Ed board of directors' review, based in part on presentations by Banc Ed's management and advisors and on the due diligence performed in connection with the transaction, of First Busey's business, financial condition, results of operations and management; the recent performance of First Busey's common stock on both a historical and prospective basis; the strategic fit between the parties; the potential synergies expected from the merger; and the business risks associated with the merger;

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  the expectation that the merger will provide holders of Banc Ed common stock with the opportunity to receive a substantial premium over recent valuations and trading prices for their shares, an actively traded stock on the Nasdaq Stock Market, immediate liquidity because of the cash portion of the consideration and that the exchange of First Busey common stock for Banc Ed common stock will be tax-free for federal income tax purposes;

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  the expected pro forma financial impact of the transaction, factoring anticipated cost savings and other factors, on both Banc Ed common stockholders and First Busey common stockholders;

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  the prospects for continuation of First Busey's regular quarterly dividend rate, which is currently $0.20 per share of common stock, when compared to Banc Ed's regular quarterly dividend rate, which is currently $1.10 per share of common stock. Based on the exchange ratio of 8.2067 and First Busey's regular quarterly dividend rate remains unchanged, the equivalent quarterly dividend to be paid to holders of Banc Ed common stock is $1.64 per share;

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  the expectation that the historical liquidity of First Busey common stock will offer Banc Ed common stockholders the opportunity to participate in the growth and opportunities of First

    Busey by retaining their First Busey common stock following the merger, or to exit their investment, should they prefer to do so;

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  the Banc Ed board of directors' review with Banc Ed's legal advisors of the non-solicitation and termination provisions of the merger agreement, the flexibility of the Banc Ed board of directors to consider unsolicited proposals from other institutions after the execution of the merger agreement, and the $11.52 million termination fee in favor of First Busey in the event the merger agreement is terminated under certain specified circumstances;

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  the opinion, dated August 21, 2018, to Banc Ed's board of directors of Sandler O' Neill, financial advisor to Banc Ed, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler as set forth in its opinion, the per share merger consideration was fair to holders of Banc Ed common stock from a financial point of view, as more fully described under "Opinion of Banc Ed's financial advisor";

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  the similarity between Banc Ed's and First Busey's management philosophies, approaches and commitments to the communities, customers and stockholders they each serve and their respective employees;

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  the impact of the merger on depositors, customers and communities served by Banc Ed and the expectation that the combined entity will continue to provide quality service to the communities and customers currently served by Banc Ed; and

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  the effects of the merger on Banc Ed's employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by First Busey.

The Banc Ed board of directors also considered potential risks relating to the merger, including but not limited to the following:

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  the need to obtain regulatory approvals to complete the merger;

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  the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Banc Ed's business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

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  the merger agreement provisions generally requiring Banc Ed to conduct its business in the ordinary course and the other restrictions on the conduct of Banc Ed's business prior to completion of the merger, which may delay or prevent Banc Ed from undertaking business opportunities that may arise pending completion of the merger;

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  First Busey could experience a decrease in profitability or regulatory pressure that would force it to reduce its dividends from historical levels;

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  expected benefits and synergies sought in the merger, including cost savings and First Busey's ability to successfully market its financial products to Banc Ed's customers, may not be realized or may not be realized within the expected time period;

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  the challenges of integrating the businesses, operations and employees of Banc Ed and First Busey;

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  certain provisions of the merger agreement prohibit Banc Ed from soliciting, and limit its ability to respond to, proposals for alternative transactions;

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  Banc Ed's obligation to pay to First Busey a termination fee of $11.52 million if Banc Ed recommends or accepts an alternative acquisition proposal may deter others from proposing an alternative transaction that may be more advantageous to Banc Ed's common stockholders;

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  the possible effects on Banc Ed should the parties fail to complete the merger, including the possible effects on Banc Ed's common stock and the associated business and opportunity costs;

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  that Banc Ed's directors and executive officers have interests in the merger that are different from or in addition to those of its common stockholders generally, as described in the section entitled "Interests of certain persons in the merger"; and

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  the other risks described in the section entitled "Risk Factors" beginning on page 18 and the risks of investing in First Busey common stock identified in the Risk Factors sections of First Busey's periodic reports filed with the SEC and incorporated by reference herein.

        The foregoing discussion of the information and factors considered by the Banc Ed board of directors is not intended to be exhaustive, but includes the material factors considered by the Banc Ed board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Banc Ed board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Banc Ed board of directors considered all these factors as a whole, including discussions with, and questioning of Banc Ed's management and Banc Ed's independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        The board of directors of Banc Ed unanimously recommends that you vote "FOR" approval of the merger agreement and the transactions contemplated therein and "FOR" approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. Banc Ed stockholders should be aware that Banc Ed's directors and executive officers have interests in the merger that are different from, or in addition to, those of other Banc Ed stockholders. The Banc Ed board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the stockholders of Banc Ed. See "The Merger—Interests of certain persons in the merger."

        This summary of the reasoning of Banc Ed's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Special Notes Concerning Forward-Looking Statements."

Opinion of Banc Ed's financial advisor

        Banc Ed retained Sandler O'Neill to act as financial advisor to Banc Ed's board of directors in connection with Banc Ed's consideration of a possible business combination. Banc Ed selected Sandler O'Neill as its financial advisor because Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Banc Ed in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 21, 2018 meeting at which Banc Ed's board of directors considered the merger agreement, Sandler O'Neill delivered to the board its oral opinion, which was subsequently confirmed in writing on August 21, 2018, to the effect that, as of such date, the per share merger consideration was fair to the holders of Banc Ed common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix D to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Banc Ed common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to Banc Ed's board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any stockholder of Banc Ed as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the per share merger consideration to the holders of Banc Ed common stock and did not address the underlying business decision of Banc Ed to engage in the merger, the form or structure of the merger or the other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Banc Ed or the effect of any other transaction in which Banc Ed might engage. Sandler O'Neill also did not express any opinion as to the amount of compensation to be received in the merger by any officer, director, or employee of Banc Ed or First Busey, or class of such persons, if any, relative to the amount of compensation to be received by any other stockholder. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:

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  a draft of the merger agreement, dated August 21, 2018;

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  certain publicly available financial statements and other historical financial information of Banc Ed that Sandler O'Neill deemed relevant;

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  certain publicly available financial statements and other historical financial information of First Busey that Sandler O'Neill deemed relevant;

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  certain internal financial projections for Banc Ed for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Banc Ed;

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  publicly available consensus mean analyst earnings per share estimates for First Busey for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus mean analyst estimated long-term earnings per share growth rate for the years thereafter, as well as publicly available consensus mean analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years thereafter;

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  the pro forma financial impact of the merger on First Busey based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of First Busey (which we refer to as the "Pro Forma Assumptions");

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  the publicly reported historical price and trading activity for First Busey common stock, including a comparison of certain stock market information for First Busey common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

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  a comparison of certain financial information for Banc Ed and First Busey with similar financial institutions for which information is publicly available;

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  the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

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  the current market environment generally and the banking environment in particular; and

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  Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of Banc Ed the business, financial condition, results of operations and prospects of Banc Ed and held similar discussions with certain members of senior management of First Busey and its representatives regarding the business, financial condition, results of operations and prospects of First Busey.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Banc Ed or First Busey or their respective representatives, or that was otherwise reviewed by Sandler O'Neill and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill further relied on the assurances of the respective senior managements of Banc Ed and First Busey that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Banc Ed or First Busey, or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Banc Ed or First Busey. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Banc Ed or First Busey, or the combined entity after the merger, and Sandler O'Neill did not review any individual credit files relating to Banc Ed or First Busey. Sandler O'Neill assumed, with Banc Ed's consent, that the respective allowances for loan losses for both Banc Ed and First Busey were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for Banc Ed for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Banc Ed. In addition, Sandler O'Neill used publicly available consensus mean analyst earnings per share estimates for First Busey for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus mean analyst estimated long-term earnings per share growth rate for the years thereafter, as well as publicly available consensus mean analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years thereafter. Sandler O'Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of First Busey. With respect to the foregoing information, the respective senior managements of Banc Ed and First Busey confirmed to Sandler O'Neill that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Banc Ed and First Busey, respectively, and the other matters covered thereby, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Banc Ed or First Busey since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to Sandler O'Neill's analysis that Banc Ed and First Busey would remain as going concerns for all periods relevant to Sandler O'Neill's analysis.

        Sandler O'Neill also assumed, with Banc Ed's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Banc Ed, First Busey or the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Banc Ed's consent, Sandler O'Neill relied upon the advice that Banc Ed received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sandler O'Neill's opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of the date thereof. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading value of First Busey common stock at any time or what the value of First Busey common stock would be once it is actually received by the holders of Banc Ed common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to Banc Ed's board of directors, but is a summary of the material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Banc Ed or First Busey and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Banc Ed and First Busey and the companies to which they were compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the per share merger consideration to the holders of Banc Ed common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Banc Ed, First Busey, and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Banc Ed's board of directors at its August 21, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Banc Ed common stock or First Busey common stock or the prices at which Banc Ed or First Busey common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by Banc Ed's board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Banc Ed's board of directors with respect to the fairness of the merger.

        Summary of Proposed Merger Consideration and Implied Transaction Metrics.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Sandler O'Neill calculated an implied purchase price per share of $368.48, or an aggregate implied transaction value of approximately $301.0 million consisting of the sum of (i) the implied value of 8.2067 shares of First Busey common stock based on the closing price of First Busey common stock on August 20, 2018 plus (ii) $111.53. Based upon financial information for Banc Ed as of or for the most recent available completed quarter ("MRQ") ended June 30, 2018, and internal financial projections for Banc Ed for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Banc Ed, Sandler O'Neill calculated the following implied transaction metrics:

Transaction Value / Last Twelve Month Earnings	23.0x
Transaction Value / Estimated 2018 Earnings(1)	19.0x
Transaction Value / Estimated 2019E Earnings(1)	20.4x
Transaction Value / June 30, 2018 Book Value	157%
Transaction Value / June 30, 2018 Tangible Book Value	162%
Transaction Value / Core Deposits (Excludes time deposits greater than $100k)(2)	8.2%
Transaction Value / Core Deposits (Excludes time deposits greater than $250k)(3)	7.5%

(1)
As provided by Banc Ed senior management

(2)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000

(3)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $250,000

        Stock Trading History.    Sandler O'Neill reviewed the historical publicly reported trading price of First Busey common stock for the three-year period ended August 20, 2018. Sandler O'Neill then compared the relationship between the movements in the price of First Busey common stock to movements in First Busey's peer group (as described below) as well as certain stock indices.

First Busey's Three-Year Stock Performance

	Beginning Value August 20, 2015	Ending Value August 20, 2018
First Busey	100%	164.4%
NASDAQ Bank Index	100%	153.1%
First Busey Peer Group	100%	174.8%

        Comparable Company Analyses.    Sandler O'Neill used publicly available information to compare selected financial information for Banc Ed with a group of financial institutions selected by Sandler O'Neill. Banc Ed peer group included 15 United States banks headquartered in the continental 48 states with securities publicly traded on major United States exchanges and assets between $500 million and $5.0 billion and Loan / Deposit Ratio Under 70%, but excluded targets of announced merger transactions, Meta Financial Group, Inc. and Live Oak Bancshares, Inc. (which we refer to as "Banc Ed Peer Group"). Banc Ed Peer Group consisted of the following companies:

Century Bancorp, Inc.	Bancorp, Inc.
Merchants Bancorp	Republic First Bancorp, Inc.
MidSouth Bancorp, Inc.	Ames National Corporation
MBT Financial Corp.	National Bankshares, Inc.
Oak Valley Bancorp	Landmark Bancorp, Inc.
Citizens Holding Company	Auburn National Bancorporation, Inc.
First Capital, Inc.	American River Bankshares
First US Bancshares, Inc.

        The analysis compared publicly available financial information for Banc Ed with corresponding data for Banc Ed Peer Group as of or for the twelve months ended June 30, 2018 (unless otherwise indicated), with pricing data as of August 20, 2018. The table below sets forth the data for Banc Ed and the high, low, mean, and median data for Banc Ed Peer Group.

Banc Ed Comparable Company Analysis

	Banc Ed	Banc Ed Peer Group High	Banc Ed Peer Group Low	Banc Ed Peer Group Mean	Banc Ed Peer Group Median
Total Assets ($ millions)	1,853	4,898	634	1,813	1,267
Loans / Deposits	56.6%	69.5%	39.7%	60.6%	61.7%
Non-Performing Assets(1) / Total Assets	0.14%	4.03%	0.03%	0.65%	0.42%
Tangible Common Equity / Tangible Assets	10.1%	14.3%	5.6%	9.3%	9.0%
Tier 1 Risk Based Capital Ratio	17.5%	23.0%	10.6%	16.1%	16.6%
Total Risk Based Capital Ratio	18.6%	23.9%	11.4%	17.0%	17.6%
YTD Return on Average Assets	0.85%	1.74%	(0.03)%	0.89%	1.03%
YTD Return on Average Tangible Common Equity	8.3%	17.6%	(1.8)%	9.8%	10.6%
YTD Net Interest Margin	2.59%	5.23%	2.18%	3.38%	3.30%
YTD Efficiency Ratio	70.7%	86.1%	34.1%	65.5%	65.1%
Stock Price / Tangible Book Value	—	221%	91%	170%	179%
Stock Price / YTD Annualized Earnings Per Share	—	22.4x	12.3x	15.9x	15.4x
Stock Price / Mean Consensus Analyst 2018E Earnings Per Share	—	37.1x	12.5x	18.6x	15.8x
Stock Price / Mean Consensus Analyst 2019E Earnings Per Share	—	28.9x	11.1x	16.7x	15.8x
Current Dividend Yield	—	4.1%	0.0%	1.7%	1.3%
Market Capitalization ($ millions)		761	69	278	250

(1)
Excluded restructured loans.

        Sandler O'Neill used publicly available information to perform a similar analysis for First Busey by comparing selected financial information for First Busey with a group of financial institutions selected by Sandler O'Neill. The First Busey peer group included 12 United States banks with securities publicly traded on major United States exchanges and assets between $4.0 billion and $10.0 billion (which we refer to as the "First Busey Peer Group"). The First Busey Peer Group consisted of the following companies:

First Merchants Corporation	Park National Corporation
1st Source Corporation	Midland States Bancorp, Inc.
Enterprise Financial Services Corp	Republic Bancorp, Inc.
Byline Bancorp, Inc.	Lakeland Financial Corporation.
Great Southern Bancorp, Inc.	Community Trust Bancorp, Inc.
QCR Holdings, Inc.	Horizon Bancorp, Inc.

        The analysis compared publicly available financial information for First Busey with corresponding data for the First Busey Peer Group as of or for the twelve months ended June 30, 2018 (unless otherwise indicated), with pricing data as of August 20, 2018. The table below sets forth the data for First Busey and the high, low, mean, and median data for the First Busey Peer Group. Certain financial data prepared by Sandler O'Neill, as referenced in the table presented below, may not correspond to the data presented in First Busey's historical financial statements, as a result of the different periods, assumptions and methods used by Sander O'Neill to compute the financial data presented.

First Busey Comparable Company Analysis

	First Busey	First Busey Peer Group High	First Busey Peer Group Low	First Busey Peer Group Mean	First Busey Peer Group Median
Total Assets ($ millions)	7,776	9,735	4,077	5,546	5,036
Loans / Deposits	90.1%	120.8%	88.4%	98.6%	96.4%
Non-Performing Assets(1) / Total Assets	0.37%	1.16%	0.27%	0.55%	0.48%
Tangible Common Equity / Tangible Assets	8.7%	12.3%	7.0%	9.6%	9.4%
Tier 1 Risk Based Capital Ratio	12.4%	17.7%	9.8%	12.6%	12.4%
Total Risk Based Capital Ratio	14.4%	18.8%	11.2%	14.0%	13.8%
YTD Return on Average Assets	1.22%	1.60%	0.48%	1.20%	1.35%
YTD Return on Average Tangible Common Equity	15.5%	19.8%	6.9%	12.8%	11.8%
YTD Net Interest Margin	3.49%	4.85%	3.36%	3.86%	3.77%
YTD Efficiency Ratio	54.2%	66.0%	44.1%	56.4%	57.3%
Stock Price / Tangible Book Value	234%	296%	161%	221%	219%
Stock Price / YTD Annualized Earnings Per Share	16.5x	32.1x	14.7x	19.0x	17.1x
Stock Price / Mean Consensus Analyst 2018E Earnings Per Share	15.2x	22.5x	14.2x	16.1x	15.3x
Stock Price / Mean Consensus Analyst 2019E Earnings Per Share	13.6x	15.9x	11.5x	14.1x	14.4x
Current Dividend Yield	2.6%	3.5%	0.0%	1.8%	1.9%
Market Capitalization ($ millions)	1,527	2,414	694	1,178	966

(1)
Excluded restructured loans.

        Analysis of Precedent Transactions.    Sandler O'Neill reviewed a group of merger and acquisition transactions consisting of bank and thrift transactions where targets were headquartered in the Midwest region, announced between November 9, 2016 and August 20, 2018 with target company assets greater than $150 million and Target Loan / Deposit Ratio Less than 70% and excluded Investor Group/Bank Management, Inc. (which we refer to as the "Regional Precedent Transactions"). Sandler O'Neill also reviewed a national group of merger and acquisition transactions consisting of bank and thrift transactions announced between November 9, 2016 and August 20, 2018 with target company assets greater than $250 million and Target Loan / Deposit Ratio Less than 70% (which we refer to as the "Nationwide Precedent Transactions").

        The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
NorthWest Indiana Bancorp	AJS Bancorp Inc.
Old National Bancorp	Klein Financial Inc.
Civista Bancshares Inc.	United Community Bancorp
CNB Bank Shares Inc	Jacksonville Bancorp
Mackinac Financial Corp	First Fed of Northern MI Bancorp
Equity Bancshares Inc.	Kansas Bank Corp.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share and core deposit premium (to the extent publicly available). Sandler O'Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Regional Precedent Transactions.

	First Busey / Banc Ed(1)	Regional Precedent Transactions High	Regional Precedent Transactions Low	Regional Precedent Transactions Mean	Regional Precedent Transactions Median
Transaction value / Last twelve month earnings per share	23.0x	34.0x	15.5x	22.4x	20.2x
Transaction value / Book value per share	157%	204%	109%	145%	136%
Transaction value / Tangible book value per share	162%	236%	109%	152%	138%
Core deposit premium	8.2%	14.9%	2.0%	7.5%	6.3%

(1)
Based on 8.2067x exchange ratio and cash per share of $111.53, and First Busey share price of $31.31 as of August 20, 2018 and 816,852 shares of Banc Ed common stock outstanding.

        The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Spirit of Texas Bancshares Inc	Comanche National Corp.
Old National Bancorp	Klein Financial Inc.
Bus. First Bancshares Inc.	Richland State Bancorp Inc.
Triumph Bancorp Inc.	First Bancorp of Durango Inc.
Civista Bancshares Inc.	United Community Bancorp
CNB Bank Shares Inc	Jacksonville Bancorp
Mackinac Financial Corp	First Fed of Northern MI Bancorp
Equity Bancshares Inc.	Kansas Bank Corp.
FFP Group Inc.	Raton Capital Corp.
CB Financial Services Inc.	First WV Bancorp Inc.
CenterState Bank Corp.	HCBF Holding Co.
Triumph Bancorp Inc.	Valley Bancorp Inc.
First Foundation Inc.	Community 1st Bancorp
Mid Penn Bancorp Inc.	Scottdale Bank & Trust Company
Simmons First National Corp.	Hardeman County Investment Co.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share and core deposit premium (to the extent publicly available). Sandler O'Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Nationwide Precedent Transactions.

	First Busey / Banc Ed(1)	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions Median
Transaction value / Last twelve month earnings per share	23.0x	36.4x	14.5x	23.5x	20.1x
Transaction value / Book value per share	157%	204%	115%	157%	148%
Transaction value / Tangible book value per share	162%	236%	118%	167%	158%
Core deposit premium	8.2%	14.9%	2.9%	8.6%	7.3%

(1)
Based on 8.2067x exchange ratio and cash per share of $111.53, and First Busey share price of $31.31 as of August 20, 2018 and 816,852 shares of Banc Ed common stock outstanding.

        Net Present Value Analyses.    Sandler O'Neill performed an analysis that estimated the net present value per share of Banc Ed common stock, assuming Banc Ed performed in accordance with internal financial projections for Banc Ed for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Banc Ed. To approximate the terminal value of a share of Banc Ed common stock at December 31, 2022, Sandler O'Neill applied price to 2022 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2022 tangible book value ranging from 130% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Banc Ed common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Banc Ed common stock of $170.72 to $295.18 when applying multiples of earnings per share and $215.97 to $368.55 when applying multiples of tangible book value per share.

 Imputed Present Values per Share Based on Earnings Multiples:

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$214.69	$230.78	$246.88	$262.98	$279.08	$295.18
11.0%	206.45	221.90	237.36	252.82	268.27	283.73
12.0%	198.60	213.45	228.29	243.14	257.98	272.83
13.0%	191.12	205.39	219.65	233.91	248.18	262.44
14.0%	184.00	197.71	211.42	225.12	238.83	252.54
15.0%	177.21	190.39	203.57	216.75	229.93	243.11
16.0%	170.72	183.40	196.08	208.75	221.43	234.11

 Imputed Present Values per Share Based on Tangible Book Multiples

Discount Rate	130%	140%	150%	160%	170%	180%
10.0%	$272.15	$291.43	$310.71	$329.99	$349.27	$368.55
11.0%	261.61	280.13	298.64	317.15	335.66	354.17
12.0%	251.59	269.36	287.14	304.92	322.70	340.48
13.0%	242.03	259.11	276.20	293.28	310.36	327.44
14.0%	232.93	249.35	265.76	282.18	298.60	315.02
15.0%	224.25	240.03	255.82	271.60	287.39	303.17
16.0%	215.97	231.15	246.33	261.52	276.70	291.88

        Sandler O'Neill also considered and discussed with the Banc Ed board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O'Neill performed a similar analysis, assuming Banc Ed's earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Banc Ed common stock, applying the price to 2022 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 12.68%.

Imputed Present Values per Share Based on Earnings Multiples

Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(15.0)%	$167.47	$179.75	$192.03	$204.31	$216.59	$228.87
(10.0)%	176.14	189.14	202.15	215.15	228.15	241.15
(5.0)%	184.81	198.53	212.26	225.98	239.71	253.43
0.0%	193.48	207.92	222.37	236.82	251.26	265.71
5.0%	202.15	217.31	232.48	247.65	262.82	277.99
10.0%	210.81	226.70	242.59	258.49	274.38	290.27
15.0%	219.48	236.09	252.71	269.32	285.93	302.55

        Sandler O'Neill also performed an analysis that estimated the net present value per share of First Busey common stock, assuming that First Busey performed in accordance with publicly available consensus mean analyst earnings per share estimates for First Busey for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus mean analyst estimated long-term earnings per share growth rate for the years thereafter, as well as publicly available consensus mean analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years thereafter. To approximate the terminal value of a share of First Busey common stock at December 31, 2022, Sandler O'Neill applied price to 2022 earnings multiples ranging from 13.0x to 18.0x and multiples of December 31, 2022 tangible book value ranging from 180% to 255%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Busey common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Busey common stock of $22.86 to $38.63 when applying multiples of earnings per share and $23.99 to $41.46 when applying multiples of tangible book value per share.

Imputed Present Values per Share Based on Earnings Multiples:

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
8.0%	$28.81	$30.77	$32.74	$34.70	$36.66	$38.63
9.0%	27.69	29.58	31.46	33.34	35.23	37.11
10.0%	26.63	28.44	30.25	32.05	33.86	35.67
11.0%	25.62	27.35	29.09	30.83	32.56	34.30
12.0%	24.66	26.32	27.99	29.66	31.32	32.99
13.0%	23.74	25.34	26.94	28.54	30.14	31.74
14.0%	22.86	24.40	25.94	27.48	29.02	30.56

 Imputed Present Values per Share Based on Tangible Book Multiples

Discount Rate	180%	195%	210%	225%	240%	255%
8.0%	$30.24	$32.48	$34.73	$36.97	$39.21	$41.46
9.0%	29.07	31.22	33.37	35.52	37.67	39.83
10.0%	27.95	30.01	32.08	34.14	36.21	38.27
11.0%	26.88	28.87	30.85	32.83	34.82	36.80
12.0%	25.87	27.78	29.68	31.58	33.49	35.39
13.0%	24.91	26.74	28.57	30.40	32.23	34.05
14.0%	23.99	25.74	27.50	29.26	31.02	32.78

        Sandler O'Neill also considered and discussed with Banc Ed board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming First Busey's earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for First Busey common stock, applying the price to 2022 earnings multiples range of 13.0x to 18.0x referred to above and a discount rate of 10.51%.

Imputed Present Values per Share Based on Earnings Multiples:

Annual Estimate Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0)%	$22.66	$24.17	$25.67	$27.18	$28.68	$30.19
(10.0)%	23.81	25.41	27.00	28.59	30.19	31.78
(5.0)%	24.96	26.65	28.33	30.01	31.69	33.37
0.0%	26.11	27.88	29.66	31.43	33.20	34.97
5.0%	27.27	29.12	30.98	32.84	34.70	36.56
10.0%	28.42	30.36	32.31	34.26	36.21	38.15
15.0%	29.57	31.60	33.64	35.67	37.71	39.75

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the fourth calendar quarter of 2018. Sandler O'Neill utilized the following information and assumptions: (i) publicly available mean consensus analyst earnings per share estimates for First Busey for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus mean analyst estimated long-term earnings per share growth rate for the years thereafter, as well as publicly available consensus mean analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years thereafter; (ii) internal earnings per share projections for Banc Ed for the years ending December 31, 2018 through December 31, 2023, as provided by the senior management of Banc Ed and adjusted by First Busey and FIG based on the results of due diligence (See "Prospective financial information of Banc ED") and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by First Busey senior management. The analysis indicated that the merger could be dilutive to First Busey's estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2019 and accretive from December 31, 2020 through December 31, 2023 and dilutive to First Busey's estimated tangible book value per share at close and at December 31, 2019 & December 31, 2020 and accretive to First Busey's estimated tangible book value per share at December 31, 2021 through December 31, 2023.

        In connection with this analysis, Sandler O'Neill considered and discussed with Banc Ed board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Relationship.    Sandler O'Neill is acting as Banc Ed's financial advisor in connection with the merger and will receive a fee for such services, which fee is contingent upon the closing of the merger. At the time of announcement of the merger, Sandler O'Neill's fee was approximately $3.0 million. Sandler O'Neill also received a $450 thousand fee from Banc Ed for rendering its opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O'Neill upon closing of the merger. Banc Ed has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of Sandler O'Neill's engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O'Neill's engagement.

        Sandler O'Neill did not provide any other investment banking services to Banc Ed in the two years preceding the date of its opinion. In the two years preceding the date of Sandler O'Neill's opinion, Sandler O'Neill provided certain investment banking services to First Busey. Most recently, Sandler O'Neill acted as financial advisor to First Busey in connection with the sale of First Busey Home Mortgage Offices, which transaction closed in December 2017, and the acquisition of Mid Illinois Bancorp, Inc., which transaction closed in October 2017, as well as joint bookrunner in connection with First Busey's offer and sale of debt securities, which transactions closed in May 2017. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Banc Ed, First Busey and their respective affiliates. Sandler O'Neill may also actively trade the equity and debt securities of First Busey and its affiliates for Sandler O'Neill's own account and for the accounts of Sandler O'Neill's customers.

Prospective financial information of Banc Ed

        Banc Ed does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Banc Ed has prepared the prospective financial information set forth in this proxy statement/prospectus to present certain unaudited prospective financial information regarding Banc Ed's future operations for the years 2018 - 2023 (which we refer to in this proxy statement/prospectus as the "Banc Ed projections"). The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Banc Ed's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Banc Ed. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

        Neither Banc Ed's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        The Banc Ed projections, which were prepared by management of Banc Ed, were prepared solely for internal use and are subjective in many respects. The Banc Ed projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of Banc Ed, all of which are difficult to predict and many of which are beyond the control of Banc Ed. The Banc Ed projections reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Banc Ed can give no assurance that the Banc Ed projections and the underlying estimates and assumptions will be realized. In addition, because the Banc Ed projections cover multiple years, the information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Banc Ed projections not to be realized include, but are not limited to, risks and uncertainties relating to the business of Banc Ed, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or policies. Other factors that could cause actual results to differ are further described in the sections of this proxy statement/prospectus entitled "Risk Factors" and "Special Notes Concerning Forward-Looking Statements."

        Furthermore, the Banc Ed projections do not take into account any circumstances or events occurring after the date they were prepared, or June 30, 2018. Banc Ed can give no assurance that, had the Banc Ed projections been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither First Busey nor Banc Ed intend to, and each disclaims any obligation to, make publicly available any update or other revision to the Banc Ed projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The Banc Ed projections do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on Banc Ed of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Banc Ed projections do not take into account the effect of any possible failure of the merger to occur. None of Banc Ed, First Busey or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of Banc Ed or First Busey, or any other person, regarding First Busey's actual performance compared to the information contained in the Banc Ed projections or that projected results will be achieved.

        In light of the foregoing, and considering that the Banc Ed special meeting will be held several months after the Banc Ed projections were prepared, as well as the uncertainties inherent in any forecasted information, stockholders of Banc Ed are cautioned not to place unwarranted reliance on such information in connection with their consideration of the merger.

        Sandler O'Neill's pro forma analysis was based in part on the internal projections of Banc Ed, as adjusted by First Busey and FIG based on the results of due diligence, for net income (in thousands) of $15,794, $13,995, $16,128, $18,459, $19,956 and $21,260 for the years 2018, 2019, 2020, 2021, 2022 and 2023, respectively.

First Busey's reasons for the merger

        First Busey's board of directors believes that the merger is in the best interests of First Busey and its stockholders. In deciding to approve the merger, First Busey's board of directors after consulting with its management as well as its legal and financial advisors, considered a number of factors, including the following, which are not presented in order of priority:

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  management's view that the acquisition of Banc Ed provides an attractive opportunity to enhance First Busey's existing deposit, commercial banking and trust and investment presence in the greater St. Louis area;

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  Banc Ed's complementary relationship-oriented community banking model, and its compatibility with First Busey and its subsidiaries;

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  a review of the demographic, economic and financial characteristics of the markets in which Banc Ed operates, including existing and potential competition and history of the market areas with respect to financial institutions;

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  management's review of Banc Ed's business, operations, earnings and financial condition, including its management, capital levels and strong asset quality;

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  anticipated efficiencies to come from integrating certain of Banc Ed's operations into First Busey's existing operations in the greater St. Louis area;

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  its review and discussions with First Busey's management and Barack Ferrazzano, First Busey's legal counsel, concerning the due diligence investigation of Banc Ed;

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  management's expectation that First Busey will retain its strong capital position upon completion of the transaction;

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  the opportunity to build a greater recognition and awareness of the First Busey brand;

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  the financial presentation, dated August 21, 2018, of FIG, First Busey's financial advisor, to the First Busey board of directors;

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  the terms of the merger agreement, including the expected tax treatment and termination fee provisions, which it reviewed with First Busey's outside legal and financial advisors;

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  the potential risk of diverting management attention and resources from the operation of First Busey's business and towards the completion of the merger;

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  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Banc Ed's business, operations and workforce with those of First Busey; and

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  the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

        The above discussion of the information and factors considered by First Busey's board of directors is not intended to be exhaustive, but includes a description of material factors considered by First Busey's board. In view of the wide variety of factors considered by the First Busey board of directors in connection with its evaluation of the merger, the First Busey board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. First Busey's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of First Busey's stockholders.

Accounting treatment of the merger

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Banc Ed as of the effective time of the merger will be recorded at their respective fair values and added to those of First Busey. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of First Busey issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Banc Ed.

Material U.S. federal income tax consequences of the merger

        The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Banc Ed common stock. The summary is based upon the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

        This discussion addresses only those U.S. holders of Banc Ed common stock that hold their Banc Ed common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Banc Ed common stock in light of their individual circumstances or to holders of Banc Ed common stock that are subject to special rules, such as non-U.S. holders (as defined below) (except to the extent discussed under the subheading "Tax Implications to Non-U.S. Stockholders" below); financial institutions; investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; brokers or dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Banc Ed common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose "functional currency" is not the U.S. dollar; and holders who acquired their shares of Banc Ed common stock through the exercise of an employee stock option or otherwise as compensation.

        If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Banc Ed common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

        The parties intend for the merger to be treated as a "reorganization" for U.S. federal income tax purposes. Each of Barack Ferrazzano and Howard & Howard have delivered opinions, dated October 4, 2018, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to the effect that (i) the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) Banc Ed and First Busey will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized to Banc Ed's stockholders upon receipt of First Busey common stock in exchange for their shares of Banc Ed common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares. Additionally, it is a condition to Banc Ed's obligation to complete the merger that Banc Ed receive an opinion from Howard & Howard, dated the closing date of the merger, and it is a condition to First Busey's obligation to complete the merger that First Busey receive an opinion from Barack Ferrazzano, dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and First Busey and Banc Ed undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by First Busey and Banc Ed and upon customary factual assumptions. Neither First Busey nor Banc Ed has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

        The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of First Busey or Banc Ed. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

        Tax Consequences of the Merger.    Based upon the facts and representations contained in the representation letters received from Banc Ed and First Busey in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Barack Ferrazzano and Howard & Howard that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and accordingly, the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:

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  No gain or loss will be recognized by First Busey or Banc Ed as a result of the merger.

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  Gain (but not loss) will be recognized by U.S. holders of Banc Ed common stock who receive shares of First Busey common stock and cash in exchange for shares of Banc Ed common stock pursuant to the merger, in an amount equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any First Busey common stock received in the merger, over such U.S. holder's adjusted tax basis in the shares of Banc Ed common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of First Busey common stock, which is discussed below under "—Cash in Lieu of Fractional Shares of First Busey Common Stock.").

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  Generally, a U.S. holder's aggregate tax basis in the First Busey common stock received by such U.S. holder in the merger in exchange for its Banc Ed common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of First Busey Common Stock," will equal such U.S. holder's aggregate tax basis in the Banc Ed common stock surrendered in the merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of First Busey common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of First Busey common stock).

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  The holding period for the shares of First Busey common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of First Busey Common Stock," generally will include the holding period for the shares of Banc Ed common stock exchanged therefor.

        For purposes of calculating the gain recognized by U.S. holders of Banc Ed common stock who receive shares of First Busey common stock and cash in exchange for shares of Banc Ed common stock pursuant to the merger, the fair market value of First Busey common stock is based on the trading price of that stock on the date of the merger, rather than the methodology used in calculating the number of shares of First Busey common stock to be issued to the stockholder. In the case of any U.S. holder who acquired different blocks of Banc Ed common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of First Busey common stock received in the merger.

        Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of Banc Ed common stock for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations. All or part of the gain that a particular U.S. holder of Banc Ed common stock recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant stockholder of First Busey or (ii) such U.S. holder's percentage ownership, taking into account constructive ownership rules, in First Busey after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of First Busey common stock rather than a combination of cash and shares of First Busey common stock in the merger. This could happen, for example, because of ownership of additional shares of First Busey common stock by such holder, ownership of shares of First Busey common stock by a person related to such holder or a share repurchase by First Busey from other holders of First Busey common stock. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

        Cash in Lieu of Fractional Shares of First Busey Common Stock.    A U.S. holder who receives cash instead of a fractional share of First Busey common stock will be treated as having received the fractional share of First Busey common stock pursuant to the merger and then as having exchanged the fractional share of First Busey common stock for cash in a redemption by First Busey. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Banc Ed common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Banc Ed common stock exchanged by such U.S. Holder is greater than one year as of the effective time of the merger.

        Medicare Tax on Unearned Income.    A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her "net investment income" for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between

$125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain realized in connection with the merger.

        Backup Withholding and Information Reporting.    Payments of cash to a U.S. holder of Banc Ed common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption satisfactory to First Busey and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        A U.S. holder of Banc Ed common stock, as a result of having received First Busey common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of Banc Ed common stock who is a "significant holder" will be required to file a statement with such holder's U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth such holder's basis in the Banc Ed common stock surrendered and the fair market value of the First Busey common stock and cash received in the merger. A "significant holder" is a holder of Banc Ed common stock who, immediately before the merger, owned at least 5% of the vote or value of the outstanding stock of Banc Ed or securities of Banc Ed with a basis for federal income taxes of at least $1 million.

        Tax Implications to Non-U.S. Stockholders.    For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of Banc Ed common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of Banc Ed common stock for First Busey common stock and cash in the merger generally will not be subject to U.S. federal income taxation unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (ii) in the case of a non-U.S. holder who is an individual, such stockholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (i) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (ii) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

        This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences to you of the merger.

Regulatory approvals

        The merger cannot proceed without obtaining all requisite regulatory approvals. First Busey and Banc Ed have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Busey and Banc Ed is subject to prior approval of the Federal Reserve. First Busey submitted an application with the Federal Reserve Bank of Chicago on September 6, 2018 seeking the necessary approval.

        In reviewing that application, the Federal Reserve is required to consider the following:

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  competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger's anticompetitive effects or restraints on trade; and

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  banking and community factors, which includes an evaluation of:

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  the financial and managerial resources of First Busey, including its subsidiaries, and of Banc Ed, and the effect of the proposed transaction on these resources;

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  management expertise;

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  internal control and risk management systems;

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  the capital of Banc Ed;

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  the convenience and needs of the communities to be served; and

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  the effectiveness of Banc Ed and First Busey in combating money laundering activities.

        The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution's performance under the Community Reinvestment Act of 1977, as amended. The merger may not be completed until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

        At a date following the completion of the merger, First Busey intends to merge TheBANK with and into Busey Bank, with Busey Bank as the surviving bank. The bank merger will be subject to approval by the IDFPR and the FDIC. Busey Bank submitted applications with the IDFPR and the FDIC on September 6, 2018 seeking these approvals.

        While First Busey knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger will be obtained or obtained in a timely manner.

Interests of certain persons in the merger

        Members of the board of directors and executive officers of Banc Ed and TheBANK may have interests in the merger that are different from, or are in addition to, the interests of Banc Ed's stockholders generally. Banc Ed's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and determining to recommend to Banc Ed's stockholders to vote for adoption of the merger agreement.

        Stock Ownership.    As of September 30, 2018, Banc Ed's directors and executive officers owned, in the aggregate, 427,533 shares of Banc Ed's common stock, representing approximately 52.34% of the outstanding shares of common stock. See "Additional Information About Banc Ed—Share ownership of directors and officers and certain beneficial owners."

        Appointment to the Board of Directors of First Busey and Busey Bank.    First Busey has agreed to take all appropriate action to appoint one individual serving on the Banc Ed board of directors and mutually agreeable to the parties to the First Busey board of directors upon the effective time of the merger, and to appoint two individuals mutually agreeable to the parties to the Busey Bank board of directors, effective immediately upon the effective time of the bank merger.

        Kevin Powers Employment Agreement.    TheBANK has previously entered into an employment agreement with Kevin Powers, President and Chief Executive Officer of TheBANK, effective as of March 2, 2015. The agreement provides for an initial term through February 28, 2018 with automatic one-year renewals following the expiration of the initial term unless either party gives notice of non-renewal at least 90 days prior to the expiration of the then current term. Under the agreement, Mr. Powers is entitled to an annual base salary of $350,000, an annual bonus opportunity based on the attainment of various performance metrics, a discretionary spending account, a company provided automobile, a country club membership, certain relocation benefits, and other health and welfare benefits generally provided to executives of TheBANK. In the event that the merger results in a termination of Mr. Powers' employment by TheBANK, or by Mr. Powers for just cause, Mr. Powers will be entitled to continued base salary payments through the remainder of the term of the agreement and reimbursement of COBRA premiums (or equivalent coverage) for Mr. Powers and his wife for the period of his COBRA eligibility. For a termination occurring on December 1, 2018, we estimate that Mr. Powers would be entitled to continued base salary payments and COBRA coverage with a value of $145,286.53.

        Salary Continuation Agreements.    TheBANK has previously entered into salary continuation agreements with select employees, including each of Mr. Powers, President and Chief Executive Officer of TheBANK, Robert Parker, Chief Financial Officer of TheBANK, Paul Millard, Chief Credit Officer of TheBANK, and Rick Parks, Senior Vice President/Commercial Banking Group of TheBANK, which provide non-qualified deferred compensation following certain terminations of employment. Per the terms of the salary continuation agreements, and except as otherwise stated below, each officer is entitled to a benefit equal to three times his or her base salary at the time of termination, to be paid in equal monthly installments over a period of ten years. Each officer becomes vested in 75%, 80%, 85% and 100% of the benefits under his respective agreement upon the officer's continued employment through ages 62, 63, 64 and 65, respectively, subject to accelerated vesting upon the officer's disability or a change in control, each as defined in the respective agreement. In the case of Mr. Millard, his salary continuation agreement benefit is $20,000 less than the benefit as otherwise described above. Pursuant to a split dollar life insurance agreement that TheBANK has previously entered into with Mr. Millard, which also vests upon a change in control, as defined in the split dollar agreement, Mr. Millard's beneficiary will be entitled to a $20,000 benefit upon Mr. Millard's death whether occurring during or after his employment.

        First Busey and Banc Ed may agree to terminate the salary continuation agreements for all employees and distribute the benefits due thereunder in a single lump sum in connection with the merger. If the salary continuation agreements were terminated and liquidated as of December 1, 2018, Messrs. Powers, Parker, Millard and Parks would be entitled to receive payments in the amounts of $1,320,000, $609,300, $550,000 and $641,700, respectively, subject to possible reductions to avoid a loss of deduction and excise taxes under Sections 280G and 4999 of the Internal Revenue Code, if applicable.

        Severance Payments.    In connection with the merger, First Busey has agreed to cover any employee of Banc Ed or TheBANK immediately prior to the effective time of the merger, who is not otherwise entitled to contractual severance, change in control, or salary continuation benefits, under a severance policy. To the extent a covered employee incurs an involuntary termination within one year following the merger, such employee will generally be entitled to a severance payment equal to two weeks of base salary for each whole year of service with Banc Ed or First Busey (or their respective subsidiaries), subject to a minimum payment equal to twelve weeks of base salary and a maximum payment equal to one year of base salary. All severance payments are contingent upon the employee's execution of a general release and waiver against Banc Ed, First Busey, and their respective affiliates.

        Any employee who is a party to an employment, severance, change in control, salary continuation, or other agreement providing for contractual severance or change in control benefits may waive and relinquish his or her right to any such benefits and receive a severance payment as described above. In the event that each of Messrs. Powers, Parker, Millard and Parks were to incur an involuntary termination within one year following the merger and waived all other severance or change in control benefits, each would be entitled to a severance payment per the terms of the merger agreement of $101,538, $203,100, $153,462 and $57,588, respectively.

        Code Section 280G.    If any payments made to any employee of Banc Ed or its subsidiaries pursuant to an employment agreement, salary continuation agreement, severance policy, or any other plan or program of Banc Ed, First Busey, or their affiliates, are deemed to be "excess parachute payments," as defined by Section 280G of the Internal Revenue Code, the recipient would be subject to an excise tax equal to 20% of the amount of such payments in excess of the recipient's average compensation over the preceding five-year period, or such lesser period if the executive has not been employed by the employer for five years. Per the merger agreement, Banc Ed agreed to take necessary steps to ensure that any payments made in connection with the merger will not trigger any such excise taxes. Further, to the extent any such payments are deemed to be "excess parachute payments," and to the extent requested by First Busey, Banc Ed has agreed to seek a stockholder vote for approval of such payments prior to the effective time of the merger, in accordance with Section 280G of the Internal Revenue Code.

        Indemnification and Insurance.    Pursuant to the terms of the merger agreement, First Busey agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors' and officers' liability insurance maintained by Banc Ed and TheBANK for actions taken prior to the effective time of the merger. If a six-year term of insurance coverage is not available, the term for the insurance will be such other maximum period of time for which coverage is available at a cost not to exceed 250% of the premiums Banc Ed or TheBANK paid for its current policy term. Following the effective time, to the extent permitted by applicable law, First Busey has agreed to indemnify and hold harmless the current and former directors, officers and employees of Banc Ed and its subsidiaries for all actions taken by them prior to the effective time of the merger.

Restrictions on resale of First Busey common stock

        The shares of First Busey common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an "affiliate" of First Busey for purposes of Rule 144 under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of First Busey include individuals or entities that control, are controlled by, or are under common control with First Busey and may include the executive officers, directors and significant stockholders of First Busey.

Banc Ed stockholder dissenters' rights

        General.    The following discussion is a summary of the material statutory procedures to be followed by a holder of record of Banc Ed common stock to dissent from the merger and perfect appraisal rights. Stockholders of record of Banc Ed as of the record date may exercise appraisal rights in connection with the merger by complying with Section 262 of the DGCL. If you want to exercise appraisal rights, you should review carefully Section 262 of the DGCL and are urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL. This description is not complete and is qualified in its entirety by the full text of the relevant provision of the DGCL, which is reprinted in its entirety as Appendix B to this proxy statement/prospectus. Banc Ed stockholders seeking to exercise appraisal rights must strictly comply with this provision.

        If you are the holder of record of one or more shares of Banc Ed common stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the "fair value" of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Banc Ed stockholder awarded "fair value" for such stockholder's shares by the Delaware Chancery Court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration, and accordingly, such stockholder awarded "fair value" for their shares would not receive any shares of First Busey stock following the completion of the merger. Such fair value amount may differ from the value of the consideration that you would otherwise receive in the merger.

        Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for notice of the meeting that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes Banc Ed's notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix B. A holder of record of Banc Ed common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Appendix B carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the applicable form of merger consideration.

        How to exercise and perfect your right to dissent.    Banc Ed stockholders wishing to exercise the rights to seek an appraisal of its shares must do ALL of the following:

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  you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

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  you must deliver to Banc Ed a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting, and all demands for appraisal must reasonably inform Banc Ed of your identity and your intention to demand appraisal of your shares;

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  you must continuously hold the shares from the date of making the demand through the effective date of the merger. You will lose your appraisal rights if you transfer the shares before the effective date of the merger; and

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  you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Banc Ed stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Banc Ed common stock within the time prescribed in Section 262 of the DGCL.

        Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        Who may exercise appraisal rights.    Any holder of record of shares of Banc Ed common stock wishing to exercise appraisal rights must deliver to Banc Ed, before the vote on the adoption of the merger agreement at the special meeting at which the merger proposal will be submitted to the Banc Ed stockholders, a written demand for the appraisal of such stockholder's shares, and that stockholder must not submit a blank proxy or vote in favor of the merger proposal. A holder of shares of Banc Ed common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Banc Ed of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of Banc Ed common stock.

        Only a holder of record of shares of Banc Ed common stock is entitled to demand appraisal rights for the shares registered in that holder's name. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Banc Ed. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Banc Ed common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Banc Ed common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Banc Ed common stock as to which appraisal is sought. Where no number of shares of Banc Ed common stock is expressly mentioned, the demand will be presumed to cover all shares of Banc Ed common stock held in the name of the record owner.

        IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

        If you own shares of Banc Ed common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Banc Ed common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

  The Banc Ed Corp.
  Attn: Corporate Secretary
  330 W. Vandalia
  Edwardsville, Illinois 62026

        You should sign every communication.

        First Busey's actions after completion of the merger.    If the merger is completed, the surviving company will give written notice of the effective date of the merger within 10 days after the effective date to you if you did not vote in favor of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the merger, you have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for your shares of Banc Ed common stock, provided that you have not commenced an appraisal proceeding or joined an appraisal proceeding as a named party. Within 120 days after the effective date of the merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding a determination of the value of the shares of Banc Ed common stock held by all stockholders entitled to appraisal rights. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective date of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Banc Ed has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

        If a petition for appraisal is duly filed by you or another record holder of Banc Ed common stock who has properly exercised appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the appraisal proceedings. Where appraisal proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Banc Ed common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Banc Ed common stock at the effective time held by stockholders entitled to appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates.

        In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of the shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Banc Ed common stock is less than the per share merger consideration.

        If no party files a petition for appraisal within 120 days after the effective time, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

        The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder exercising appraisal rights is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective date of the merger, vote the Banc Ed shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Banc Ed common stock as of a record date prior to the effective date of the merger.

        If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Banc Ed stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

DESCRIPTION OF THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

        The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties First Busey and Banc Ed made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General

        The merger agreement provides for the merger of Banc Ed with and into First Busey, with First Busey as the surviving company. The merger is anticipated to be completed in the fourth quarter of 2018 or early in the first quarter of 2019. At a date following the completion of the merger, First Busey intends to merge TheBANK, Banc Ed's wholly-owned bank subsidiary, with and into Busey Bank, with Busey Bank as the surviving bank. At such time, TheBANK's banking offices will become banking offices of Busey Bank. Until the banks are merged, First Busey will own and operate TheBANK and Busey Bank as separate bank subsidiaries.

Closing and effective time

        Closing.    The closing of the merger will take place on the fifth business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See "Description of the Merger Agreement—Conditions to completion of the merger" for a more complete description of the conditions that must be satisfied prior to closing. The date of the completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date.

        Completion of the Merger.    The merger will become effective as of the date and time specified in the articles of merger that will be filed with the Nevada Secretary of State. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the effective time.

Consideration to be received in the merger

        If the merger is completed, each share of Banc Ed common stock issued and outstanding immediately prior to the effective time (other than any shares owned by First Busey or Banc Ed, and other than any dissenting shares) will be converted into the right to receive $111.53 in cash and 8.2067 shares of First Busey common stock, with cash paid in lieu of fractional shares. Shares of Banc Ed common stock held by Banc Ed stockholders who elect to exercise their dissenters' rights will not be converted into merger consideration.

        Notwithstanding the foregoing, no fractional shares of First Busey common stock will be issued in the merger. Instead, First Busey will pay to each holder of Banc Ed common stock who would otherwise be entitled to a fractional share of First Busey common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the fraction of a share to which such Banc Ed stockholder would otherwise be entitled by the weighted average closing price of First Busey common stock as reported on the Nasdaq Global Select Market over the five consecutive trading day period ending immediately preceding the closing date.

        If, prior to the effective time, there is declared (with an effective date prior to the effective time) or effected a reclassification, recapitalization, stock split (including a reverse stock split), split-up or stock dividend (including any dividend or distribution of securities convertible into First Busey or Banc Ed common stock), combination, exchange or readjustment of shares with respect to, or rights issued in respect of, First Busey common stock, the exchange ratio shall be proportionately adjusted to provide to the holders of Banc Ed common stock the same economic effect as contemplated by the merger agreement prior to such event.

        The market price of First Busey common stock will fluctuate before the completion of the merger and before holders of Banc Ed common stock receive the merger consideration to which they are entitled. Holders of Banc Ed common stock should obtain current stock price quotations for First Busey common stock and Banc Ed common stock before voting on the merger.

Voting and support agreement

        On August 21, 2018, the directors and certain officers of Banc Ed entered into a voting and support agreement with First Busey. Under this agreement, these stockholders have each agreed to vote, subject to their fiduciary duties, their respective shares of Banc Ed common stock:

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  in favor of the merger and the transactions contemplated by the merger agreement;

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  against (i) any tender or exchange offer to acquire more than 15% of the voting power of Banc Ed or TheBANK, (ii) any proposal for a merger, consolidation or other business combination involving Banc Ed or TheBANK, or (iii) any other proposal or offer to acquire more than 15% of the business, assets or deposits of Banc Ed or TheBANK; and

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  against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of Banc Ed under the merger agreement.

        Furthermore, each of these stockholders has also agreed not to sell, assign or transfer any shares of Banc Ed common stock that they own. The shares subject to the voting and support agreement represent approximately 52.34% of Banc Ed's outstanding shares of common stock as of October 15, 2018. The voting obligations under the voting and support agreement will automatically terminate upon the earlier of (i) the date of the termination of the merger agreement, (ii) the favorable vote of Banc Ed stockholders with respect to the approval of the merger agreement, (iii) the date, if any, on which First Busey publicly discloses that the board of directors of Banc Ed has determined in good faith, after consultation with outside counsel, that to, or continue to, recommend the merger agreement to Banc Ed's stockholders would result in a violation of its fiduciary duties under applicable law, or (iv) February 1, 2020. A copy of the form of voting and support agreement is attached to this proxy statement/prospectus as Appendix C.

Exchange procedures

        First Busey has engaged Computershare Trust Company, N.A. to act as its exchange agent to handle the exchange of Banc Ed common stock for the merger consideration and the payment of cash for any fractional share interests. Within two business days after the closing date, the exchange agent will send to each Banc Ed certificated record holder a letter of transmittal for use in the exchange with instructions explaining how to surrender Banc Ed common stock certificates to the exchange agent. Banc Ed stockholders who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration. Banc Ed stockholders that do not exchange their Banc Ed common stock will not be entitled to receive the merger consideration or any dividends or other distributions by First Busey until their certificates are surrendered. After surrender of the certificates representing Banc Ed shares, any unpaid dividends or distributions with respect to the First Busey common stock represented by the certificates will be paid without interest.

        Holders of Banc Ed common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Holders of Banc Ed common stock who hold their shares in book-entry form should follow the instructions set forth in the letter of transmittal respect to shares of Banc Ed common stock held in book-entry form.

Conduct of business pending the merger

        Conduct of Business of Banc Ed.    Under the merger agreement, Banc Ed has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Banc Ed is required to (i) conduct its business in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Busey or Banc Ed to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions.

        The following is a summary of the more significant restrictions imposed upon Banc Ed, subject to the exceptions set forth in the merger agreement. Banc Ed will not, without First Busey's prior written consent or as otherwise provided in the merger agreement:

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  issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any shares of its common stock or any security convertible into its common stock;

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  permit its common stock to become subject to new grants, including issuances under Banc Ed benefit plans;

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  grant any registration rights with respect to its common stock;

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  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on its common stock outside of past practice or as specifically contemplated in the merger agreement;

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  adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its common stock;

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  amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into any contract material to Banc Ed;

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  enter into loan transactions not in accordance with, or consistent with, past practices of TheBANK or that are on terms and conditions that, to the knowledge of Banc Ed, are materially more favorable than those available to the borrower from competitive sources in arm's-length transactions;

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  enter into any new credit or new lending relationships greater than $2.5 million that would require an exception to TheBANK's formal loan policy or that are not in strict compliance with such loan policy;

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  other than incident to a reasonable loan restructuring, extend additional credit to any existing borrower if it is the obligor under any indebtedness to TheBANK that constitutes a nonperforming loan or against any part of such indebtedness that TheBANK has established loss reserves or any part of which has been charged-off by TheBANK;

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  maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on Banc Ed's outstanding loans and leases;

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  fail to charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or place on non-accrual any loans or leases that are past due greater than 90 days;

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  sell, transfer, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for the dispositions in the ordinary course of business or of financial assets or investments or of obsolete assets in transactions that are not material to Banc Ed;

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  acquire all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business in transactions that are not material to Banc Ed;

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  amend the certificate of incorporation or bylaws of Banc Ed, or similar governing documents of its subsidiaries;

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  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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  increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Banc Ed or its subsidiaries, other than increases in the ordinary course of business consistent with past practices in timing, metrics and amount;

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  establish, amend or terminate any employee benefit plan, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under employee benefit plan, cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under employee benefit plan, or materially change any actuarial assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

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  incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

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  enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

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  settle any action, suit, claim or proceeding against it or any of its subsidiaries in excess of $250,000;

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  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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  make or change any material tax elections, change or consent to any change in it or its subsidiaries' method of accounting for tax purposes, take any material position on any material tax return filed on or after the date of the merger agreement, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return;

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  hire any employee with an annual salary in excess of $150,000; or

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  agree to take, make any commitment to take, or adopt any resolutions of the board of directors of Banc Ed in support of, any of the actions prohibited by the merger agreement.

        Conduct of Business of First Busey.    Under the merger agreement, First Busey has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, First Busey is required not to take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Busey or Banc Ed to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions.

        The following is a summary of the more significant restrictions imposed upon First Busey, subject to the exceptions set forth in the merger agreement. First Busey will not, without Banc Ed's prior written consent or as otherwise provided in the merger agreement:

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  amend the articles of incorporation or bylaws of First Busey, or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to the stockholders of Banc Ed; or

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  agree to take, make any commitment to take, or adopt any resolutions of the board of directors of First Busey in support of, any of the actions prohibited by the merger agreement.

Certain covenants of the parties

        Both parties have agreed to cooperate with the other in connection with obtaining the regulatory approvals for the transactions contemplated by the merger agreement. Both parties agree, among other things:

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  to cooperate and use all reasonable best efforts in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger;

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  to exercise good faith and use reasonable best efforts to satisfy the covenants and conditions required to close the merger and to complete the merger as soon as practicable;

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  that neither will intentionally act in a manner that would cause a breach of the merger agreement;

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  to coordinate any disclosure of nonpublic information to third parties concerning the transactions contemplated by the merger agreement; and

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  to provide one another reasonable opportunity to consult concerning the defense of any stockholder litigation against the Banc Ed or First Busey, as applicable, or any of their respective directors or officers relating to the transactions contemplated by the merger agreement.

        Banc Ed has also agreed, among other things, to the following:

  •
  to notify First Busey of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material adverse effect on Banc Ed;

  •
  to notify First Busey of any fact, event or circumstance known to it that would cause or constitute a material breach of any of Banc Ed's representations, warranties, covenants or agreements contained in the merger agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a closing condition;

  •
  to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated therein;

  •
  to take all steps necessary to ensure that any severance benefits or other payment made to any employee of Banc Ed or its subsidiaries (pursuant to any employment, change in control, severance, salary continuation agreement, or other agreement), that is triggered by the merger, will not constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, such that the payments will not cause a disallowance of a deduction under Section 280G of the Internal Revenue Code or an excise tax on the recipient imposed by Section 4999 of the Internal Revenue Code, and has also agreed, to the extent requested by First Busey, to seek a stockholder vote for approval of such payments prior to the effective time of the merger, in accordance with Section 280G of the Internal Revenue Code; and

  •
  to amend or terminate, as requested by First Busey, any employee benefit plan of Banc Ed or its subsidiaries prior to the effective time of the merger, provided, however, that Banc Ed will not be required to terminate TheBANK of Edwardsville Group Health, Vision and Dental Benefit Plan prior to December 31, 2018.

No solicitation of or discussions relating to an acquisition proposal

        The merger agreement contains provisions prohibiting Banc Ed from initiating, soliciting, encouraging or knowingly facilitating an alternative proposal to the merger. Banc Ed agreed to immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than First Busey with respect to any acquisition proposal. Moreover, Banc Ed has agreed that it will not, and will cause each of its subsidiaries its and its subsidiaries' officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiry or proposal or enter into any negotiations or discussions with any person or entity concerning any proposed acquisition of Banc Ed or its subsidiaries, or furnish any confidential or nonpublic information to any person or entity proposing or seeking such an acquisition.

        However, the merger agreement provides that Banc Ed may furnish such information pursuant to a customary confidentiality agreement and engage in such negotiations or discussions in response to an unsolicited acquisition proposal, if the board of directors of Banc Ed determines in good faith and after consultation with outside counsel that such proposal constitutes or is reasonably likely to result in a superior proposal, and the failure to take action with respect to such proposal is reasonably likely to result in a breach of the board of directors' fiduciary duties. If the board of directors of Banc Ed determines that it is necessary to pursue a superior proposal in order to act in a manner consistent with its fiduciary duties, the board may withhold, withdraw, qualify or adversely modify the board's recommendation to Banc Ed stockholders with respect to the approval and adoption of the merger agreement and the transaction contemplated thereby, and/or terminate the merger agreement. However, the Banc Ed board of directors may not terminate the merger agreement for a superior proposal unless it has first notified First Busey and otherwise negotiated with First Busey so that the merger may be effected.

        Under the merger agreement, a "superior proposal" means any written acquisition proposal which the board of directors of Banc Ed concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger, after (i) receiving the advice of its financial advisors, (ii) taking into account the likelihood and timing of consummation of the proposed transaction on its terms, and (iii) taking into account all legal, financial, regulatory and other aspects of such proposal. If First Busey terminates the merger agreement because Banc Ed breaches its covenant not to solicit an acquisition proposal from a third party or if Banc Ed terminates the merger agreement in order to enter into an agreement for a superior proposal, Banc Ed will pay to First Busey a termination fee equal to $11.52 million. See "Description of the Merger Agreement—Termination fees."

Representations and warranties

        The merger agreement contains representations and warranties made by Banc Ed and First Busey. These include, among other things, representations relating to:

  •
  valid corporate organization and existence;

  •
  ownership of their respective subsidiaries;

  •
  corporate power and authority to enter into the merger and the merger agreement;

  •
  absence of any breach of organizational documents or law as a result of the merger;

  •
  capitalization;

  •
  financial statements;

  •
  filing of necessary reports with regulatory authorities;

  •
  books of account, minutes and stock records;

  •
  loans and allowance for loan losses;

  •
  environmental matters;

  •
  certain tax matters;

  •
  employee matters and employee benefits;

  •
  real property, personal property and other material assets;

  •
  compliance with laws;

  •
  absence of certain litigation or orders;

  •
  absence of material adverse changes;

  •
  broker/finder fees;

  •
  absence of any reason why the granting of any of the required regulatory approvals would be denied or unduly delayed; and

  •
  compliance with the Community Reinvestment Act.

        Banc Ed made additional representations and warranties to First Busey in the merger agreement relating to, among other things:

  •
  absence of any breach of material contracts as a result of the merger;

  •
  compliance with, absence of default under and information regarding, material contracts;

  •
  insurance matters;

  •
  affiliate transactions;

  •
  labor matters;

  •
  intellectual property;

  •
  investment securities; and

  •
  fiduciary accounts.

Conditions to completion of the merger

        Closing Conditions for the Benefit of First Busey.    First Busey's obligations are subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of Banc Ed in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

  •
  performance by Banc Ed in all material respects of its obligations under the merger agreement;

  •
  approval of the merger agreement and the transactions contemplated therein at the meeting of Banc Ed stockholders;

  •
  no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals;

  •
  the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

  •
  receipt of a certificate signed on behalf of Banc Ed certifying (i) the accuracy of the representations and warranties of Banc Ed in the merger agreement and (ii) performance by Banc Ed in all material respects of its obligations under the merger agreement;

  •
  receipt of a tax opinion from Barack Ferrazzano that (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of First Busey and Banc Ed will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of Banc Ed common stock upon the receipt of shares of First Busey common stock in exchange for their shares of Banc Ed common stock, except to the extent of any cash consideration received in the merger and any cash received in lieu of fractional shares of First Busey common stock;

  •
  non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

  •
  no material adverse change in the financial condition, assets or business of Banc Ed since the date of the merger agreement.

        Closing Conditions for the Benefit of Banc Ed.    Banc Ed's obligations are subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of First Busey in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

  •
  performance by First Busey in all material respects of its obligations under the merger agreement;

  •
  approval of the merger agreement and the transactions contemplated therein at the meeting of Banc Ed stockholders;

  •
  no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals;

  •
  the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

  •
  receipt of a certificate signed on behalf of First Busey certifying (i) the accuracy of representations and warranties of First Busey in the merger agreement and (ii) performance by First Busey in all material respects of its obligations under the merger agreement;

  •
  receipt of a tax opinion from Howard & Howard that (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of First Busey and Banc Ed will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of Banc Ed common stock upon the receipt of shares of First Busey common stock in exchange for their shares of Banc Ed common stock, except to the extent of any cash consideration received in the merger and any cash received in lieu of fractional shares of First Busey common stock;

  •
  non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

  •
  no material adverse change in the financial condition, assets or business of First Busey since the date of the merger agreement.

Termination

        First Busey and Banc Ed may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Busey or Banc Ed may also terminate the merger agreement as follows:

  •
  the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party's failure to comply in all material respects with any of its obligations under the merger agreement;

  •
  any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

  •
  failure to receive approval by Banc Ed stockholders for the merger agreement and the transactions contemplated therein following the meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;

  •
  the merger is not completed by May 1, 2019, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date; or

  •
  a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

        In addition, a particular party may terminate the merger agreement as follows:

  •
  First Busey may terminate if Banc Ed materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its stockholders to approve the merger agreement;

  •
  Banc Ed may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party; or

  •
  First Busey may terminate if Banc Ed's board of directors makes an adverse recommendation to Banc Ed's stockholders.

        Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.

Termination fees

        Banc Ed has agreed to pay First Busey a termination fee of $11.52 million if the merger agreement is terminated under the following circumstances:

  •
  First Busey terminates the merger agreement because Banc Ed breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a stockholder meeting to approve the merger agreement;

  •
  Banc Ed terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

  •
  If, prior to termination, another acquisition proposal is known to Banc Ed, has been made directly to Banc Ed's stockholders or is publicly announced, and (i) thereafter the merger agreement is terminated by First Busey upon Banc Ed's material breach of its obligations under the merger agreement and (ii) within six months after such termination Banc Ed enter into a definitive written agreement with respect to such acquisition proposal.

Management of First Busey and Banc Ed after the merger

        First Busey has agreed to appoint one individual of the Banc Ed board of directors mutually agreeable to the parties to serve as a member of the First Busey board of directors following the completion of the merger and to appoint two individuals mutually agreeable to the parties to the board of directors of Busey Bank following the completion of the bank merger. The First Busey and the Busey Bank boards of directors will otherwise remain the same after the mergers.

Expenses

        All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses.

Nasdaq stock listing

        First Busey common stock currently is listed on the Nasdaq Global Select Market under the symbol "BUSE." The shares to be issued to Banc Ed's stockholders as merger consideration also will be eligible for trading on the Nasdaq Global Select Market.

Amendment

        The merger agreement may be amended in writing by the parties.

ADDITIONAL INFORMATION ABOUT BANC ED

Business

General

        Banc Ed is a Delaware corporation and registered financial holding company organized for the purpose of holding 100% of the outstanding stock of its wholly owned subsidiary, TheBANK. TheBANK, located in Edwardsville Illinois, was founded in 1868 and has grown to 19 branches serving primarily the larger St. Louis market. TheBANK offers a range of personal and commercial banking products and services including personal checking and savings accounts; consumer loans; residential mortgages; business checking and savings accounts; commercial loans; commercial real estate loans; and remittance processing/lockbox services. In addition, TheBANK provides wealth management services including trust management and brokerage.

        Commercial Banking.    TheBANK focuses its commercial loan originations on small and mid-sized businesses (generally up to $50 million in annual sales), and such loans are usually accompanied by related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. TheBANK offers a range of cash management services and deposit products to commercial customers. Online banking is currently available to commercial customers.

        Mortgage Banking.    TheBANK's mortgage banking division is structured to provide a source of fee income largely from the process of originating mortgage products. Many of the mortgage products originated by TheBANK are subsequently sold to third party financial institutions. Mortgage banking capabilities include conventional and nonconforming mortgage underwriting and construction and permanent financing.

        Investment Portfolio and Policies.    As a complement to its commercial and retail banking activities, TheBANK also carries a securities investment portfolio. The level of assets that TheBANK holds in securities is dependent upon a variety of factors. Chief among these factors is the optimal utilization of TheBANK's capital. After consideration of loan demand, excess capital is available to allocate to high-quality investment activities that can generate additional income. In addition to producing additional interest spreads for TheBANK, the investment portfolio is used as a source of liquidity, to manage interest rate risk and to meet pledging requirements of TheBANK. The investment portfolio is governed by an investment policy designed to provide maximum flexibility in terms of liquidity and to contain risk from changes in interest rates. Individual holdings are diversified, maximum terms and durations are limited and minimum credit ratings are enforced and monitored. TheBANK does not engage in trading activities.

        Treasury Management Services.    TheBANK provides comprehensive services for commercial clients to manage their cash and liquidity, including lockbox, accounts receivable collection services, electronic payment solutions, cash vault services, fraud protection, information reporting, reconciliation and data integration solutions. For its clients involved in international trade, TheBANK offers international payment services, foreign exchange and trade letters of credit. TheBANK also offers a variety of deposit accounts and balance optimization solutions.

        Trust and Investment Services.    TheBANK acts as fiduciary and investment manager for individual and corporate clients, creating and executing asset allocation strategies tailored to each client's unique situation. TheBANK has full fiduciary powers and offers trust, estate, financial planning and investment services, acting in a trustee or agent capacity as well as employee benefit/retirement plan services. TheBANK also provides brokerage and custody-only services, for which it administers and safeguards assets, and provides investment advice through licensed professionals.

Market Area

        TheBANK's branches are located in Madison and St. Clair Counties, Illinois and St. Louis County, Missouri, along with a loan production office in St. Charles County, Missouri. Its market area is concentrated in the St. Louis Metropolitan Statistical Area, or "MSA".

Competition

        TheBANK competes for deposits in its banking market with commercial banks, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, TheBANK competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in the St. Louis MSA and in Illinois is extremely competitive.

        Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Most of TheBANK's competitors have greater resources, broader geographic markets and higher lending limits than TheBANK does, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can TheBANK.

        In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking (including those implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act), a bank headquartered in Illinois may be required to compete not only with other Illinois-based financial institutions, but also with out-of-state financial institutions which may acquire Illinois institutions, establish or acquire branch offices in Illinois, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general.

        To counter its competitive disadvantages, TheBANK attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions locally. TheBANK also depends on its reputation as a community bank in its banking markets and its involvement in the communities it serves.

Regulation

        As a registered financial holding company, Banc Ed is regulated by the Federal Reserve and TheBANK is regulated by the IDFPR and by the FDIC as a state-chartered non-member bank. Banc Ed and TheBANK are subject to various regulatory capital requirements administered by the respective authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on Banc Ed's financial statements. In addition, regulators have examination and enforcement authority over virtually all aspects of the banking business, including lending, servicing, internal controls and information privacy, among other things. Complying with current regulations and any regulations promulgated in the future could be expensive and thereby have a direct adverse effect on earnings.

Employees

        As of June 30, 2018, TheBANK had 351 full-time equivalent employees. None of TheBANK's employees is covered by a collective bargaining agreement.

Properties

        Banc Ed and TheBANK's headquarters are located at 330 W. Vandalia, Edwardsville, Illinois 62026. This facility, which is owned by TheBANK, houses the executive and primary administrative offices of Banc Ed and TheBANK. TheBANK also owns and leases other facilities, such as banking centers, for business operations. Banc Ed considers its properties to be suitable and adequate for its present needs.

Legal Proceedings

        From time to time as part of their respective businesses, Banc Ed and/or TheBANK are subject to routine litigation, including routine collection and foreclosure matters. Based on present information, Banc Ed and/or TheBANK is not a party to any material legal proceedings.

Management's discussion and analysis of financial condition and results of operations

Overview

        The following discussion presents management's analysis of the consolidated financial condition and results of operations of Banc Ed as of and for each of the years in the two-year period ended December 31, 2017, and the six month periods ended June 30, 2018 and June 30, 2017. This discussion is designed to provide stockholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the consolidated financial statements of Banc Ed and the notes related thereto which appear elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

        Banc Ed's consolidated financial statements are prepared in accordance with GAAP and conform to general practices in the banking industry. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Financial data presented as of and for the six months ended June 30, 2018 compared to June 30, 2017 is unaudited. Although these estimates and assumptions are based upon the best available information, actual results could differ from those estimates. The allowance for loan losses, valuation of mortgage servicing rights, goodwill, and fair values of financial instruments are particularly subject to change.

As of and for the Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

Average balance sheet, interest and yield/rate analysis

        The following table presents average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods indicated. Average balances are based on daily average balances. The yields include the effects of the amortization of deferred loan fees, discounts and premiums all of which are accounted for as yield adjustments. Interest income and average rates for tax-exempt investment securities and loans were calculated on a tax-equivalent basis, assuming an income tax rate of 35% for the years ended December 31, 2017, 2016 and 2015.

	For the Years Ended December 31
	2017			2016			2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(dollars in thousands)
Earning Assets
Cash investments	$101,037	$944	0.93%	$100,480	$425	0.42%	$91,402	$193	0.21%
Investment Securities:
Taxable investment securities	767,125	13,306	1.73%	761,190	13,033	1.71%	771,051	13,387	1.74%
Investment securities exempt from federal income tax	83,819	3,934	4.69%	83,535	3,988	4.77%	85,911	4,306	5.01%

Total investment securities	850,944	17,240	2.03%	844,725	17,021	2.02%	856,962	17,693	2.06%
Loans:
Taxable loans	661,629	27,473	4.15%	629,244	25,643	4.08%	592,300	24,726	4.17%
Loans exempt from federal income tax	101,486	4,594	4.53%	92,709	4,401	4.75%	90,515	4,680	5.17%

Total loans	763,115	32,067	4.20%	721,953	30,044	4.16%	682,815	29,406	4.31%

Total interest-earning assets	$1,715,096	$50,251	2.93%	$1,667,158	$47,490	2.85%	$1,631,179	$47,292	2.90%
Noninterest Earning Assets	74,894			72,429			80,412
Total assets	$1,789,990			$1,739,587			$1,711,591
Interest-Bearing Liabilities
Interest-bearing checking deposits	$525,602	$1,662	0.32%	$487,538	$1,184	0.24%	$463,543	$1,263	0.27%
Savings and money market deposits	500,438	1,368	0.27%	483,390	1,197	0.25%	484,129	2,864	0.59%
Time deposits	305,942	4,156	1.36%	313,011	3,506	1.12%	322,573	1,066	0.33%

Total interest-bearing deposits	1,331,982	7,186	0.54%	1,283,939	5,887	0.46%	1,270,245	5,193	0.41%
Short-term borrowings	—	—	—%	—	—	—%	82	0	0.55%
FHLB advances	12,254	197	1.61%	15,970	262	1.64%	18,145	356	1.96%
Other interest-bearing liabilities	57,361	388	0.68%	54,984	222	0.40%	51,553	179	0.35%

Total interest-bearing liabilities	$1,401,597	$7,771	0.55%	$1,354,893	$6,371	0.47%	$1,340,025	$5,728	0.43%
Noninterest-Bearing Liabilities	198,934			197,971			191,078
Shareholders' equity	189,459			186,723			180,488
Total liabilities and stockholders' equity	$1,789,990			$1,739,587			$1,711,591
Net interest income/net interest margin(1)		$42,480	2.48%		$41,119	2.47%		$41,564	2.55%

(1)
Net interest margin during the periods presented represents: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.

Interest rates and operating interest differential

        Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on interest-earning assets and the interest incurred on interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the previous period's average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous period's volume. Changes which are not due solely to volume or rate have been allocated proportionally to the change due to volume and the change due to rate. Interest income and average rates for tax-exempt loans and securities were calculated on a tax-equivalent basis, assuming an income tax rate of 35% for the years ended December 31, 2017, 2016 and 2015.

	For the Years Ended December 31, 2017, 2016 and 2015
	Year 2017 vs 2016 Change Due To			Year 2016 vs 2015 Change Due To
	Average Volume	Average Yield/Rate	Total Change	Average Volume	Average Yield/Rate	Total Change
(dollars in thousands)
Increase (decrease) in interest income:
Cash investments	$2	$517	$519	$21	$211	$232
Investment Securities:
Taxable investment securities	102	171	273	(170)	(184)	(354)
Investment securities exempt from federal income tax	14	(68)	(54)	(117)	(201)	(318)

Total investment securities	116	103	219	(287)	(385)	(672)
Loans:
Taxable loans	1,338	492	1,830	1,515	(598)	917
Loans exempt from federal income tax	403	(210)	193	111	(390)	(279)

Total loans	1,741	282	2,023	1,626	(988)	638

Change in interest income	$1,859	$902	$2,761	$1,360	$(1,162)	$198
Increase (decrease) in interest expense
Interest-bearing checking deposits	$98	$380	478	$63	$(142)	$(79)
Savings and money market deposits	43	128	171	(4)	(1,663)	(1,667)
Time deposits	(81)	731	650	(33)	2,473	2,440

Total interest-bearing deposits	60	1,239	1,299	26	668	694
Short-term borrowings	—	—	—	(0)	(0)	(0)
FHLB advances	(111)	46	(65)	(40)	(54)	(94)
Other interest-bearing liabilities	3	163	166	12	31	43

Increase (decrease) in interest expense	$(48)	$1,448	1,400	$(2)	$645	$643
Increase (decrease) in net interest income	$1,907	$(546)	1,361	$1,362	$(1,807)	$(445)

        Net Interest Income.    Banc Ed's primary source of revenue is net interest income, which is the difference between interest income from interest-earning assets (primarily loans and investment securities) and interest expense of funding sources (primarily interest-bearing deposits and borrowings). Net interest income is impacted by the volume of interest-earning assets and related funding sources, as well as changes in the levels of interest rates. Noninterest-bearing sources of funds, such as demand deposits and shareholders' equity, also support earning assets. The impact of sources of interest revenue less the cost of funding sources is captured in the net interest margin, which is calculated as net interest income divided by average interest-earning assets. The net interest margin is presented on a tax-equivalent basis, which means that tax-free interest income has been adjusted to a pretax-equivalent income, assuming a 35% tax rate for the years ended December 31, 2017, 2016, and 2015.

        For the year ended December 31, 2017, net interest income on a tax-equivalent basis was $42.5 million, an increase of $1.4 million, or 3.3%, from the $41.1 million of net interest income generated on a tax-equivalent basis for year ended December 31, 2016.

        Interest Income.    Total interest income on a tax-equivalent basis was $50.3 million for the year ended December 31, 2017 compared to $47.5 million for the year ended December 31, 2016.

        Interest income on loans on a tax equivalent basis increased to $32.1 million for the year ended December 31, 2017 compared to $30.0 million for the year ended December 31, 2016. The increase was the result of higher loan production and higher interest rates paid on the loan portfolio.

        Interest income on investment securities on a tax equivalent basis was $17.2 million for the year ended December 31, 2017 as compared to $17.0 million for the year ended December 31, 2016.

        Interest income on short-term cash investments increased by $519 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016 due to higher market interest rates.

        Interest Expense.    Interest expense on interest-bearing liabilities increased by $1.4 million to $7.8 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016 due to higher market interest rates.

        Interest expense on borrowings increased to $585 thousand for the year ended December 31, 2017 as compared to $484 thousand for the year ended December 31, 2016 due to higher market interest rates.

        Provision for Loan Losses.    Provision for loan losses was a $1.9 million recovery for the year ended December 31, 2017 compared to $120 thousand provision expense for the year ended December 31, 2016.

        Noninterest Income.    Noninterest income for the year ended December 31, 2017 decreased $1.2 million to $25.7 million as compared to $27.0 million for the year ended December 31, 2016. The decrease was driven primarily by a decrease in mortgage revenue due to lower mortgage originations during 2017.

        The following table sets forth the major components of noninterest income for the years ended December 31, 2017 and December 31, 2016:

	For the Years Ended December 31,
(dollars in thousands)	2017	2016	Increase (decrease)
Noninterest income:
Service charges on deposits	$4,373	$4,159	$214
Fees from fiduciary activities	4,026	3,828	198
Data processing fees	2,035	2,396	(361)
Mortgage revenue	4,848	6,619	(1,771)
Security gains, net	602	895	(293)
Other	9,831	9,059	772

Total noninterest income	$25,715	$26,956	$(1,241)

        Fiduciary service fees.    Noninterest income from Banc Ed's wealth management activities including trust and brokerage fees increased $214 thousand, or 5.1%, to $4.4 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016. Assets under management as of December 31, 2017 was $1.6 billion, compared to the $1.4 billion assets under management as of December 31, 2016.

        Depository service fees.    Noninterest income from service charges on deposit accounts totaled $4.0 million for the year ended December 31, 2017 as compared to the $3.8 million recorded for the year ended December 31, 2016.

        Data processing service fees.    Noninterest income from providing data processing services for third-party banks totaled $2.0 million for the year ended December 31, 2017, a decrease from $2.4 million for the year ended December 31, 2016.

        Mortgage revenue.    Mortgage revenue was $4.8 million for the year ended December 31, 2017, $1.8 million lower than the $6.6 million recorded for the year ended December 31, 2016 due to a decline in mortgage production in 2017.

        Net gain on sale of securities.    Net gains on the sale of investment securities totaled $602 thousand for the year ended December 31, 2017 compared to net gains of $895 thousand for the year ended December 31, 2016.

        Other noninterest income.    Other noninterest income was $9.8 million for the year ended December 31, 2017 compared to $9.1 million for the corresponding year ended December 31, 2016. The increase in other noninterest income was driven by higher debit card revenue as well as slightly higher gains on the sale of other real estate owned.

        Noninterest Expense.    Noninterest expense for the year ended December 31, 2017 totaled $50.4 million, compared to $49.1 million for the year ended December 31, 2016. The following table sets forth the major components of noninterest expense for years ended December 31, 2017 and December 31, 2016:

	For the Years Ended December 31,
(dollars in thousands)	2017	2016	Increase (decrease)
Noninterest expense:
Salaries, wages and employee benefits	$27,835	$26,650	$1,185
Net occupancy expense of premises	3,170	3,093	77
Furniture and equipment expenses	4,590	4,541	49
Other real estate expenses, net	501	566	(65)
Other	14,336	14,220	116

Total noninterest expense	$50,432	$49,070	$1,362

        Salaries and employee benefits.    Salaries and employee benefits expense increased $1.2 million, or 4.4%, to $27.8 million for the year ended December 31, 2017 as compared to $26.7 million recorded for the year ended December 31, 2016. The 2017 salaries and employee benefits expense reflects the implementation of a salary continuation plan during 2017.

        Occupancy expense, net.    Occupancy expense totaled $3.2 million for the year ended December 31, 2017, a slight increase as compared to the $3.1 million recorded in the year ended December 31, 2016.

        Furniture and equipment expense.    Furniture and equipment expense totaled $4.6 million for the year ended December 31, 2017, a slight increase as compared to the $4.5 million recorded for the year ended December 31, 2016.

        Other real estate expense, net.    Other real estate expense, net totaled $501 thousand for the year ended December 31, 2017 as compared to $566 thousand for the year ended December 31, 2016.

        Other expenses.    Other expenses totaled $14.3 million for the year ended December 31, 2017 compared to $14.2 million for the year ended December 31, 2016. Other expenses includes advertising, legal and professional fees, postage and printing, FDIC assessment, directors' fees, and other expenses.

Financial Condition

        Assets.    Total assets increased $95.1 million to $1.81 billion at December 31, 2017 as compared to $1.71 billion at December 31, 2016. The increase was primarily attributable to organic loan growth.

        Loans.    Loans held for sale are comprised of one to four family residential mortgage loans. The balance of loans held for sale at December 31, 2017 was $4.4 million compared to $3.1 million at December 31, 2016.

        Loans held for investment, or portfolio loans, is the largest category of assets. At December 31, 2017, total portfolio loans, net of allowance for loan and leases losses and net deferred fees, was $829.9 million. Gross loans increased $93.1 million to $842.7 million as compared to $749.6 million at December 31, 2016. The increase in loans resulted from organic production in the majority of product categories including commercial, commercial real estate loans and construction and land development loans.

        The principal categories of the loan portfolio are discussed below:

	December 31
	2017		2016		2015		2014		2013
(dollars in thousands)	Book Value	%	Book Value	%	Book Value	%	Book Value	%	Book Value	%
Commercial	$209,168	24.8%	$196,325	26.2%	$177,244	25.5%	$166,850	24.4%	$166,027	25.0%
Commercial real estate	318,095	37.8	247,534	33.0	235,831	33.9	228,068	33.3	207,599	31.4
Construction and land development	57,488	6.8	46,002	6.1	42,379	6.1	45,300	6.6	41,671	6.3

Total commercial loans	584,751	69.4	489,861	65.3	455,454	65.5	440,218	64.3	415,297	62.7
Residential real estate	231,413	27.5	233,053	31.1	215,984	31.0	224,104	32.7	232,087	35.0
Other consumer	23,664	2.8	23,663	3.2	24,009	3.5	20,614	3.0	15,529	2.3
Lease financing	2,859	0.3	2,990	0.4	—	0.0	—	0.0	—	—

Total loans, gross	$842,687	100.0%	$749,567	100.0%	$695,447	100.0%	$684,936	100.0%	$662,913	100.0%
Less: Deferred loan fees, net	(1)		(1)		(3)		(3)		—
Less: Allowance for loan and lease loss	(12,741)		(15,710)		(16,800)		(15,512)		(17,790)

Total loans, net	$829,945		$733,856		$678,644		$669,421		$645,123

        Commercial loans.    Banc Ed originates a mix of variable and fixed rate commercial loans to small- and medium-sized manufacturing, wholesale, retail and service businesses for working capital needs, business expansions and farm operations. Commercial loans generally include lines of credit and loans with maturities of less than seven years. The loans are generally made with business operations as the primary source of repayment, but may also include collateralization by inventory, accounts receivable and equipment, and generally include personal guarantees. Commercial loans increased $12.8 million to $209.2 million at December 31, 2017 as compared to $196.3 million at December 31, 2016.

        Commercial real estate loans.    Commercial real estate loans are secured by various commercial property types, a majority of which are owner-occupied and in Banc Ed's market area. Commercial real estate loans typically have a term of three to five years with fixed or adjustable rate features generally tied to the U.S. Treasury bill index or the prime commercial rate as quoted by The Wall Street Journal. Commercial real estate loans increased $70.6 million to $318.1 million at December 31, 2017 as compared to $247.5 million at December 31, 2016.

        Construction and land development loans.    Construction and land development loans are comprised of residential construction, commercial construction and land acquisition and development loans. Construction and land development loans increased $11.5 million to $57.5 million at December 31, 2017 as compared to $46.0 million at December 31, 2016.

        Residential real estate loans.    Residential real estate loans are collateralized by 1 to 4 family properties located in Banc Ed's market area. Residential real estate loans decreased $1.6 million to $231.4 million at December 31, 2017 as compared to $233.1 million at December 31, 2016.

        Other consumer loans.    Other consumer loans consists of personal revolving lines of credit, indirect automobile loans, and personal installment loans. Other consumer loans was $23.7 million at December 31, 2017, equivalent to the $23.7 million at December 31, 2016.

        Leases, financing.    Financing lease balances decreased by $131 thousand to $2.9 million at December 31, 2017 as compared to $3.0 million at December 31, 2016 due the amortization of the existing balance.

        The following table shows the contractual maturities of Banc Ed's loans at December 31, 2017:

(dollars in thousands)	Immediate	Within One Year	One Year to Five Years	After Five Years	Total
Loans:
Commercial	$—	37,228	86,138	85,802	$209,168
Commercial real estate	—	6,761	208,430	102,904	318,095
Construction and land development	—	57,488	—	—	57,488

Total commercial loans	—	101,477	294,568	188,706	584,751
Residential real estate	—	26,413	78,870	126,130	231,413
Other consumer loans	—	7,111	16,319	234	23,664
Leases	—	1,000	1,801	58	2,859

Total loans	$—	$136,001	$391,558	$315,129	$842,687

Loan Quality

        Banc Ed focuses on monitoring credit quality and prudently managing credit concentrations within the loan portfolio. Underwriting policies and practices govern the risk profile for the loan portfolio and Banc Ed monitors credit quality through ongoing review to identify potential problem loans and strives to identify early deterioration at the individual loan level.

        Analysis of the Allowance for Loan and Lease Losses.    The following table allocates the allowance for loan and lease losses, or the allowance, by category

	December 31
	2017		2016		2015		2014		2013
(dollars in thousands)	Allowance	%	Allowance	%	Allowance	%	Allowance	%	Allowance	%
Commercial	$1,502	0.72%	$2,109	1.07%	$681	0.38%	$1,593	0.95%	$989	0.60%
Commercial real estate	3,842	1.21	2,200	0.89	2,542	1.08	2,716	1.19	3,271	1.58
Construction and land development	1,455	2.53	1,307	2.84	329	0.78	1,055	2.33	1,012	2.43

Total commercial loans	6,799	1.16	5,616	1.15	3,552	0.78	5,364	1.22	5,272	1.27
Residential real estate	2,666	1.13	2,978	1.26	1,676	0.77	2,613	1.15	3,275	1.39
Other consumer loans	248	1.05	217	0.85	64	0.26	71	0.33	62	0.40
Lease financing	—	0.00	—	0.00	—	0.00	—	0.00	—	0.00

Total	$9,713	1.15%	$8,811	1.17%	$5,292	0.76%	$8,048	1.17%	$8,609	1.29%
Unallocated	$3,028	0.36%	$6,899	0.92%	$11,508	1.65%	$7,464	1.08%	$9,181	1.38%

Total allowance for loan and lease loss	$12,741		$15,710		$16,800		$15,512		$17,790

(1)
Represents the percentage of the allowance to total loans and leases in the respective category.

        The allowance represents Banc Ed's estimate of probable and reasonably estimable credit losses inherent in loans and leases held for investment as of the respective balance sheet date. The unallocated amounts in the above table reflect qualitative factors including local and national economic trends that have not been specifically allocated to the portfolio segments.

        The allowance for loan and lease losses was $12.7 million at December 31, 2017 compared to $15.7 million at December 31, 2017. Banc Ed recorded a $1.9 million recovery of the allowance for loan loss during the year ended December 31, 2017 based on analysis determining the level of allowance for loan loss needed for estimated losses.

        Loans are considered impaired when it is probable that Banc Ed will be unable to collect all amounts due according to the contractual terms of the agreement. For commercial and commercial real estate loans, a specific allowance may be assigned to individual loans based on an impairment analysis. The amount of impairment is based on an analysis of the most probable source of repayment, including the present value of the loan's expected future cash flows, the estimated market value or the fair value of the underlying collateral. Interest income on impaired loans is accrued as earned, unless the loan is placed on nonaccrual status.

        Charge-offs are taken on individual loans when it is determined that it is probable that Banc Ed will be unable to collect principal and/or interest due. Loans considered to be uncollectible are charged off against the allowance. Factors used in determining the amount and timing of charge-offs on loans include consideration of the loan type, length of delinquency, sufficiency of collateral value, lien priority and the overall financial condition of the borrower. Collateral value is determined using updated appraisals and/or other market comparable information.

        Recoveries on loans previously charged off are added to the allowance. Net charge-offs/(recoveries) to average loans were 0.14% and 0.17% for the years ended December 31, 2017 and December 31, 2016.

        Provision for Loan and Lease Losses.    In determining the allowance and the related provision for loan and lease losses, Banc Ed assesses the adequacy of the existing allowance balance (1) based on the estimate of probable losses for loans specifically identified in the portfolio loans and (2) based on an estimate of inherent losses when considering historical loan loss experience and qualitative factors.

        The following table provides an analysis of the allowance for loan and lease losses, provision for loan and lease losses and net charge-offs for the years ended December 31, 2017, 2016, 2015, 2014 and 2013:

	For the Years Ended December 31
(dollars in thousands)	2017	2016	2015	2014	2013
Balance, beginning of period	$15,710	$16,800	$15,512	$17,790	$19,617
Charge-offs
Commercial	199	219	255	257	679
Commercial real estate	142	332	42	1,434	843
Construction and land development	255	578	7	585	5
Residential real estate	635	230	325	965	1,280
Other consumer loans	202	82	69	25	27
Lease financing	—	—	—	—	—

Total charge-offs	$1,433	$1,441	$698	$3,266	$2,834
Recoveries
Commercial	$91	$53	$23	$111	$252
Commercial real estate	31	123	1,215	1	8
Construction and land development	152	13	1	—	24
Residential real estate	53	34	160	122	92
Other consumer loans	17	8	12	4	31
Lease financing	—	—	—	—	—

Total recoveries	$344	$231	$1,411	$238	$407
Net charge-offs	1,089	1,210	(713)	3,028	2,427
Provision for loan and lease loss	(1,880)	120	575	750	600
Balance, end of period	12,741	15,710	16,800	15,512	17,790
Net charge-offs to average loans and leases	0.14%	0.17%	(0.10)%	0.45%	0.38%
Allowance to total loans	1.50%	2.09%	2.41%	2.25%	2.67%

        Impaired Loans.    The following table provides a summary of nonperforming assets by asset categories as of the dates indicated. Impaired loans include nonaccrual loans, loans past due 90 days or more and still accruing interest.

	December 31
(dollars in thousands)	2017	2016	2015	2014	2013
Nonaccrual	$2,867	$4,871	$5,557	$11,967	$9,666
90 days past due and still accruing	665	736	688	877	2,060

Total Nonperforming loans	3,532	5,607	6,245	12,844	11,726
Other real estate owned	648	1,588	3,847	4,203	5,059

Nonperforming assets	$4,180	$7,194	$10,092	$17,047	$16,785
Impaired loans to total loans	0.42%	0.75%	0.90%	1.87%	1.77%
Nonperforming assets to total assets	0.23%	0.42%	0.58%	1.01%	1.03%
Restructured loans performing in compliance with modified terms	$870	$1,176	$133	$139	$667

        Investment Securities.    Banc Ed's investment strategy aims to maximize earnings while maintaining liquidity in securities with minimal credit risk. The types and maturities of investment securities purchased are primarily based on current and projected liquidity and interest rate sensitivity positions. The following table sets forth the book value and percentage of each category of investment securities at December 31, 2017 and 2016.

	December 31
	2017		2016
(dollars in thousands)	Book Value	% of Total	Book Value	% of Total
Investment securities, available for sale
U.S. Treasury, obligations of governments and municipalities and government agencies	$689,572	82.7%	$724,479	87.5%
Mortgage-backed securities	132,838	15.9	100,149	12.1
Other debt securities	7,529	0.9	—	0.0
Equity securities	4,395	0.5	3,111	0.4

Total investment securities	$834,334	100.0%	$827,739	100.0%

        The following table sets forth the book value, maturities and weighted average yields for the investment security portfolio at December 31, 2017 and 2016.

	2017			2016
	Book Value	% of Total Investment Securities	Weighted Average Yield	Book Value	% of Total Investment Securities	Weighted Average Yield
Investment securities, available for sale
U.S. Treasury, obligations of governments and municipalities, and government agencies
Maturing within one year	$72,779	8.8%	1.33%	$78,715	9.5%	1.01%
Maturing within one to five years	464,858	56.0	1.71	459,976	55.8	1.51
Maturing with five to ten years	131,070	15.8	2.45	165,421	20.1	2.33
Maturing after ten years	20,865	2.5	3.23	20,367	2.5	3.50

Total U.S. Treasury, obligations of governments and municipalities, and government agencies	689,572	83.1	1.85	724,479	87.9	1.70
Mortgage-backed securities
Maturing within one year	$—	0.0%	0.00%	$—	0.0%	0.00%
Maturing within one to five years	14,463	1.7	1.51	9,782	1.2	1.49
Maturing with five to ten years	45,068	5.4	1.63	48,130	5.8	1.50
Maturing after ten years	73,307	8.9	2.26	42,237	5.1	1.91

Total mortgage-backed securities	132,838	16.0	1.96	100,149	12.1	1.67
Other debt securities
Maturing within one year	$—	0.0%	0.00%	$—	0.0%	0.00%
Maturing within one to five years	2,352	0.3	2.90	—	0.0	0.00
Maturing with five to ten years	5,177	0.6	3.35	—	0.0	0.00
Maturing after ten years	—	0.0	0.00	—	0.0	0.00

Total other debt securities	7,529	0.9	3.21	—	0.0	0.00

Total investment securities, available for sale	$829,939	100.0%	1.89%	$824,628	100.0%	1.70%

        Cash and Cash Equivalents.    Cash and cash equivalents was $39.8 million of demand deposits and $2.7 of time deposits as of December 31, 2017 as compared to $46.5 million of demand deposits and $2.7 million of time deposits at December 31, 2016.

        Liabilities.    Total liabilities increased $87.6 million to $1.62 billion at December 31, 2017 as compared to $1.53 billion at December 31, 2016.

        Deposits.    Banc Ed is focused on growing and maintaining a stable source of funding, specifically core deposits. Banc Ed increased noninterest-bearing deposits by $24.0 million to $254.0 million at December 31, 2017 as compared to $230.1 million at December 31, 2016.

        The following table summarizes year to date average deposit balances and weighted average rates at December 31, 2017, 2016 and 2015.

	2017		2016		2015
(dollars in thousands)	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
Noninterest bearing	$193,258	—%	$191,296	—%	$191,078	—%
Interest bearing
Demand and NOW	525,602	0.32	487,538	0.24	463,543	0.27
Savings and MMDA	500,438	0.27	483,390	0.25	484,129	0.59
Time deposits, less equal to $250,000	274,633	1.34	286,450	1.06	322,558	0.33
Time deposits, greater than $250,000	31,309	1.53	26,561	1.80	15	0.00

Total interest bearing	1,331,982	0.54%	1,283,939	0.46%	1,270,245	0.41%
Total deposits	$1,525,240		$1,475,235		$1,461,323

        The following table sets forth the maturity of time deposits greater than $250,000 as of December 31, 2017.

	December 31, 2017
	Maturity Within:
(dollars in thousands)	Three Months or Less	Three to 12 Months	After 12 Months	Total
Time, greater than $250,000	$2,544	$13,534	$15,364	$31,442

        At December 31, 2017, total deposits were comprised of 16.6% noninterest-bearing demand accounts, 62.8% interest-bearing transaction accounts, and 20.6% time deposits. There were no brokered deposits at December 31, 2017.

        Short-Term Borrowings.    In addition to deposits, Banc Ed uses short-term borrowings and also sells securities under agreements to repurchase as a source of funds to meet the daily liquidity needs of customers and fund growth in earning assets. Banc Ed's primary source of short-term funding is the Federal Home Loan Bank of Chicago. Short-term borrowings were $64.1 million at December 31, 2017 and $55.7 million at December 31, 2016.

        Other Borrowings.    Other borrowings, consisting of fixed-rate advances from the Federal Home Loan Bank of Chicago, were $10.2 million at December 31, 2017 and $14.2 million at December 13, 2016. At December 31, 2017, Banc Ed maintained a line with the Federal Home Loan Bank of Chicago in the amount of $101,491. Draws against this line were $40 thousand in outstanding letters of credit and the $10.2 million outstanding balance, leaving $51.3 million in available credit.

As of and for the Six Months Ended June 30, 2018 Compared to the Six Months Ended June 30, 2017

Average balance sheet, interest and yield/rate analysis

        The following table presents average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the six months ended June 30, 2018 and 2017. Average balances are based on daily average balances. The yields include the effects of the amortization of deferred loan fees, discounts and premiums all of which are accounted for as yield adjustments. Interest income and average rates for tax-exempt investment securities and loans were calculated on a tax-equivalent basis, assuming an income tax rate of 21% for the six months ended June 30, 2018 and 35% for the six months ended June 30, 2017. Yields and rates have been annualized.

	For the Six Months Ended June 30
	2018			2017
	Average Balance	Interest & Fees	Yield/ Rate	Average Balance	Interest & Fees	Yield/ Rate
	(dollars in thousands)
Earning Assets
Cash investments	$31,757	$99	0.63%	$53,530	$151	0.57%
Investment Securities:
Taxable investment securities	728,889	6,923	1.92%	751,199	6,339	1.70%
Investment securities exempt from federal income tax	70,662	1,416	4.04%	87,928	2,032	4.66%

Total investment securities	799,551	8,339	2.10%	839,127	8,371	2.01%
Loans:
Taxable loans	744,437	16,138	4.37%	627,922	13,028	4.18%
Loans exempt from federal income tax	110,065	1,952	3.58%	104,139	2,305	4.47%

Total loans	854,502	18,090	4.27%	732,061	15,333	4.22%

Total interest-earning assets	$1,685,810	$26,528	3.17%	$1,624,718	$23,855	2.96%
Noninterest Earning Assets	95,089			94,320
Total assets	1,780,899			1,719,038
Interest-Bearing Liabilities
Interest-bearing checking deposits	$447,492	$962	0.43%	$414,578	$931	0.45%
Savings and money market deposits	467,422	737	0.32%	499,087	394	0.16%
Time deposits	323,886	2,208	1.37%	303,842	1,994	1.32%

Total interest-bearing deposits	1,238,800	3,907	0.64%	1,217,507	3,319	0.55%
Short-term borrowings	12,138	111	1.84%	298	2	1.19%
FHLB advances	23,005	234	2.06%	13,032	106	1.65%
Other interest-bearing liabilities	45,266	286	1.27%	52,951	137	0.52%

Total interest-bearing liabilities	$1,319,209	$4,538	0.69%	$1,283,788	$3,564	0.56%
Noninterest-Bearing Liabilities	271,392			245,548
Shareholders' equity	190,298			189,702
Total liabilities and stockholders' equity	$1,780,899			$1,719,038
Net interest income/net interest margin(1)		$21,990	2.63%		$20,291	2.52%

(1)
Net interest margin during the periods presented represents: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.

Interest rates and operating interest differential

        Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on interest-earning assets and the interest incurred on interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the previous period's average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous period's volume. Changes which are not due solely to volume or rate have been allocated proportionally to the change due to volume and the change due to rate. Interest income and average rates for tax-exempt loans and securities were calculated on a tax-equivalent basis, assuming an income tax rate of 21% for the six month period ended June 30, 2018 and 35% for the six month period ended June 30, 2017.

	For the Six Months Ended June 30, 2018 Compared With the Six Months Ended June 30, 2017
	Change due to:
	Volume	Rate	Interest Variance
Earning Assets
Cash investments	$(67)	$15	$(52)
Investment Securities:
Taxable investment securities	(193)	777	584
Investment securities exempt from federal income tax	(368)	(248)	(616)

Total investment securities	(561)	529	(32)
Loans:
Taxable loans	2,505	605	3,110
Loans exempt from federal income tax	125	(478)	(353)

Total loans	2,630	127	2,757

Total interest-earning assets	$2,002	$671	$2,673

Interest-Bearing Liabilities
Interest-bearing checking deposits	$72	$(41)	$31
Savings and money market deposits	(26)	369	343
Time deposits	135	79	214

Total interest-bearing deposits	181	407	588
Short-term borrowings	108	1	109
FHLB advances	97	31	128
Other interest-bearing liabilities	(23)	172	149

Total interest-bearing liabilities	$363	$611	$974

Net interest income	$1,639	$60	$1,699

        Net Interest Income.    Banc Ed's primary source of revenue is net interest income, which is the difference between interest income from interest-earning assets (primarily loans and investment securities) and interest expense of funding sources (primarily interest-bearing deposits and borrowings). Net interest income is impacted by the volume of interest-earning assets and related funding sources, as well as changes in the levels of interest rates. Noninterest-bearing sources of funds, such as demand deposits and shareholders' equity, also support earning assets. The impact of sources of interest revenue less the cost of funding sources is captured in the net interest margin, which is calculated as net interest income divided by average interest-earning assets. The net interest margin is presented on a tax-equivalent basis, which means that tax-free interest income has been adjusted to a pretax-equivalent income, assuming a 21% tax rate for the six month period ending June 30, 2018 and 35% for the six month period ending June 30, 2017.

        For the first six months of 2018, net interest income on a tax-equivalent basis was $22.0 million, an increase of $1.7 million, or 8.4%, from the $20.3 million of net interest income generated on a tax-equivalent basis for the first six months of the prior year. This increase was mainly due to an increase in balances and improved yields on loans and investment securities.

        Interest Income.    Total interest income on a tax-equivalent basis was $26.5 million for the six months ended June 30, 2018 compared to $23.9 million for the six months ended June 30, 2017.

        Interest income on loans on a tax equivalent basis increased to $18.1 million for the six months ended June 30, 2018 compared to $15.3 million for the six months ended June 30, 2017.

        Interest income on investment securities on a tax equivalent basis was $8.3 million for the six months ended June 30, 2018 as compared $8.4 million for the six months ended June 30, 2017. The decrease was driven by the decrease in the tax equivalent impact as a result of the lowering of the federal corporate tax rate from 35% to 21% as effected by The Tax Cuts and Jobs Act of December 2017 and was offset by higher market yields.

        Interest income on short-term cash investments decreased by $52 thousand for the six months ended June 30, 2018 compared to the corresponding six months ended June 30, 2017. The decrease was primarily due to a decrease in cash balances held.

        Interest Expense.    Interest expense on interest-bearing liabilities increased by $974 thousand, or 27.3%, to $4.5 million for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017. The increase in interest expense was primarily due to an increase in the cost of demand, savings and time deposits and an increase in time deposit balances. Interest expense on deposits was $3.9 million for the six months ended June 30, 2018 as compared to $3.3 million for the six months ended June 30, 2017.

        Interest expense on borrowings increased to $345 thousand for the six months ended June 30, 2018 as compared to $108 thousand for the six months ended June 30, 2017. The increase was due to higher borrowing rates as a result of market rate increases.

        Provision for Loan Losses.    Provision for loan losses was zero for the six months ended June 30, 2018 compared to $60 thousand for the six months ended June 30, 2017, respectively, due to the continued improvement in asset quality.

        Noninterest Income.    Noninterest income for the six months ended June 30, 2018 increased $1.8 million to $14.6 million as compared to $12.8 million for the six months ended June 30, 2017. The increase was driven by increases in Other Noninterest income.

        The following table sets forth the major components of noninterest income for the six months ended June 30, 2018 and 2017:

	For the six months ended June 30,
			Increase (decrease)
(dollars in thousands)	2018	2017
Noninterest income:
Fees from fiduciary activities	$2,178	$1,969	$209
Services charges on deposits	2,054	2,118	(64)
Data processing fees	1,079	1,032	47
Mortgage revenue	2,394	2,394	—
Security gains (losses), net	(341)	466	(807)
Other	7,240	4,805	2,435

Total noninterest income	$14,604	$12,784	$1,820

        Fiduciary service fees.    Noninterest income from Banc Ed's wealth management activities including trust and brokerage fees increased $209 thousand, or 10.6% to $2.2 million for the first six months of 2018 as compared the first six months of 2017. Assets under management as of June 30, 2018 was $1.5 billion, equivalent to the $1.5 billion assets under management as of June 30, 2017.

        Depository service fees.    Noninterest income from service charges on deposit accounts totaled $2.1 million for the six months ended June 30, 2018, equivalent to the $2.1 million recorded for the corresponding six month period in the prior year.

        Data processing service fees.    Noninterest income from providing data processing services for third party banks totaled $1.1 million for the six months ended June 30, 2018, a slight increase from the $1.0 million for the six months ended June 30, 2017.

        Mortgage revenue.    Mortgage revenue was $2.4 million for the six months ended June 30, 2018, equivalent to the $2.4 million recorded for the corresponding six month period in the prior year.

        Net gain (loss) on sale of securities.    Net loss on the sale of securities totaled $341 thousand for the six months ended June 30, 2018 compared to a net gain of $466 thousand for the corresponding six month period in the prior year.

        Other noninterest income.    Other noninterest income was $7.2 million for the six months ended June 30, 2018 compared to $4.8 million for the corresponding six month period in the prior year. The increase in other noninterest income was driven by higher debit card revenue as well as $2.2 million of gains on the sale of other real estate owned realized in the second quarter of 2018.

        Noninterest Expense.    Noninterest expense for the six months ended June 30, 2018 totaled $26.5 million, compared to $24.9 million for the six months ended June 30, 2017. The following table sets forth the major components of noninterest expense for the six months ended June 30, 2018 and 2017:

	For the six months ended June 30
			Increase (decrease)
(dollars in thousands)	2018	2017
Noninterest expense:
Salaries, wages and employee benefits	$14,428	$13,503	$925
Net occupancy expense of premises	1,567	1,550	17
Furniture and equipment expenses	2,287	2,271	16
Other real estate expenses, net	1,154	268	886
Other	7,064	7,339	(275)

Total noninterest expense	$26,500	$24,931	$1,569

        Salaries and employee benefits.    Salaries and employee benefits expense increased $925 thousand, or 6.9%, to $14.4 million in the first six months of 2018 as compared to the first six months of 2017. The increase is attributable to annual merit salary increases and the implementation in 2018 of a management incentive performance plan.

        Occupancy expense, net.    Occupancy expense totaled $1.6 million for the six months ended June 30, 2018, equivalent to the $1.6 million recorded during the corresponding six month period in the prior year.

        Furniture and equipment expense.    Furniture and equipment expense totaled $2.3 million for the six months ended June 30, 2018, equivalent to the $2.3 million recorded for the corresponding six month period in the prior year.

        Other real estate expense, net.    Other real estate expense, net totaled $1.2 million for the six months ended June 30, 2018 compared to $268 thousand for the corresponding six month period in the prior year. The increase in other real estate expense was driven by holding a higher amount of other real estate owned in the first six months of 2018 prior to the sale of such other real estate owned by June 30, 2018.

        Other expenses.    Other expenses totaled $7.1 million for the six months ended June 30, 2018 compared to $7.3 million for the six months ended June 30, 2017. Other expenses includes advertising, legal and professional fees, postage and printing, FDIC assessment, directors fees, and other expenses.

Financial Condition

        Assets.    Total assets increased $43.0 million to $1.85 billion at June 30, 2018 as compared to $1.81 billion at December 31, 2017. The increase was primarily attributable to organic loan growth.

        Loans.    Loans held for sale are comprised of one to four family residential mortgage loans. The balance of loans held for sale at June 30, 2018 was $1.3 million compared to $4.4 million at December 31, 2017.

        Loans held for investment, or portfolio loans, is the largest category of assets. At June 30, 2018, total portfolio loans, net of allowance for loan and leases losses and net deferred fees, was $874.6 million. Gross loans increased $44.8 million to $887.5 million as compared to $842.7 million at December 31, 2017. The increase in loans resulted from organic production in all product categories including commercial, commercial real estate loans, construction and land development loans and residential mortgages.

        The principal categories of the loan portfolio are discussed below:

	June 30, 2018		December 31, 2017
(dollars in thousands)	Book Value	%	Book Value	%
Loans:
Commercial	$214,591	24.2%	$209,168	24.8%
Commercial real estate	338,680	38.1%	318,095	37.8%
Construction and land development	69,960	7.9%	57,488	6.8%

Total commercial loans	623,231		584,751
Residential real estate	237,881	26.8%	231,414	27.5%
Other consumer	24,067	2.7%	23,664	2.8%
Lease financing	2,279	0.3%	2,859	0.3%

Total loans, gross	887,458	100.0%	842,688	$100.0%
Less: Deferred net loan fees	(37)		(1)
Less: Allowance for loan and lease loss	(12,853)		(12,741)

Total loans, net	$874,568		$829,946

        Commercial loans.    Banc Ed originates a mix of variable and fixed rate commercial loans to small- and medium-sized manufacturing, wholesale, retail and service businesses for working capital needs, business expansions and farm operations. Commercial loans generally include lines of credit and loans with maturities of less than seven years. The loans are generally made with business operations as the primary source of repayment, but may also include collateralization by inventory, accounts receivable and equipment, and generally include personal guarantees. Commercial loans increased $5.4 million to $214.6 million at June 30, 2018 as compared to $209.2 million at December 31, 2017.

        Commercial real estate loans.    Commercial real estate loans are secured by various commercial property types, a majority of which are owner-occupied and in Banc Ed's market area. Commercial real estate loans typically have a term of three to five years with fixed or adjustable rate features generally tied to the U.S. Treasury bill index or the prime commercial rate as quoted by The Wall Street Journal. Commercial real estate loans increased $20.6 million to $338.7 million at June 30, 2018 as compared to $318.1 million at December 31, 2017.

        Construction and land development loans.    Construction and land development loans are comprised of residential construction, commercial construction and land acquisition and development loans. Construction and land development loans increased $12.5 million to $70.0 million at June 30, 2018 as compared to $57.5 million at December 31, 2017.

        Residential real estate loans.    Residential real estate loans are collateralized by 1 to 4 family properties located in Banc Ed's market area. Residential real estate loans increased $6.5 million to $237.9 million at June 30, 2018 as compared to $231.4 million at December 31, 2017.

        Other consumer loans.    Other consumer loans consists of personal revolving lines of credit, indirect automobile loans, and personal installment loans. Other consumer loans increased $403 thousand to $24.1 million at June 30, 2018 as compared to $23.7 million at December 31, 2017.

        Leases, financing.    Financing lease balances decreased by $580 thousand to $2.3 million at June 30, 2018 as compared to $2.9 million at December 31, 2017 due the amortization of the existing balance.

        The following table shows the contractual maturities of Banc Ed's loans at June 30, 2018:

	June 30, 2018 Maturity within:
(dollars in thousands)	Intermediate	Within One Year	One Year to Five Years	After Five Years	Total
Loans:
Commercial	$—	$56,460	$84,289	$73,842	$214,591
Commercial real estate	—	—	238,224	100,456	338,680
Construction and land development	—	69,960	—	—	69,960

Total commercial loans	—	126,423	322,510	174,298	623,231
Residential real estate	—	24,577	90,085	123,219	237,881
Other consumer loans	—	7,845	15,974	248	24,067
Leases	—	—	1,922	357	2,279

Total loans	$—	$158,845	$430,491	$298,122	887,458

Loan Quality

        Banc Ed focuses on monitoring credit quality and prudently managing credit concentrations within the loan portfolio. Underwriting policies and practices govern the risk profile for the loan portfolio and Banc Ed monitors credit quality through ongoing review to identify potential problem loans based and strives to identify early deterioration at the individual loan level.

        Analysis of the Allowance for Loan and Lease Losses.    The following table allocates the allowance for loan and lease losses, or the allowance, by category:

	June 30,2018		December 31, 2017
(dollars in thousands)	Allowance	%(1)	Allowance	%(1)
Loans:
Commercial	$1,123	0.52%	$1,502	0.72%
Commercial real estate	3,901	1.15	3,842	1.21
Construction and land development	990	1.42	1,455	2.53

Total commercial loans	6,014	0.96	6,799	1.16
Residential real estate	1,519	0.64	2,666	1.15
Other consumer	146	0.61	248	1.05
Leases	—	0.00	—	0.00

Total	7,679	0.87	9,713	1.15
Unallocated	$5,174	0.58%	$3,028	0.34%

Total Allowance for loan and lease loss	12,853		12,741

(1)
Represents the percentage of the allowance to total loans and leases in the respective category.

        The allowance represents Banc Ed's estimate of probable and reasonably estimable credit losses inherent in loans and leases held for investment as of the respective balance sheet date. The unallocated amounts in the above table reflect qualitative factors, including local and national economic trends, that have not been specifically allocated to the portfolio segments.

        The allowance for loan and lease losses was $12.9 million at June 30, 2018 compared to $12.7 million at December 31, 2017. Banc Ed did not record provision in the six months ended June 30, 2018 based on an analysis that the allowance balance was adequate to cover estimated impaired loans.

        Loans are considered impaired when it is probable that Banc Ed will be unable to collect all amounts due according to the contractual terms of the agreement. For commercial and commercial real estate loans, a specific allowance may be assigned to individual loans based on an impairment analysis. The amount of impairment is based on an analysis of the most probable source of repayment, including the present value of the loan's expected future cash flows, the estimated market value or the fair value of the underlying collateral. Interest income on impaired loans is accrued as earned, unless the loan is placed on nonaccrual status.

        Charge-offs are taken on individual loans when it is determined that it probable that Banc Ed will be unable to collect principal and/or interest due. Loans considered to be uncollectible are charged off against the allowance. Factors used in determining the amount and timing of charge-offs on loans include consideration of the loan type, length of delinquency, sufficiency of collateral value, lien priority and the overall financial condition of the borrower. Collateral value is determined using updated appraisals and/or other market comparable information.

        Recoveries on loans previously charged off are added to the allowance. Net charge-offs/(recoveries) to average loans were (.01)% and .06% for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017.

        Provision for Loan and Lease Losses.    In determining the allowance and the related provision for loan and lease losses, Banc Ed assesses the adequacy of the existing allowance balance (1) based on the estimate of probable losses for loans specifically identified in the portfolio loans and (2) based on an estimate of inherent losses when considering historical loan loss experience and qualitative factors.

        The following table provides an analysis of the allowance for loan and lease losses, provision for loan and lease losses and net charge-offs for the six months ended June 30, 2018 and 2017:

	For the Six Months Ended
(dollars in thousands)	June 30, 2018	June 30, 2017
Balance, beginning of period	$12,741	$15,710
Charge-offs
Commercial	—	—
Commercial real estate	—	83
Construction and land development	—	50
Residential real estate	86	321
Other consumer	26	87
Leases	—	—

Total charge-offs	112	541

Recoveries
Commercial	62	71
Commercial real estate	22	15
Construction and land development	62	12
Residential real estate	64	32
Other consumer	14	6
Leases	—	—

Total recoveries	224	136

Net charge-offs	(112)	405

Provision for loan and lease loss	—	60

Balance, end of period	$12,853	$15,365
Net charge-offs to average loans	(0.01)%	0.06%
Allowance to total loans	1.45%	2.07%

        Impaired Loans.    The following table provides a summary of nonperforming assets by asset categories as of the dates indicated. Impaired loans include nonaccrual loans, loans past due 90 days or more and still accruing interest.

(dollars in thousands)	June 30, 2018	December 31, 2017
Impaired Loans
Nonaccrual	2,334	2,867
90 days past due and still accruing	285	665

Total Nonperforming loans	2,619	3,532
Other real estate owned	204	648

Nonperforming assets	$2,823	$4,180
Impaired loans to total loans	0.26%	0.42%
Nonperforming loans to total loans	0.15%	0.23%

        Investment Securities.    Banc Ed's investment strategy aims to maximize earnings while maintaining liquidity in securities with minimal credit risk. The types and maturities of investment securities purchased are primarily based on current and projected liquidity and interest rate sensitivity positions. The following table sets forth the book value and percentage of each category of investment securities at June 30, 2018 and December 31, 2017. At June 30, 2018 and at December 31, 2017 Banc Ed held no investment securities classified as held to maturity.

	June 30, 2018		December 31, 2017
(dollars in thousands)	Book Value	% of Total	Book Value	% of Total
Investment securities, available for sale, at fair value
U.S. Treasury, obligations of governments and government agencies	$616,650	81.0%	$689,572	82.6%
Mortgage-backed securities	133,656	17.6	132,838	15.9
Other debt securities	7,376	1.0	7,529	0.9
Equity securities	3,845	0.5	4,395	0.5

Total investment securities	$761,527	100%	$834,334	100%

        The following table sets forth the book value, maturities and weighted average yields for the investment security portfolio at June 30, 2018.

	June 30, 2018
(dollars in thousands)	Book Value	% of Total Investment Securities	Weighted Average Yield
Investment securities, available for sale
U.S. Treasury, obligations of governments and government agencies
Maturing within one year	$72,859	9.6%	1.35%
Maturing within one to five years	427,141	56.4	1.82
Maturing within five to ten years	98,003	12.9	2.50
Maturing after ten years	18,647	2.5	3.21

Total U.S. treasury, obligations of governments and government agencies	616,650	81.4%	1.91%
Mortgage-backed securities
Maturing within one year	$—	0.0%	—%
Maturing within one to five years	14,796	2.0	1.55
Maturing within five to ten years	41,023	5.3	1.73
Maturing after ten years	77,837	10.3	2.44

Total mortgage-backed securities	133,656	17.6%	2.12%
Other debt securities
Maturing within one year	$490	0.1%	2.00%
Maturing within one to five years	2,292	0.3	3.10
Maturing within five to ten years	4,594	0.6	3.39
Maturing after ten years	—	0.0	—

Total other debt securities	7,376	1.0%	3.21%

Total investment securities, available for sale	$757,682	100%	1.96%

        Cash and Cash Equivalents.    Cash and cash equivalents increased $78 thousand to $117.5 million as of June 30, 2018 as compared to December 31, 2017.

        Liabilities.    Total liabilities increased $43.7 million to $1.66 billion at June 30, 2018 as compared to December 31, 2017 due primarily to an increase of $42.1 million in deposits.

        Deposits.    Banc Ed is focused on growing and maintaining a stable source of funding, specifically core deposits. Banc Ed increased noninterest-bearing deposits by $39.2 million to $293.2 million at June 30, 2018 as compared to December 31, 2017.

        The following table summarizes year to date average deposit balances and weighted average rates at June 30, 2018 as compared to December 31, 2017:

	June 30, 2018		December 31, 2017
(dollars in thousands)	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
Deposits
Noninterest-bearing deposits	$259,847	—%	$193,258	—%
Interest-bearing
Demand and NOW	447,492	0.43%	525,602	0.32%
Savings and MMDA	467,422	0.32%	500,438	0.27%
Time deposits, less than or equal to $250,000	294,208	1.39%	274,633	1.34%
Time deposits, greater than $250,000	29,678	1.21%	31,309	1.53%

Total interest-bearing deposits	$1,238,800	0.64%	$1,331,982	0.54%

Total deposits	$1,498,647		$1,525,240

        The following table sets forth the maturity of time deposits greater than $250,000 as of June 30, 2018:

	June 30, 2018 Maturity Within:
	Three Months or Less	Three to 12 Months	After 12 Months	Total
Time, greater than $250,000	$6,716	$6,319	$14,187	$27,222

        At June 30, 2018, total deposits were comprised of 18.7% noninterest-bearing demand accounts, 62.6% interest-bearing transaction accounts, and 18.8% time deposits. There were no brokered deposits at June 30, 2018.

        Short-Term Borrowings.    In addition to deposits, Banc Ed uses short-term borrowings and also sells securities under agreements to repurchase as a source of funds to meet the daily liquidity needs of customers and fund growth in earning assets. Banc Ed's primary source of short-term funding is the Federal Home Loan Bank of Chicago. Short-term borrowings were $77.2 million at June 30, 2018 and $64.1 million at December 31, 2017.

        Other Borrowings.    Other borrowings, consisting of fixed-rate advances from the Federal Home Loan Bank of Chicago, totaled zero and $10.2 million at June 30, 2018 and December 31, 2017, respectively.

Capital Resources and Liquidity Management

        Capital Resources.    Shareholders' equity is influenced primarily by earnings, dividends, and changes in accumulated other comprehensive income caused primarily by fluctuations in unrealized holding gains or losses on available-for-sale investment securities.

        Shareholders' equity totaled $191.7 million and $192.4 million as of June 30, 2018 and December 31, 2017, respectively. Shareholders' equity totaled $192.4 million and $184.9 as of December 31, 2017 and December 31, 2016, respectively.

        Liquidity Management.    Liquidity is a measure of the ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost effective way. Cash flow requirements can be met by generating net income, attracting new deposits, converting assets to cash or borrowing funds. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, loan prepayments, loan sales and borrowing are greatly influenced by general interest rates, economic conditions and competitive environment in which Banc Ed operates. To minimize funding risks, Banc Ed closely monitors its liquidity position through periodic reviews of maturity profiles, yield and rate behaviors, and loan and deposit forecasts. Excess short-term liquidity is usually invested at the Federal Reserve Bank of Chicago or in overnight federal funds sold.

        As of June 30, 2018 and December 31, 2017, Banc Ed had $10 million of unsecured federal funds lines with no amounts advanced against the lines at either date. In addition, Banc Ed held a federal funds line with a third party bank secured with marketable securities. This line had a zero outstanding balance at June 30, 2018.

        Banc Ed is a corporation separate and apart from TheBANK and, therefore, must provide for its own liquidity. Banc Ed's main source of funding is dividends declared and paid to it by TheBANK. There are statutory, regulatory and debt covenant limitations that affect the ability of TheBANK to pay dividends to Banc Ed. Management believes that these limitations will not impact Banc Ed's ability to meet our ongoing short-term cash obligations.

Regulatory Capital Requirements

        Banc Ed is subject to various regulatory capital requirements administered by the federal and state banking regulators. Failure to meet regulatory capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for "prompt corrective action", Banc Ed must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting policies.

        The Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms (which we refer to as the "Basel III Rule") have established capital standards for banks and bank holding companies. The table below summarizes the minimum capital requirements applicable to Banc Ed under the Basel III Rule.

	Basel III
Ratio	Well Capitalized	Adequately Capitalized
Tier 1 leverage ratio	5.0%	4.0%
Common equity Tier 1 capital ratio	6.5	4.5
Tier 1 risk-based capital ratio	8.0	6.0
Total risk-based capital ratio	10.0	8.0

        In addition to the minimum regulatory capital requirements set forth in the table above, the Basel III Rule implemented a "capital conservation buffer" that is added to the minimum requirements for capital adequacy purposes. A banking organization that fails to meet the required amount of the capital conservation buffer will be subject to limits on capital distributions (e.g., dividends, stock buybacks, etc.) and certain discretionary bonus payments to executive officers. For community banks, the capital conservation buffer requirement is being phased in over a three-year period beginning on

January 1, 2016. The capital conservation buffer in 2016 was 0.625%, was 1.25% in 2017, is 1.875% in 2018 and will increase to 2.5% on January 1, 2019.

        At June 30, 2018, Banc Ed exceeded all regulatory capital requirements under the Basel III Rule and was considered to be "well-capitalized" with a Tier 1 leverage ratio of 10.95%, a common equity Tier 1 capital ratio of 16.57%, a Tier 1 capital ratio of 16.57% and a total capital ratio of 17.66%.

        At December 31, 2017, Banc Ed exceeded all regulatory capital requirements under the Basel III Rule and was considered to be "well-capitalized" with a Tier 1 leverage ratio of 10.76%, a common equity Tier 1 capital ratio of 17.42%, a Tier 1 capital ratio of 17.42% and a total capital ratio of 18.52%.

Interest Rate Risk

        Overview.    Interest rate risk is the risk to earnings and value arising from changes in market interest rates. Interest rate risk arises from timing differences in the repricing and maturities of interest-earning assets and interest-bearing liabilities (reprice risk), changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers' ability to prepay residential mortgage loans at any time and depositors' ability to redeem certificates of deposit before maturity (option risk), changes in the shape of the yield curve where interest rates increase or decrease in a nonparallel fashion (yield curve risk), and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR (basis risk).

        As part of normal operations, Banc Ed is subject to interest-rate risk on the assets it invests in, primarily loans and securities, and the liabilities Banc Ed funds with, primarily customer deposit and borrowed funds, as well as the ability to manage such risk. Fluctuations in interest rates may result in changes in the fair market values of financial instruments, cash flows, and net interest income.

        Like most financial institutions, Banc Ed has exposure to changes in both short-term and long-term interest rates, and net income can be significantly influenced by a variety of external factors, including: overall economic conditions, policies and actions of regulatory authorities, the amounts of and rates at which assets and liabilities reprice, variance in prepayment of loans and securities other than those that are assumed, early withdrawal of deposits, exercise of call options on borrowing or securities, competition, a general rise or decline in interest rates, changes in the slope of the yield-curve, changes in historical relationships between indices, such as LIBOR and prime, and balance sheet growth or contraction. Management seeks to manage interest rate risk under a variety of rate environments by structuring balance sheet and off-balance sheet positions. Interest income at risk is monitored and managed within approved policy limits.

        Banc Ed has an Asset-Liability Committee (which we refer to as "ALCO") which has been authorized by Banc Ed's board of directors to implement the asset/liability management policy, which established guidelines with respect to exposure due to interest rate fluctuations, liquidity, loan limits as a percentage of funding sources, exposure to correspondent banks and brokers and reliance on non-core deposits. The goal of the policy is to enable Banc Ed to maximize its interest income and maintain its net interest margin without exposing Banc Ed to excessive interest rate risk, credit-risk and liquidity risk. Within that framework, ALCO monitors the interest rate sensitivity and makes decisions relating to asset/liability composition. ALCO meets quarterly to monitor the level of interest rate risk sensitivity to ensure compliance with the board of directors' approved risk limits.

        Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk posture given business forecasts, management objectives, market expectations, and policy constraints.

        An asset sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate higher net interest income, as rates earned on our interest-earning assets would reprice upward more quickly than rates paid on our interest-bearing liabilities, thus expanding our net interest margin. Conversely, a liability sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate lower net interest income, as rates paid on our interest-bearing liabilities would reprice upward more quickly than rates earned on our interest-earning assets, thus compressing our net interest margin.

        Income Simulation and Economic Value Analysis.    Interest rate risk measurement is calculated and reported to the ALCO at least quarterly. The information reported includes period-end results and identifies any policy limits exceeded, along with an assessment of the policy limit breach and the action plan and timeline for resolution, mitigation, or assumption of the risk.

        Banc Ed uses two approaches to model interest rate risk: Net Interest Income at Risk (which we refer to as "NII at Risk") and Economic Value of Equity (which we refer to as "EVE"). Under NII at Risk, net interest income is modeled utilizing various assumptions for assets, liabilities, and derivatives. EVE measures the period end market value of assets minus the market value of liabilities and the change in this value as rates change. EVE is a period end measurement.

        The following table shows NII at Risk at the dates indicated:

	Immediate Change in Rates
(dollars in thousands)	–100	+100	+200
December 31, 2017
Dollar Change	$(2,081)	$207	$(123)
Percent Change	(4.63)%	0.46%	(0.27)%
June 30, 2018
Dollar Change	$496	$(2,852)	$(5,017)
Percent Change	1.11%	(6.40)%	(11.26)%

        Banc Ed reports NII at Risk to isolate the change in income related solely to interest earning assets and interest-bearing liabilities. The NII at Risk results included in the table above reflect the analysis used quarterly by management. It models immediate–100, +100 and +200 basis point parallel shifts in market interest rates. Banc Ed is within board policy limits for the–100, +100 and +200 basis point scenarios.

        The following table shows EVE at the dates indicated:

	Immediate Change in Rates
(dollars in thousands)	–100	+100	+200
December 31, 2017
Dollar Change	$(29,641)	$(4,820)	$(3,697)
Percent Change	(10.74)%	(1.75)%	(1.34)%
June 30, 2018
Dollar Change	$(32,108)	$(8,763)	$(11,642)
Percent Change	(2.90)%	(3.86)%	(7.02)%

        The EVE results included in the table above reflect the analysis used quarterly by management. It models immediate–100, +100 and +200 basis point parallel shifts in market interest rates. Banc Ed is within board policy limits for the +100 and +200 basis point scenarios.

Share ownership of directors and officers and certain beneficial owners

        The following table set forth, as of September 30, 2018, the shares of common stock beneficially owned by Banc Ed's executive officers and directors individually, by all executive officers and directors as a group, and by each stockholder known by Banc Ed to beneficially own in excess of five percent of Banc Ed's outstanding common stock. The percentages below are based on 816,916 common shares outstanding as of September 30, 2018, which is the most recent practicable date.

        The address for each stockholder listed in the table below is: c/o The Banc Ed Corp., 330 West Vandalia, Edwardsville, Illinois 62052.

Name of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)		Percent of Shares of Common Stock Outstanding
Directors and Executive Officers:
Kay S. Cassens	296,906	(2)	36.34%
Mark S. Shashek	74,202	(3)	9.08%
Robert L. Plummer	24,244		2.97%
Michael D. Cassens	21,784		2.67%
William S. Alexander	10,250	(4)	1.25%
Paul B. Millard	73	(5)	*
Robert M. Parker	50	(6)	*
Rick R. Parks	24		*
All Directors and Executive Officers as a Group (8 persons)	427,533		52.34%
5% Owners:
Lisa Shashek	84,688	(7)	10.37%
Denise Phillips	61,648	(8)	7.55%
Alan Cassens Marital Trust	46,720		5.72%

*
Less than 1%.

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner for purposes of this table, of any shares of our common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from September 30, 2018. As used herein, "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
Includes 120,336 shares held by a family limited partnership and 33,956 shares held as trustee.

(3)
Includes 24,120 shares held as a co-trustee and 35 shares held by a spouse.

(4)
Includes 5,950 shares held by a spouse.

(5)
All shares held in joint tenancy with right of survivorship with spouse.

(6)
All shares held in joint tenancy with right of survivorship with spouse.

(7)
Includes 54,984 shares held as co-trustee.

(8)
Includes 1,464 shares held by a spouse.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following tables show unaudited pro forma financial information about the financial condition and results of operations of First Busey, including per share data, after giving effect to the merger with Banc Ed and other pro forma adjustments. The unaudited pro forma financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of Banc Ed will be recorded by First Busey at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had occurred on June 30, 2018. The unaudited pro forma condensed combined income statement for the six months ended June 30, 2018 and the year ended December 31, 2017 gives effect to the merger as if the merger had become effective at January 1, 2017. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of First Busey and Banc Ed, which are incorporated by reference into, or included, in this proxy statement/prospectus. See "Where You Can Find More Information" and the financial statements of Banc Ed beginning on page F-1.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

 Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2018
(dollars in thousands, except per share data)

	First Busey	Banc Ed	Pro Forma Adjustments		First Busey Pro Forma Combined
Assets
Cash and cash equivalents	$230,730	$117,512	$(31,119)	(1)	$317,123
Investment securities	1,384,807	761,527	—		2,146,334
Loans held for sale	33,974	1,311	—		35,285
Loans	5,555,287	887,421	(13,775)	(2)	6,428,933
Allowance for loan losses	(53,305)	(12,853)	12,853	(3)	(53,305)
Premises and equipment, net	119,835	28,533	—		148,368
Goodwill	267,685	5,858	96,388	(4)(5)	369,931
Other intangible assets, net	35,722	—	28,299	(6)	64,021
Other assets	200,809	62,837	1,573	(7)	265,219

Total assets	$7,775,544	$1,852,146	$94,219		$9,721,909

Liabilities & Stockholders' Equity
Deposits	$6,163,912	$1,571,087	$(4,928)	(8)	$7,730,071
Borrowings	544,234	77,219	59,676	(9)(10)	681,129
Trust preferred securities	71,081	—	—		71,081
Other liabilities	39,135	12,096	29,100	(11)	80,331

Total liabilities	6,818,362	1,660,402	83,848		8,562,612
Stockholders' equity	957,182	191,744	10,371	(12)(13)(14)	1,159,297

Total liabilities and stockholders' equity	$7,775,544	$1,852,146	$94,219		$9,721,909

Book value per common share	$19.62	$234.69			$20.90
Shares outstanding	48,776	817	5,888		55,481

 Unaudited Pro Forma Condensed Combined Statement of Income for the
Year Ended December 31, 2017
(dollars in thousands, except per share data)

	First Busey	Banc Ed	Pro Forma Adjustments		First Busey Pro Forma Combined
Total interest income	$224,302	$47,266	$4,258	(15)	$275,826
Total interest expense	20,936	7,771	5,092	(16)(17)	33,799

Net interest income	203,366	39,495	(834)		242,027
Provision for loan losses	5,303	(1,880)	—		3,423

Net interest income after provision for loan losses	198,063	41,375	(834)		238,604
Non-interest income	84,474	25,715	(886)	(18)	109,303
Non-interest expense	174,426	50,432	5,386	(19)	230,244

Income before income taxes	108,111	16,658	(7,106)		117,663
Income taxes	45,385	6,043	(1,847)	(20)	49,581

Net income	$62,726	$10,615	$(5,259)		$68,082

Basic	$1.47	$13.00			$1.38
Diluted	$1.45	$13.00			$1.37
Shares for basic earnings per share	42,685	817			49,390
Shares for diluted earnings per share	43,126	817			49,831

 Unaudited Pro Forma Condensed Combined Statement of Income for the
Six Months Ended June 30, 2018
(dollars in thousands, except per share data)

	First Busey	Banc Ed	Pro Forma Adjustments		First Busey Pro Forma Combined
Total interest income	$138,958	$25,820	$1,704	(15)	$166,482
Total interest expense	18,829	4,538	2,384	(16)(17)	25,751

Net interest income	120,129	21,282	(680)		140,731
Provision for loan losses	3,266	—	—		3,266

Net interest income after provision for loan losses	116,863	21,282	(680)		137,465
Non-interest income	45,288	14,604	(443)	(18)	59,449
Non-interest expense	98,345	26,500	2,407	(19)	127,252

Income before income taxes	63,806	9,386	(3,530)		69,662
Income taxes	17,027	1,745	(919)	(20)	17,853

Net income	$46,779	$7,641	$(2,611)		$51,809

Basic	$0.96	$9.35			$0.93
Diluted	$0.95	$9.35			$0.93
Shares for basic earnings per share	48,796	817			55,501
Shares for diluted earnings per share	49,203	817			55,908

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Income

Note 1—Basis of Presentation

        First Busey has agreed to acquire Banc Ed for a fixed exchange ratio of 8.2067 shares of First Busey common stock plus $111.53 in cash for each share of Banc Ed common stock. The acquisition will be accounted for under the acquisition method of accounting and, accordingly, the assets and liabilities of Banc Ed have been marked to estimated fair value upon conditions as of June 30, 2018 and as if the transaction had been effective on January 1, 2017 for statement of income data. Since these are pro forma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined at that time.

Note 2—Pro Forma Adjustments Footnotes

(1)
To record outlay of $31.1 million in cash on hand to fund 34% of the cash portion of merger consideration.

(2)
To adjust Banc Ed's loans to fair value. Of the $13.8 million fair value mark, $12.8 million is expected to be accreted over an estimated 5 year remaining life of the respective loans in a manner that approximates level yield.

(3)
To eliminate Banc Ed's allowance for loan losses of $12.9 million.

(4)
To record goodwill of $102.2 million resulting from difference of the purchase price and identifiable net assets.

(in thousands)
Total purchase price	$303,797
Allocated to:
Historical book value of Banc Ed's assets and liabilities	191,744
Banc Ed's portion of estimated transaction expenses, net of tax	(11,727)
Adjustments to record assets and liabilities at fair value:
Loans, fair value mark	(13,775)
Eliminate Banc Ed's allowance for loan losses	12,853
Core deposit intangible	22,337
Customer list intangible	5,962
Other real estate owned	(41)
Mortgage servicing rights	4,428
Eliminate Banc Ed's goodwill	(5,858)
Deposits interest rate mark	4,928
Borrowings interest rate mark	324
Deferred taxes	(9,624)

Total adjustments to record assets and liabilities at fair value	21,534

Goodwill	$102,246

(5)
To eliminate Banc Ed's existing goodwill of $5.9 million.

(6)
To record core deposit intangible asset of $22.3 million. Gross amount will be amortized using a sum of years digits method over a 10 year useful life. This asset was determined based upon the present value of the estimated future cash flows of core deposits discounted using a weighted average market rate. To record customer list intangible asset of $6.0 million related to Trust assets under management. Gross amount will be amortized using a sum of years digits method over an eight year useful life.

(7)
To record a net deferred tax adjustment related to the transaction expense accrual, fair value adjustments and core deposit intangible. To record fair value decrease to other real estate owned and to record fair value increase to mortgage servicing rights.

(8)
To adjust Banc Ed's time deposits to fair value by a decrease of $4.9 million. Amount to be amortized straight-line over two years.

(9)
To adjust Banc Ed's borrowings to fair value by a decrease of $0.3 million. Amount to be amortized straight-line over one year.

(10)
To record estimated borrowings totaling $60.0 million used to fund 66% of the cash portion of merger consideration.

(11)
To record accrual of estimated transaction costs of $29.1 million for Banc Ed and First Busey. The net deferred tax asset related to these estimated transaction costs is included in footnote 7. The estimated transaction costs of $29.1 million, net of tax of $6.8 million, are estimated at $11.7 million for Banc Ed and $10.6 million for First Busey. Banc Ed's significant costs include $2.6 million of professional fees and $8.0 million of employee related costs, net of tax. First Busey's significant costs include $1.1 million of professional fees and $7.1 million of vendor termination costs, net of tax. For purposes of the pro forma presentation, the aggregate amount of these transaction costs are excluded from the pro forma income statements, as consistent with applicable guidance.

(12)
To eliminate Banc Ed's equity accounts of $191.7 million.

(13)
To record the issuance of 6.7 million shares of First Busey at $31.72 per share totaling $212.7 million.

(14)
To record impact of First Busey's portion of the accrued transaction costs totaling $10.6 million, after tax.

(15)
To record accretion of fair value mark on loan portfolio.

(16)
To record amortization of interest rate mark on time deposits and borrowings.

(17)
To record interest expense on borrowings used to fund 66% of the cash portion of merger consideration.

(18)
To record amortization of mortgage servicing rights, straight-line over five years.

(19)
To record amortization of core deposit intangible and customer list intangible.

(20)
To record tax effect of adjustments at an effective rate of 26%.

COMPARISON OF RIGHTS OF FIRST BUSEY STOCKHOLDERS AND BANC ED STOCKHOLDERS

        As a stockholder of Banc Ed, your rights are governed by Banc Ed's certificate of incorporation, as amended, and its bylaws, as amended, each as currently in effect. Upon completion of the merger, the rights of Banc Ed stockholders who receive shares of First Busey common stock in exchange for their shares of Banc Ed common stock will be governed by First Busey's amended and restated articles of incorporation and amended and restated bylaws, as well as the rules and regulations applying to public companies. First Busey is incorporated in Nevada and subject to the Nevada Revised Statutes and Banc Ed is incorporated in Delaware and is subject to the DGCL.

        The following discussion summarizes material similarities and differences between the rights of Banc Ed stockholders and First Busey stockholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the Nevada Revised Statutes and the DGCL and First Busey's and Banc Ed's respective certificate of incorporation, articles of incorporation and bylaws, each as amended and restated from time to time.

	First Busey Stockholder Rights	Banc Ed Stockholder Rights
Authorized Capital Stock:	First Busey is authorized to issue 66,666,667 shares of common stock, par value $0.001 per share, and one million shares of preferred stock, par value $0.001 per share (which we refer to as "First Busey preferred stock").	Banc Ed is authorized to issue 250,000 shares of common stock, par value $2.00 per share. As of June 30, 2018, Banc Ed had 816,996 shares of common stock outstanding.

As of June 30, 2018, First Busey had 48,776,404 shares of common stock outstanding and no shares of preferred stock outstanding. Issuances of shares of First Busey's preferred stock may affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by First Busey's board of directors.
Dividends:	Subject to any rights of holders of First Busey preferred stock, First Busey may pay dividends if, as and when declared by its board of directors.	Banc Ed's certificate of incorporation and bylaws are silent with respect to Banc Ed's ability to declare dividends.
Voting Limitations:	First Busey's articles of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.	Banc Ed's certificate of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.

	First Busey Stockholder Rights	Banc Ed Stockholder Rights
Number of Directors; Classification:	First Busey's board of directors currently consists of 12 members. First Busey's bylaws provide that the number of directors constituting the entire board of directors shall be determined by the board of directors or by First Busey's stockholders at an annual meeting and shall be not less than five nor more than twenty.

First Busey's board of directors is not classified and each director is elected for a one-year term.	Banc Ed's board of directors currently consists of five members, which number may be fixed from time to time by action of the stockholders or of the board of directors, or if the number is not fixed, the number shall be three.

Banc Ed's board of directors is not classified and each director is elected for a one-year term.
Election of Directors; Vacancies:	Each First Busey stockholder is entitled to one vote for each share of the voting stock held by such stockholder.	Each Banc Ed stockholder is entitled to one vote for each share of the voting stock held by such stockholder.

First Busey's articles of incorporation and bylaws do not provide for cumulative voting.

First Busey's bylaws provide that any vacancy on the board of directors may be may be filled by a majority of the directors then in office.
Banc Ed's certificate of incorporation and bylaws provide for cumulative voting such that each stockholder has the right to allocate among one or more director nominees as such stockholder deems proper as many votes as the number of directors to be elected multiplied by the number of shares of Banc Ed stock held by such stockholder.
Banc Ed's bylaws provide that that any vacancy on the board of directors may be filled by a majority vote of the directors then in office.

	First Busey Stockholder Rights	Banc Ed Stockholder Rights
Removal of Directors:	Subject to any rights of holders of First Busey preferred stock with respect to any director elected thereby, First Busey's bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of two-thirds of the outstanding shares entitled to vote.	Banc Ed's bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Under Section 141 of the DGCL, one or more directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors, except that: (i) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified as provided in subsection (d) of Section 141 of the DGCL, stockholders may effect such removal only for cause ; and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed, with or without cause, if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or if there be classes of directors, at an election of the class of directors of which such director is a part.
Call of Special Meeting of Directors:
First Busey's bylaws provide that a special meeting of the board of directors may be called by the chairman of the board, chief executive officer or president or on the written request of a majority of the directors.
Banc Ed's bylaws provide that a special meeting of the board of directors may be called by the chairman of the board, if any, the vice chairman of the board, if any, the president or a majority of the directors in office.

	First Busey Stockholder Rights	Banc Ed Stockholder Rights
Limitation on Director Liability:	First Busey's articles of incorporation and bylaws provide that no director or officer shall be liable to First Busey or its stockholders for monetary damages for breach of his or her fiduciary duty, provided that liability is not eliminated or limited with respect to: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.	Banc Ed's certificate of incorporation provides that the personal liability of the directors is eliminated to the fullest extent permitted by Section 102 of the DGCL. Under Section 102 of the DGCL, the personal liability of directors may be eliminated or limited for monetary damages for breaches of fiduciary duty, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.
Indemnification:
First Busey's articles of incorporation provide that First Busey shall, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 78.751.
Banc Ed's certificate of incorporation provides that it may indemnify any and all persons whom it shall have the power to indemnify under Section 145 of the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.

First Busey Stockholder Rights	Banc Ed Stockholder Rights
First Busey's bylaws provide further that, subject to the limits of applicable federal law and regulation, every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of First Busey or is or was serving at the request of First Busey or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extend legally permissible under the general corporation law of the State of Nevada against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection with such action, suit or proceeding.

First Busey's board of directors may, in its discretion, cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by First Busey as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by First Busey.

	First Busey Stockholder Rights	Banc Ed Stockholder Rights
Call of Special Meetings of Stockholders:	First Busey's bylaws provide that only the chairman of the board, chief executive officer or president may call a special meeting of stockholders and he or she may call a special meeting only after receiving the written request to hold a meeting from: (i) a majority of the board of directors; or (ii) stockholders owning at least 50% of the outstanding shares issued and outstanding and entitled to vote.

Such a request must state the purpose or purposes of the proposed meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called must be given not less than 10 nor more than 60 days prior to the date of the meeting to each stockholder entitled to vote at the meeting. Only business set forth in the notice shall be addressed at the special meeting.	Banc Ed's bylaws provide that a special meeting of the stockholders may be called either by the directors or by any officer instructed by the directors to call such meeting.

Written notice stating the time, place and purpose of the meeting must be mailed to, or served personally on, each stockholder at least 10, but no more than 60 days, prior to the date fixed for the special meeting. The notice must also state the place within the city or other municipality or community at which the list of stockholders of the corporation may be examined.
Quorum of Stockholders:
	First Busey's bylaws provide that the holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by the Nevada Revised Statutes.	Banc Ed's bylaws provide that a majority of the outstanding shares, represented in person or by proxy, constitutes a quorum at a stockholders' meeting.
Advance Notice Regarding Stockholder Proposals (other than Nomination of Candidates for Election to the Board of Directors):
	First Busey's bylaws provide that, for any new business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to First Busey's secretary and such proposed business must otherwise be a proper matter for stockholder action.	Banc Ed's certificate of incorporation and bylaws are silent with respect to advance notice regarding stockholder proposals.

	First Busey Stockholder Rights	Banc Ed Stockholder Rights
To be timely, a stockholder's notice must be delivered to or mailed to and received by the secretary at First Busey's principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting.

The stockholder's notice must set forth: (i) as to any business the stockholder proposed to bring before the annual meeting; (A) a brief description of the business desired to be brought before the annual meeting; (B) the reasons for conducting such business at the annual meeting; (C) any material interest in such business of such stockholder; and (D) the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposed business is to be brought; (A) the name and address of such stockholder, as they appear on First Busey's books, and the name and address of such beneficial owner; and (B) the class and number of shares of First Busey's shares that are owned beneficially and of record by such stockholder and such beneficial owner.
Advance Notice Regarding Stockholders Nomination of Candidates for Election to the Board of Directors:
	First Busey's bylaws provide that nominations, other than those made by, or at the direction of, the board of directors, may only be made pursuant to timely notice in writing to First Busey's secretary.	Banc Ed's certificate of incorporation and bylaws are silent with respect to advance notice regarding stockholder nominations for candidates to the board of directors.

To be timely, a stockholder's notice shall be delivered to, or mailed and received by First Busey's secretary not less than 60 days nor more than 90 days in advance of the first anniversary date of the previous year's annual meeting, and for a special meeting, not less than 60 days nor more than 90 days in advance of the date of the special meeting, regardless of any postponements or adjournments of that meeting to a later date.

First Busey Stockholder Rights	Banc Ed Stockholder Rights
The stockholder's notice must include: (i) as to each person whom the stockholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of such person; (B) the principal occupation or employment of such person; (C) the class and number of shares of First Busey's stock which are beneficially owned by such person on the date of such stockholder notice; and (D) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether such person is subject to the provisions of such regulations; and (ii) as to the stockholder giving the notice: (A) the name and address, as they appear on First Busey's books, of such stockholder and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support such nominee(s); and (B) the class and number of shares of First Busey's stock which are beneficially owned by such stockholder on the date of such stockholder notice and the number of shares owned beneficially by any other record or beneficial stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

	First Busey Stockholder Rights	Banc Ed Stockholder Rights
Stockholder Action by Written Consent:	First Busey's bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Banc Ed's bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Appointment and Removal of Officers:
First Busey's bylaws provide that each officer shall be appointed by the board of directors and that such officer shall hold office until his or her successor is appointed and qualifies.

Any officer may be removed by the affirmative vote of a majority of the board of directors.
Banc Ed's bylaws provide that the officers shall be elected annually by the board of directors at the first meeting of the board of directors following the election of the directors by the stockholders. Each officer will hold office until a successor is elected or appointed and qualified unless removed by the board of directors.

First Busey Stockholder Rights	Banc Ed Stockholder Rights
Amendment to Charter and Bylaws:	Under its articles of incorporation, First Busey reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its articles of incorporation and to add or insert any other provision authorized by the laws of the State of Nevada in any manner prescribed by law.

The bylaws of First Busey may be altered, amended or repealed, or new bylaws may be adopted, by the stockholders or by the board of directors when such power is conferred upon the board of directors by the articles of incorporation at any regular or special meeting of the stockholders or of the board of directors (provided that notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of any such special meeting).	Banc Ed's certificate of incorporation does not specify a procedure for amending the certificate of incorporation. Pursuant to Section 242 of the DGCL, any amendment authorized under the DGCL generally may be made as follows: (i) the board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the stockholders; (ii) such special or annual meeting shall be called and held upon notice in accordance with Section 222 of the DGCL, the notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby unless such notice constitutes a notice of internet availability of proxy materials under the rules promulgated under the Securities Exchange Act of 1934 (15 U.S.C. § 78a et seq.); and (iii) at the meeting a vote of the stockholders entitled to vote thereon shall be taken for and against any proposed amendment that requires adoption by stockholders. If no vote of stockholders is required to effect such amendment, or if a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class has been voted in favor of the amendment, a certificate setting forth the amendment and certifying that such amendment has been duly adopted in accordance with this section shall be executed, acknowledged and filed and shall become effective in accordance with Section 103 of the DGCL.

Pursuant to Banc Ed's bylaws, the bylaws may be amended by the board of directors or by the stockholders.

STOCKHOLDER PROPOSALS

        First Busey's 2018 annual meeting of stockholders was held on May 23, 2018. First Busey generally holds its annual meeting of the stockholders in May of each year. For business to be properly brought before the 2019 annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and such proposed business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the corporation between February 22, 2019 and March 24, 2019. The stockholder's notice must set forth: (i) as to any business the stockholder proposed to bring before the annual meeting; (A) a brief description of the business desired to be brought before the annual meeting; (B) the reasons for conducting such business at the annual meeting; (C) any material interest in such business of such stockholder; and (D) the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposed business is to be brought; (A) the name and address of such stockholder, as they appear on First Busey's books, and the name and address of such beneficial owner; and (B) the class and number of shares of First Busey's shares that are owned beneficially and of record by such stockholder and such beneficial owner.

        If the merger occurs, there will be no Banc Ed annual meeting of stockholders for 2019. Banc Ed will hold its 2019 annual meeting of stockholders only if the merger is not completed.

LEGAL MATTERS

        The validity of the First Busey common stock to be issued in connection with the merger will be passed upon for First Busey by its special counsel in the state of Nevada, Lewis Roca Rothgerber Christie LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for First Busey by Barack Ferrazzano Kirschbaum & Nagelberg LLP and for Banc Ed by Howard & Howard Attorneys PLLC.

EXPERTS

        The consolidated financial statements of First Busey Corporation and subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated in this Amendment No. 1 to Form S-4 by reference from the First Busey Corporation Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this Form S-4 in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

        The Banc Ed Corp.'s consolidated financial statements included in this document as of and for the year ended December 31, 2017, have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in their report thereon included with such consolidated financial statements. Such consolidated financial statements are provided herewith in reliance upon such report of BKD, LLP given as experts in auditing and accounting.

        The consolidated financial statements of The Banc Ed Corp. and its subsidiary as of and for the year ended December 31, 2016 have been audited by Cummings, Ristau & Associates, P.C., an independent public accounting firm, as stated in their reports thereon and included in the registration statement of which this proxy statement/prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        First Busey has filed a registration statement on Form S-4 with the SEC that registers the First Busey common stock to be issued in the merger to Banc Ed stockholders. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of First Busey and a proxy statement of Banc Ed for its special meeting. As allowed by SEC rules and regulations, this proxy statement/prospectus does not contain all of the information in the registration statement.

        First Busey files reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including First Busey's filings. The Internet address of that site is www.sec.gov. You may also read and copy any materials filed with the SEC by First Busey at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may obtain copies of the information that First Busey files with the SEC, free of charge by accessing First Busey's website at www.busey.com under the tab "Investor Relations" and then under "SEC Filings." Alternatively, these documents, when available, can be obtained free of charge from First Busey upon written request to First Busey Corporation, Corporate Secretary, 100 W. University Avenue, Champaign, Illinois 61820 or by calling (217) 365-4544.

        As a registered bank holding company, Banc Ed files unaudited quarterly and annual reports called "Consolidated Financial Statements for Bank Holding Companies" on Form FR Y-9C with the Federal Reserve, which we refer to as a Consolidated Financial Report. In addition, TheBANK files unaudited quarterly and annual reports called "Consolidated Reports of Condition and Income" with the FDIC, which we refer to as a Bank Call Report.

        The Consolidated Financial Reports and Bank Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. The financial statements and other information in the Consolidated Financial Reports and Bank Call Reports are not audited by independent auditors. Because of the special supervisory, regulatory and economic policy needs served by the Consolidated Financial Reports and Bank Call Reports, those regulatory instructions do not in all cases follow generally accepted accounting principles in the United States, including the opinions and statements of the Financial Accounting Standards Board or the Accounting Principles Board. Although Consolidated Financial Reports and Bank Call Reports are primarily supervisory and regulatory documents, rather than financial accounting documents, and do not provide a complete range of financial disclosure, they nevertheless provide important information concerning Banc Ed's financial condition and results of operations and the financial condition and results of operations of TheBANK.

        The publicly available portions of the Consolidated Financial Reports filed by Banc Ed are publicly available on the Federal Financial Institutions Examination Council's website at www.ffiec.gov and the publicly available portions of the Bank Call Reports filed by TheBANK are publicly available on the FDIC's website at www.fdic.gov. Alternatively, these documents, when available, can be obtained free of charge from Banc Ed upon written request to The Banc Ed Corp., Corporate Secretary, 330 W. Vandalia, Edwardsville, Illinois 62026, (618) 698-3526.

        First Busey's Internet address is www.Busey.com. Banc Ed's Internet address is www.4thebank.com. The information on First Busey's and Banc Ed's websites is not part of this proxy statement/prospectus.

        The SEC allows First Busey to "incorporate by reference" the information that it files with the SEC, which means that First Busey can disclose important information to you by referring to its filings with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, and certain information that First Busey files later with the SEC will automatically update and supersede the information in this proxy statement/prospectus.

        First Busey incorporates by reference the following documents First Busey has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:

  •
  First Busey's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 28, 2018;

  •
  First Busey's Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018, filed with the SEC on May 8, 2018 and August 7, 2018, respectively;

  •
  First Busey's Proxy Statement on Schedule 14A for the 2018 annual meeting of stockholders filed on April 12, 2018;

  •
  The description of First Busey's common stock contained in First Busey's registration statement on Form S-3, filed on October 17, 2014 and declared effective on October 29, 2014, and any amendment or report filed for the purpose of updating such description; and

  •
  First Busey's Current Reports on Form 8-K filed with the SEC on January 16, 2018, March 29, 2018, April 10, 2018, May 2, 2018, May 24, 2018 (as amended by First Busey's Current Report on Form 8-K/A filed on October 10, 2018), July 10, 2018, August 22, 2018, and October 9, 2018.

        In addition, First Busey is incorporating by reference any documents it files under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (i) after the date of the initial registration statement of which this proxy statement/prospectus forms a part and prior to the date of the registration statement and (ii) after the date of this proxy statement/prospectus and prior to the date of the special meeting of the Banc Ed stockholders, provided, however, that First Busey is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

        If you would like to request documents, please do so by November 16 to receive them before the Banc Ed special meeting.

        First Busey has supplied all of the information contained in this proxy statement/prospectus relating to First Busey and its subsidiary bank. Banc Ed has supplied all of the information relating to Banc Ed and its subsidiary bank.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to Banc Ed stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated October 19. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this proxy statement/prospectus nor the issuance by First Busey of shares of First Busey common stock in connection with the merger will create any implication to the contrary.

BANC ED FINANCIAL STATEMENTS

Independent Auditor's Report

Board of Directors
The Banc Ed Corp. and its Subsidiary
Edwardsville, Illinois

        We have audited the accompanying consolidated financial statements of The Banc Ed Corp. and its Subsidiary (the "Company"), which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinions

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Prior Year Audited by Other Auditors

        The 2016 consolidated financial statements were audited by other auditors, and their report thereon, dated January 25, 2017, expressed an unmodified opinion.

St. Louis, Missouri
February 21, 2018

Independent Auditors' Report

The Board of Directors
THE BANC ED CORP.:

Report on the Consolidated Financial Statements

        We have audited the accompanying consolidated financial statements of THE BANC ED CORP. and subsidiary, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of THE BANC ED CORP. and subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

St. Louis, Missouri
January 25, 2017

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Consolidated Balance Sheets

	December 31
	2017	2016
	(Dollar amounts in thousands, except per share amounts)
ASSETS
Cash and due from banks (Note 2)	$8,730	$11,736
Interest-earning demand deposits in other financial institutions	31,020	34,766

Total Cash and Cash Equivalents	39,750	46,502
Interest-earning time deposits in other financial institutions	2,701	2,701
Investments in available-for-sale securities, at fair value (Note 3)	834,334	827,739
Mortgage loans held for sale	4,418	3,050
Loans (Note 4)	842,687	749,567
Less:
Net deferred loan fees	(1)	(1)
Allowance for loan losses	(12,741)	(15,710)

Net loans	829,945	733,856

Bank premises and equipment, net (Note 5)	29,967	32,152
Accrued interest receivable	6,491	6,103
Bank-owned life insurance policies (Note 11)	42,386	40,305
Other real estate owned, net	648	1,588
Goodwill	5,858	5,858
Mortgage servicing rights, net of accumulated amortization of $5,857 and $4,586 at December 31, 2017 and 2016, respectively (Note 1)	2,601	2,849
Other assets	10,004	11,267

Total assets	$1,809,103	$1,713,970

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits	$254,013	$230,056
Interest-bearing deposits (Note 6)	1,275,024	1,218,964

Total deposits	1,529,037	1,449,020
Short-term borrowings (Note 8)	64,138	55,684
Long-term Federal Home Loan Bank advances (Note 9)	10,205	14,171
Accrued interest payable	626	561
Other liabilities	12,689	9,642

Total liabilities	1,616,695	1,529,078

Stockholders' equity:
Common stock, $2 par value; 2,000,000 shares authorized, 864,000 shares issued, 816,798 and 816,907 outstanding at December 31, 2017 and 2016, respectively	1,728	1,728
Surplus	13,822	13,807
Retained earnings	191,621	184,478
Treasury stock, at cost—47,202 and 47,093 shares at December 31, 2017 and 2016, respectively	(9,102)	(9,064)
Accumulated other comprehensive loss	(5,661)	(6,057)

Total stockholders' equity	192,408	184,892

Total liabilities and stockholders' equity	$1,809,103	$1,713,970

See accompanying notes to consolidated financial statements.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Consolidated Statements of Income

	Years ended December 31
	2017	2016
	(Dollar amounts in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans (Note 4)	$27,473	$25,643
Interest and dividends on securities:
Taxable	13,306	13,033
Exempt from federal income taxes	5,543	5,453
Interest on short-term investments	944	425

Total interest income	47,266	44,554

Interest expense:
Interest on deposits (Note 6)	7,186	5,887
Interest on short-term borrowings (Note 8)	388	222
Interest on long-term Federal Home Loan Bank advances (Note 9)	197	262

Total interest expense	7,771	6,371

Net interest income	39,495	38,183
Provision (credit) for loan losses (Note 4)	(1,880)	120

Net interest income after provision (credit) for loan losses	41,375	38,063

Noninterest income:
Service charges on deposit accounts	4,373	4,159
Income from fiduciary activities	4,026	3,828
Net security sale gains (Note 3)	602	895
Data processing revenues	2,035	2,396
Mortgage banking revenues	4,848	6,619
Other noninterest income	9,831	9,059

Total noninterest income	25,715	26,956

Noninterest expense:
Salaries and employee benefits (Note 11)	27,835	26,650
Occupancy and equipment expense (Note 5)	7,760	7,634
Advertising	1,167	1,236
Legal and professional fees	1,135	1,087
Postage, printing, and supplies	534	537
FDIC assessments	565	634
Directors' fees	624	1,018
Amortization of mortgage servicing rights	1,270	1,119
Other noninterest expense	9,542	9,155

Total noninterest expense	50,432	49,070

Income before applicable income taxes	16,658	15,949
Applicable income tax expense (including impact of enacted changes in tax laws of $1,575 for December 31, 2017) (note 7)	6,043	3,864

Net income	$10,615	$12,085

Basic and diluted earnings per share, based on 816,739 and 814,783 average shares outstanding in 2017 and 2016, respectively	$13.00	$14.83

See accompanying notes to consolidated financial statements.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Consolidated Statements of Comprehensive Income

	Years ended December 31
	2017	2016
	(Dollar amounts in thousands)
Net income	$10,615	$12,085

Other comprehensive income (loss) before tax:
Net unrealized gains (losses) on available-for-sale securities	20	(7,923)
Reclassification adjustment for realized gains included in noninterest income on the consolidated statements of income	(602)	(895)

Other comprehensive loss before tax	(582)	(8,818)
Income tax related to items of other comprehensive income (loss), net of $205 and $304 relating to amounts reclassified out of accumulated other comprehensive income	978	(2,998)

Other comprehensive income (loss), net of tax	396	(5,820)

Total comprehensive income	$11,011	$6,265

See accompanying notes to consolidated financial statements.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Consolidated Statements of Stockholders' Equity

	Years ended December 31, 2017 and 2016
	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Total Stockholders Equity
	(Dollars amounts in thousands, except per share amounts)
Balance at December 31, 2015	$1,728	$13,738	$175,695	$(9,523)	$(237)	$181,401
Net income	—	—	12,085	—	—	12,085
Purchase of 5 shares for treasury	—	—	—	(1)	—	(1)
Cash dividends declared ($4.05 per share)	—	—	(3,302)	—	—	(3,302)
Stock issued for directors' fees 2,390 shares from treasury	—	69	—	460	—	529
Unrealized net holding losses on available-for-sale securities, net of related tax effect	—	—	—	—	(5,820)	(5,820)

Balance at December 31, 2016	1,728	13,807	184,478	(9,064)	(6,057)	184,892
Net income	—	—	10,615	—	—	10,615
Purchase of 513 shares for treasury	—	—	—	(116)	—	(116)
Cash dividends declared ($4.25 per share)	—	—	(3,472)	—	—	(3,472)
Stock issued for directors' fees—404 shares from treasury	—	15	—	78	—	93
Unrealized net holding gains on available-for-sale securities, net of related tax effect	—	—	—	—	396	396

Balance at December 31, 2017	$1,728	$13,822	$191,621	$(9,102)	$(5,661)	$192,408

See accompanying notes to consolidated financial statements.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Consolidated Statements of Cash Flow

	Years ended December 31
	2017	2016
	(Dollar amounts in thousands)
Cash flows from operating activities:
Net income	$10,615	$12,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,047	2,254
Amortization and accretion	3,843	3,851
Amortization of intangible assets	1,270	1,119
Stock issued for directors' fees	93	529
Provision (credit) for loan losses	(1,880)	120
Deferred income tax expense	2,736	424
Net gains on security sales	(602)	(895)
Net cash gains on mortgage loans sold in secondary market	(1,979)	(4,222)
Capitalized mortgage servicing rights	(1,023)	(1,539)
Net losses (gains) on other real estate owned sales and write-downs	103	(87)
Decrease (increase) in accrued interest receivable	(388)	262
Increase in accrued interest payable	65	54
Mortgage loans originated for sale in secondary market	(109,442)	(185,727)
Proceeds from mortgage loans sold in secondary market	110,053	189,193
Increase in cash value of bank-owned life insurance policies	(1,081)	(1,102)
Other operating activities, net	2,823	424

Net cash provided by operating activities	17,253	16,743

Cash flows from investing activities:
Proceeds from calls and maturities of and principal payments on available-for-sale securities	304,792	568,682
Purchases of bank premise and equipment, net	138	(1,189)
Proceeds from sale of available-for-sale securities	110,257	52,775
Purchases of:
Interest-earning time deposits in other financial institutions, net	—	(496)
Available-for-sale securities	(425,467)	(564,484)
Bank-owned life insurance policies	(1,000)	—
Federal Home Loan Bank stock	(310)	—
Redemption of Federal Home Loan Bank stock	—	1,613
Net increase in loans	(95,206)	(54,070)
Proceeds from sale of other real estate owned	1,834	1,084

Net cash provided by (used in) investing activities	(104,962)	3,915

Cash flows from financing activities:
Net increase (decrease) in deposits	80,016	(29,363)
Net increase in short-term borrowings	8,454	37
Payments on long-term Federal Home Loan Bank advances	(3,966)	(3,902)
Treasury stock purchases	(116)	(1)
Dividends paid	(3,431)	(3,258)

Net cash provided by (used in) financing activities	80,957	(36,487)

Net decrease in cash and cash equivalents	(6,752)	(15,829)
Cash and cash equivalents at beginning of year	46,502	62,331

Cash and cash equivalents at end of year	$39,750	$46,502

Supplemental information:
Cash paid for:
Interest	$7,706	$6,317
Income taxes	1,281	2,289
Noncash transactions:
Transfers to other real estate owned in settlement of loans	997	58
Loans made to facilitate the sale of other real estate owned	—	1,320
Dividends payable	899	858

See accompanying notes to consolidated financial statements.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except per share amounts)

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations The Banc Ed Corp. (the Company) provides a full range of banking services to individual and corporate customers throughout the St. Louis metropolitan area, through the branch network of its wholly owned subsidiary bank, TheBANK of Edwardsville (TheBANK). The Company and TheBANK are subject to competition from other financial and nonfinancial institutions providing financial products throughout the St. Louis metropolitan area. Additionally, the Company and TheBANK are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

        Basis of Financial Statement Presentation The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and general practices within the banking industry. In the normal course of business, the Company encounters two significant types of risk: economic and regulatory. Economic risk is comprised of interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities reprice on a different basis than its interest-earning assets. Credit risk is the risk of default on the Company's investment or loan portfolios resulting from the borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of the investment portfolio, collateral underlying loans receivable, and the value of the Company's investment in real estate.

        Principles of Consolidation The consolidated financial statements include the accounts of the Company and TheBANK. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Basis of Accounting The Company and TheBANK utilize the accrual basis of accounting, which includes in the total of net income all revenues earned and expenses incurred, regardless of when actual cash payments are received or paid.

        Comprehensive Income The Company is also required to report comprehensive income (loss), of which net income is a component. Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period, except those resulting from investments by, and distributions to, owners, and cumulative effects of accounting changes recorded directly to retained earnings. The components of accumulated other comprehensive income (loss) are as follows at December 31, 2017 and 2016:

	2017	2016
Net unrealized losses on available-for-sale securities	$(9,759)	$(9,177)
Deferred tax effect	4,098	3,120

	$(5,661)	$(6,057)

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Changes in Accumulated Other Comprehensive Income (AOCI) by Component Amounts reclassified from AOCI and the affected line items in the statements of income during the years ended December 31, 2017 and 2016, were as follows:

	Amounts Reclassified from AOCI
			Affected Line Item in the Statements of Income
	2017	2016
Net realized gains on available-for-sale securities	$602	$895	Noninterest income—Net security sale gains

        Bank Owned Life Insurance Bank owned life insurance policies are reflected in the consolidated balance sheet at the estimated cash surrender value. Changes in the cash surrender value of these policies, as well as a portion of the insurance proceeds received, are recorded in the noninterest income in the consolidated statement of income.

        Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, mortgage servicing rights, goodwill, and fair value of financial instruments.

        Cash and Cash Equivalents For purposes of the consolidated statements of cash flows, cash equivalents include cash and due from banks and interest-bearing demand deposits in other financial institutions. The deposits are held in various commercial banks, as well as the Federal Reserve and Federal Loan Home Bank of Chicago. At December 31, 2017, the amount held with Commerce Bank was $200 above the FDIC limit of $250.

        Interest-bearing Time Deposits Interest-bearing deposits in banks mature within five years and are carried at cost.

        Earnings Per Share Basic earnings per share amounts are computed by dividing consolidated net income available to common stockholders by the weighted average number of common shares outstanding, which were 816,739 and 814,783 shares for the years ended December 31, 2017 and 2016, respectively. There are no common stock equivalents, therefore diluted earnings per share equals basic earnings per share.

        Investments in Securities The Company classifies its debt securities as available-for-sale at the time of purchase. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a component of other comprehensive income in stockholders' equity until realized. Transfers of securities between categories would be recorded at fair value at the date of transfer.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Unrealized holding gains and losses would be recognized in earnings for any transfers into the trading category.

        Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Amortization of premiums and accretion of discounts for mortgage-backed securities are recognized as interest income using the interest method, which considers the timing and amount of prepayments of the underlying mortgages in estimating future cash flows for individual mortgage-backed securities. For other debt securities in the available-to-sale category, premiums and discounts are amortized or accredited over the lives of the respective securities, with consideration of historical and estimated prepayment rates, as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses from the sale of any securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

        Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are reflected in operations as realized losses. In estimating other-than-temporary impairment losses, management systematically evaluates investment securities for other-than-temporary declines in fair value on a quarterly basis. The analysis requires management to consider various factors, which include the present value of the cash flows expected to be collected compared to the amortized cost of the security, the duration and magnitude of the decline in value, the financial condition of the issuer or issuers, the structure of the security, and the intent to sell the security or whether it is more likely than not that the Company would be required to sell the security before its anticipated recovery in market value.

        Loans Loans are stated at the principal amount of outstanding principal balances, less the allowance for loan losses and net deferred loan origination fees. Interest on loans is credited to income based on the principal amount outstanding. Loans are considered delinquent whenever interest and/or principal payments have not been received when due. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. Subsequent payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectability of principal and interest is expected. TheBANK considers a loan impaired when all amounts due, both principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. When measuring impairment for loans, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan.

        Loan origination fees and certain direct loan origination costs are deferred and recognized as an adjustment to interest income over the lives of the related loans using the interest method.

        Allowance for Loan Losses The reserve for possible losses on loans represents management's best estimate of losses probable in the existing loan portfolio. The reserve for possible loan losses is available to absorb loan charge-offs. The reserve is increased by provisions charged to operations and is reduced by loan charge-offs less recoveries. Loans are partially or fully charged off when management believes such amounts are uncollectible, either through collateral liquidation or cash payment. Management utilizes a systematic, documented approach in determining the appropriate level of the reserve for possible loan losses. The level of the reserve reflects management's continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political, and regulatory conditions; and probable losses inherent in the current loan portfolio. The determination of the appropriate level of the reserve for possible loan losses inherently involves a degree of subjectivity and requires TheBANK to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of TheBANK's control, may require an increase in the reserve for possible loan losses.

        Management believes the reserve for possible loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on changes in economic conditions.

        Bank Premises and Equipment Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation of premises and equipment is computed over the expected lives of the assets, generally using the straight-line method. Estimated useful lives are generally 39.5 years for premises and building improvements and 3 to 15 years for furniture, fixtures, and equipment. Expenditures for major renewals and improvements of bank premises and equipment are capitalized, and those for maintenance and repairs are expensed as incurred.

        Bank premises and equipment and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In such situations, recoverability of assets to be held and used would be measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If such assets were considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets, using observable market prices. Assets to be disposed would be reported at the lower of the carrying amount or fair value, less estimated selling costs.

        Other Real Estate Owned Other real estate owned represents property acquired through foreclosure, or deeded to TheBANK in lieu of foreclosure, for loans on which the borrowers have

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

defaulted as to payment of principal and interest. Properties acquired are initially recorded at the lower of TheBANK's carrying amount or fair value, using observable market prices (less estimated selling costs). Valuations are periodically performed by management, and an allowance for losses is established by means of a charge to noninterest expense if the carrying value of a property exceeds its fair value, less estimated selling costs. Subsequent increases in the fair value less estimated selling costs are recorded through a reversal of the allowance, but not below zero. Costs related to the development and improvement of property are capitalized, while costs relating to holding the property are expensed. Of the $648 of other real estate owned at December 31, 2017, $122 was comprised of residential real estate properties. Additionally, the Bank had $1,013 of mortgages in process of foreclosure at December 31, 2017.

        Goodwill The excess of the Company's consideration given in each subsidiary acquisition transaction over the fair value of the net assets acquired is recorded as goodwill, an intangible asset on the consolidated balance sheets with an indefinite useful life. Impairment is measured as the excess of carrying value over the implied fair value of goodwill with an indefinite life. Subsequent increases in goodwill value are not recognized in the financial statements. Management evaluates goodwill impairment annually, or more frequently if impairment indicators are present. There were no impairment write-downs required in 2017 or 2016.

        Federal Home Loan Bank Stock Included in other assets is common stock of the Federal Home Loan Bank of Chicago, which is administered by the Federal Housing Finance Board. As a member of the Federal Home Loan Bank System, TheBANK is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Chicago. The stock is recorded at cost, which represents redemption value. The redemption value is based on a predetermined formula, and is evaluated for impairment. At December 31, 2017 and 2016, the carrying amount of this investment was $1,469 and $1,160, respectively.

        Securities Sold Under Repurchase Agreements TheBANK enters into sales of securities under agreements to repurchase at a specified future date. Such repurchase agreements are considered financing arrangements and, accordingly, the obligation to repurchase assets sold is reflected as a liability in the consolidated balance sheets. Repurchase agreements are collateralized by debt securities which are under the control of TheBANK.

        Income Taxes The Company and TheBANK account for income taxes in accordance with the income tax accounting guidance (ASC 740, Income Taxes). The Company and TheBANK file consolidated federal income tax returns. Applicable income taxes are computed based on reported income and expenses, adjusted for permanent differences between reported and taxable income. Penalties and interest assessed by income taxing authorities are included in income tax expense in the year assessed, unless such amounts relate to an uncertain tax position. The Company had no uncertain tax positions at December 31, 2017 and 2016.

        The Company uses the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period which includes the enactment date.

        The Company has not had its consolidated federal income tax returns examined by the Internal Revenue Service for several years. The State of Illinois has examined the Company's consolidated state income tax returns through the year ended December 31, 2008. The Company's consolidated federal and state income tax returns are generally subject to examination by the Internal Revenue Service and State of Illinois for three years after such returns are filed.

        Mortgage Banking Operations TheBANK's mortgage banking operations include the origination of long-term, fixed-rate residential mortgage loans for sale in the secondary market. Upon receipt of an application for a residential real estate loan, TheBANK generally locks in an interest rate with the applicable investor and, at the same time, locks into an interest rate with the customer. This practice minimizes TheBANK's exposure to risk resulting from interest rate fluctuations. Upon disbursement of the loan proceeds to the customer, the loan is delivered to the applicable investor. Sales proceeds are generally received shortly thereafter. Therefore, no loans held for sale are included in TheBANK's loan portfolio at any point in time, except those loans for which the sale proceeds have not yet been received. Such loans are maintained at the lower of cost or fair value, based on the outstanding commitments from the applicable investors for such loans.

        Loan origination fees are recognized upon the sale of the related loans and included in the consolidated statements of income as noninterest income from mortgage banking operations. Additionally, loan administration fees, representing income earned from servicing certain loans sold in the secondary market, are calculated on the outstanding principal balances of the loans serviced and recorded as noninterest income as earned.

        Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale or securitizations of loans originated by the Company are intitially measured at fair value at the date of transfer. For certain loans sold in the secondary market, TheBANK retains the rights to service such loans; however, prior to January 1, 2016, mortgage servicing rights had not been recorded due to their immaterial effect on the Company's consolidated financial position and results of operations. At December 31, 2017 and 2016, TheBANK serviced loans totaling $615,821 and $594,911, respectively. In 2016, TheBANK modified its strategy and began expanding its mortgage servicing portfolio to such an extent that its policy of not recording an intangible asset for mortgage servicing rights upon sale of a mortgage loan in the secondary market could have a material effect on the consolidated financial position and results of operations going forward. The mortgage servicing rights are included in the consolidated financial statements and are reviewed on a quarterly basis for impairment, based on the estimated fair value of those rights. The value of mortgage servicing rights is determined based on the present value of estimated future cash flows, using assumptions as to current market discount rates, prepayment speeds, and servicing costs

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

per loan. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. The net unamortized balances of mortgage servicing rights were $2,601 and $2,849 at December 31, 2017 and 2016, respectively.

        Financial Instruments For purposes of information included in note 13 regarding disclosures about financial instruments, financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both (a) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (b) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

        Fair Value Measurements The Company uses fair value measurements to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods, including market, income, and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

        Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

  •
  Level 1—Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

  •
  Level 2—Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

  •
  Level 3—Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or value assigned to such assets or liabilities.

        While certain assets and liabilities may be recorded at the lower of cost or fair value as described above (e.g., impaired loans, loans held for sale, other real estate owned), the only assets or liabilities recorded at fair value on a recurring basis are the Company's investments in available-for-sale securities, which are measured at fair value using Level 2 valuation inputs. No other assets and liabilities are recorded at fair value on a recurring or nonrecurring basis. For securities valued using Level 2 inputs, the market valuations utilize several sources which include observable inputs rather than

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

"significant unobservable inputs" and, therefore, fall into the Level 2 category, and are based upon dealer quotes, market spreads, the U.S. Treasury yield curve, trade execution data, market consensus prepayment speeds, credit information, and the bonds' terms and conditions at the security level.

        The following table summarizes financial instruments measured at fair value on a recurring basis as of December 31, 2017 and 2016:

	December 31, 2017
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Investments in available-for-sale securities:
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$—	$561,929	$—	$561,929
Obligations of states and political subdivisions	—	127,643	—	127,643
Mortgage-backed securities	—	132,838	—	132,838
Other debt securities	—	7,529	—	7,529
Equity securities	—	4,395	—	4,395

Total available-for-sale securities	$—	$834,334	$—	$834,334

	December 31, 2016
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Investments in available-for-sale securities:
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$—	$585,058	$—	$585,058
Obligations of states and political subdivisions	—	139,421	—	139,421
Mortgage-backed securities	—	100,149	—	100,149
Equity securities	—	3,111	—	3,111

Total available-for-sale securities	$—	$827,739	$—	$827,739

        Treasury Stock Treasury stock is stated at cost and represents common stock shares repurchased. Cost of shares retired or reissued is determined by the first-in, first-out method.

        Reclassification Certain reclassifications have been made to the 2016 consolidated financial statement amounts to conform to the 2017 presentation. Such classifications have no effect on the previously reported consolidated net income or stockholders' equity.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Subsequent Events The Company has considered all events occurring subsequent to December 31, 2017 for possible disclosure through February 21, 2018, the date these consolidated financial statements were issued.

        Future Change in Accounting Principles The Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses (topic 326). The ASU introduces a new credit loss model, the current expected credit loss model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.

        The CECL model utilizes a lifetime "expected credit loss" measurement objective for the recognition of credit losses for loans, held to maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in the expected lifetime credit losses. For available-for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized.

        The CECL model represents a significant change from existing practice and may result in material changes to the Company's accounting for financial instruments. The Company is evaluating the effect ASU 2016-13 will have on its consolidated financial statements and related disclosures. The impact of the ASU will depend upon the state of the economy and the nature of our portfolios at the date of adoption. The new standard is effective for annual periods beginning after December 15, 2020, and any interim periods within annual reporting periods that begin after December 15, 2021.

NOTE 2—CASH AND DUE FROM BANKS

        TheBANK is required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. The reserve balances maintained in accordance with such requirements at December 31, 2017 and 2016 were approximately $3,925 and $2,371, respectively.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

        The amortized cost, gross unrealized gains and losses, and estimated fair value of securities classified as available-for-sale at December 31, 2017 and 2016 are as follows:

2017	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$570,700	$48	$(8,819)	$561,929
Obligations of states and political subdivisions	127,391	1,128	(876)	127,643
Mortgage-backed securities	135,397	1	(2,560)	132,838
Other debt securities	7,579	23	(73)	7,529
Equity securities	3,026	1,432	(63)	4,395

	$844,093	$2,632	$(12,391)	$834,334

2016	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$592,324	$494	$(7,760)	$585,058
Obligations of states and political subdivisions	139,098	1,675	(1,352)	139,421
Mortgage-backed securities	102,383	—	(2,234)	100,149
Equity securities	3,111	—	—	3,111

	$836,916	$2,169	$(11,346)	$827,739

        The amortized cost and estimated fair value of securities classified as available-for-sale at December 31, 2017, by contractual maturity, are shown below. Expected maturities may differ from

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES (Continued)

contractual maturities because certain issuers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized cost	Estimated fair value
Due one year or less	$72,973	$72,779
Due one year through five years	475,667	469,197
Due five years through ten years	136,197	134,260
Due after ten years	20,833	20,865
Mortgage-backed securities	135,397	132,838
Equity securities	3,026	4,395

	$844,093	$834,334

        Certain investments in debt (and marketable equity) securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2017 and 2016 was $751,257 and $559,574, which is approximately 89% and 67%, respectively, of the Company's available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates. Provided below is a summary of available-for-sale securities which were in an unrealized loss position at December 31, 2017 and 2016:

	Less than 12 months		12 months or more		Total
2017	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$297,126	$(3,021)	$248,526	$(5,798)	$545,652	$(8,819)
Obligations of states and political subdivisions	52,266	(557)	14,061	(319)	66,327	(876)
Mortgage-backed securities	55,477	(619)	75,609	(1,941)	131,086	(2,560)
Other debt securities	3,797	(73)	—	—	3,797	(73)
Equity securities	4,395	(63)	—	—	4,395	(63)

	$413,061	$(4,333)	$338,196	$(8,058)	$751,257	$(12,391)

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES (Continued)

	Less than 12 months		12 months or more		Total
2016	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$394,141	$(7,760)	$—	$—	$394,141	$(7,760)
Obligations of states and political subdivisions	63,202	(1,315)	2,082	(37)	65,284	(1,352)
Mortgage-backed securities	100,149	(2,234)	—	—	100,149	(2,234)

	$557,492	$(11,309)	$2,082	$(37)	$559,574	$(11,346)

        The obligations of U.S. government agencies and corporations and mortgage-backed securities with unrealized losses are primarily issued from and guaranteed by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, or Federal Home Loan Bank. Obligations of states and political subdivisions in an unrealized loss position are primarily comprised of municipal bonds with adequate credit ratings, underlying collateral, and/or cash flow projections. The unrealized losses associated with these securities are not believed to be attributed to credit quality, but rather to changes in interest rates and temporary market movements. In addition, the Company does not intend to sell the securities with unrealized losses, and it is not more likely than not that the Company will be required to sell these securities before recovery of their amortized cost bases, which may be at maturity.

        The carrying value of debt securities pledged as collateral to secure public funds, securities sold under repurchase agreements, certain short- and long-term borrowings, and for other purposes amounted to approximately $491,984 and $501,009 at December 31, 2017 and 2016, respectively. The carrying value of debt securities pledged as collateral to secure the securities sold under repurchase agreements amounted to approximately $72,268 and $65,906 at December 31, 2017 and 2016, respectively. TheBANK also pledged letters of credit from the Federal Home Loan Bank of Chicago totaling $40,000 as additional collateral to secure public funds at both December 31, 2017 and 2016.

        During 2017 and 2016, certain available-for-sale securities were sold for proceeds totaling $110,257 and $52,775, respectively, resulting in gross gains of $773 and $1,006, respectively, and gross losses of $171 and $111, respectively.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 4—LOANS

        The composition of the loan portfolio at December 31, 2017 and 2016 is as follows:

	2017	2016
Commercial:
Real estate	$318,095	$247,532
Other	210,629	198,179
Real estate:
Construction	57,488	46,003
Residential	232,562	233,961
Consumer	23,913	23,892

	842,687	749,567
Less: Net deferred loan fees	(1)	(1)
Allowance for loan losses	(12,741)	(15,710)

Net Loans	$829,945	$733,856

        TheBANK grants commercial, industrial, residential, and consumer loans throughout Madison and St. Clair counties in Illinois, and St. Louis County and St. Charles County in Missouri. TheBANK does not have any particular concentration of credit in any one economic sector, except that a substantial portion of the portfolio is concentrated in and secured by real estate in the four-county area. The ability of TheBANK's borrowers to honor their contractual obligations is dependent upon the local economy and its effect on the real estate market. Included in consumer loans are overdrafts of $249 and $231 at December 31, 2017 and 2016, respectively.

        The following describe the risk characteristics relevant to each of the portfolio segments:

          Commercial Real Estate Commercial real estate loans are secured by various commercial property types, a majority of which are owner-occupied and in TheBANK's market area. TheBANK originates commercial real estate loans with a typical term of three or five years with an adjustable rate feature generally tied to the three- or five-year U.S. Treasury bill index or the prime commercial rate as quoted by The Wall Street Journal. These loans are typically amortized over 15 or 20 years. Strict underwriting standards are in place that include, but are not limited to, independent appraisals, cash flow analyses, creditworthiness, experience, and management. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company's market areas.

          Commercial—Other Commercial business loans vary in type and include secured and unsecured commercial business loans for the purpose of financing equipment acquisition, expansion, working capital, and other general business purposes. The terms of these loans are generally for less than seven years. The loans are either negotiated on a fixed-rate basis or carry variable interest rates indexed to the prime commercial rate as quoted by The Wall Street Journal or the one- three-, or five-year U.S. Treasury bill. Commercial credit decisions are based upon a complete credit review of the borrower. A determination is made as to the borrower's ability to repay in accordance with the proposed loan terms, as well as an overall assessment of the credit

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 4—LOANS (Continued)

  risks involved. Personal guarantees of borrowers are generally required. In evaluating a commercial business loan, TheBANK considers debt service capabilities, actual and projected cash flows, and the borrower's inherent industry risks. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company's market areas.

          Real Estate—Construction Construction lending generally involves a greater degree of risk than TheBANK's other real estate lending. The construction phase of a loan generally lasts nine months. As with TheBANK's other loan types, the underwriting standards validate proper loan-to-value coverage and the borrower's ability to service the debt. Prior to approval of the construction loan, TheBANK ensures the borrower has the approval, capacity, and wherewithal to handle the permanent financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company's market areas.

          Real Estate—Residential Residential real estate loans are predominantly collateralized by properties located in TheBANK's market area. TheBANK adheres to strict underwriting standards that have been reviewed by the Board of Directors and the banking regulators. The underwriting standards include, but are not limited to, repayment capacity, creditworthiness, proper loan-to-value coverage, and correct lien positions supported by title policies. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company's market areas.

          Multifamily real estate loans are generally secured by apartment buildings and rental properties. Multifamily real estate loans are typically offered with interest rates that adjust after one, three, or five years. The interest rate adjustments are tied to either a U.S. Treasury bill index or to the prime commercial rate as quoted by The Wall Street Journal. When originating multifamily real estate loans, TheBANK evaluates the qualifications and financial condition of the borrower, profitability, and expertise, as well as the value and condition of the mortgaged property securing the loans. TheBANK also considers the financial resources of the borrower, the borrower's experience in owning and managing similar properties, the cash flow the property generates (i.e., the gross rental income minus associated expenses), and the debtor's global obligations to determine sustainable repayment capacity. Multifamily real estate loans are carefully underwritten to ensure proper valuation of the property, as well as the ability to service the debt.

          Home equity lines of credit are designed for owner-occupied homes. These are typically junior liens, and thus TheBANK pays particular attention to the loan-to-value coverage and the debt service capacity of the borrower. Typical underwriting standards are followed to ensure safe and sound lending.

          Consumer Consumer loans are underwritten in a manner that verifies the borrower's capacity to pay, credit-worthiness, and proper valuation of the collateral. The structure of the loan is dependent on the purpose and collateral being pledged as security. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company's market areas.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 4—LOANS (Continued)

        The aggregate amount of loans to executive officers and directors and loans made for the benefit of executive officers and directors was $3,802 and $4,512 at December 31, 2017 and 2016, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. A summary of activity for loans to executive officers and directors for the year ended December 31, 2017 is as follows:

Balance, December 31, 2016	$4,512
New loans made	1,483
Payments received	(1,070)
Other	(1,123)

Balance, December 31, 2017	$3,802

        Other changes represent changes in the composition of executive officers and directors and their related interests.

        Following is an analysis of the reserve for possible loan losses by loan type and loans that have been specifically evaluated or evaluated in the aggregate at December 31, 2017 and 2016:

	2017
	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,200	$2,109	$1,307	$2,978	$217	$6,899	$15,710
Charge-offs	(142)	(198)	(255)	(635)	(202)	(1)	(1,433)
Recoveries	31	91	152	53	17	—	344
Provision (Credit)	1,753	(500)	251	270	216	(3,870)	(1,880)

Ending balance	$3,842	$1,502	$1,455	$2,666	$248	$3,028	$12,741

Reserve allocations:
Individually evaluated for impairment	$—	$88	$—	$104	$6	$—	$198
Collectively evaluated for impairment	3,842	1,414	1,455	2,562	242	3,028	12,543

Ending balance	$3,842	$1,502	$1,455	$2,666	$248	$3,028	$12,741

Loans:
Individually evaluated for impairment	$1,881	$638	$246	$1,409	$15	$—	$4,189
Collectively evaluated for impairment	316,214	209,991	57,242	231,153	23,898	—	838,498

Ending balance	$318,095	$210,629	$57,488	$232,562	$23,913	$—	$842,687

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 4—LOANS (Continued)

	2016
	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,542	$681	$329	$1,676	$64	$11,508	$16,800
Charge-offs	(332)	(219)	(578)	(230)	(82)	—	(1,441)
Recoveries	123	53	13	34	8	—	231
Provision	(133)	1,594	1,543	1,498	227	(4,609)	120

Ending balance	$2,200	$2,109	$1,307	$2,978	$217	$6,899	$15,710

Reserve allocations:
Individually evaluated for impairment	$190	$359	$279	$107	$9	$—	$944
Collectively evaluated for impairment	2,010	1,750	1,028	2,871	208	6,899	14,766

Ending balance	$2,200	$2,109	$1,307	$2,978	$217	$6,899	$15,710

Loans:
Individually evaluated for impairment	$3,315	$964	$535	$828	$18	$—	$5,660
Collectively evaluated for impairment	244,217	197,215	45,468	233,133	23,874	—	743,907

Ending balance	$247,532	$198,179	$46,003	$233,961	$23,892	$—	$749,567

        The unallocated amounts in the above tables represent qualitative factors, including local and national economic trends, that have not been specifically allocated to the portfolio segments.

        A summary of impaired loans by type for the years ended December 31, 2017 and 2016 is as follows:

	2017
	Unpaid principal balance	Recorded investment with no reserve	Recorded investment with reserve	Total recorded investment	Related reserve	Average recorded investment	Interest income recognized
Commercial:
Real estate	$2,387	$1,881	$—	$1,881	$—	$2,521	$73
Other	665	550	88	638	88	853	41
Real estate:
Construction	296	246	—	246	—	492	(29)
Residential	1,599	1,023	386	1,409	104	1,132	(3)
Consumer	22	4	11	15	6	22	1

	$4,969	$3,704	$485	$4,189	$198	$5,020	$83

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 4—LOANS (Continued)

	2016
	Unpaid principal balance	Recorded investment with no reserve	Recorded investment with reserve	Total recorded investment	Related reserve	Average recorded investment	Interest income recognized
Commercial:
Real estate	$3,828	$2,123	$1,192	$3,315	$190	$5,542	$159
Other	1,007	—	964	964	359	135	40
Real estate:
Construction	1,942	215	320	535	279	926	—
Residential	976	472	356	828	107	566	16
Consumer	25	4	14	18	9	17	—

	$7,778	$2,814	$2,846	$5,660	$944	$7,186	$215

        Following is a summary of past-due loans by type and number of days delinquent at December 31, 2017 and 2016:

	2017
	30 - 59 days past due	60 - 89 days past due	Greater than 90 days past due	Total past due	Current	Total loans	Recorded investments > 90 days past due and accruing
Commercial:
Real estate	$328	$—	$1,431	$1,759	$316,336	$318,095	$555
Other	285	—	183	468	210,161	210,629	17
Real estate:
Construction	296	—	246	542	56,946	57,488	—
Residential	1,385	154	1,664	3,203	229,359	232,562	92
Consumer	137	20	8	165	23,748	23,913	1

	$2,431	$174	$3,532	$6,137	$836,550	$842,687	$665

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 4—LOANS (Continued)

	2016
	30 - 59 days past due	60 - 89 days past due	Greater than 90 days past due	Total past due	Current	Total loans	Recorded investments > 90 days past due and accruing
Commercial:
Real estate	$22	$—	$437	$459	$247,073	$247,532	$—
Other	6	—	173	179	198,000	198,179	74
Real estate:
Construction	315	—	1,402	1,717	44,286	46,003	—
Residential	1,301	181	1,970	3,452	230,509	233,961	662
Consumer	43	18	4	65	23,827	23,892	—

	$1,687	$199	$3,986	$5,872	$743,695	$749,567	$736

        Following is a summary of loans on nonaccrual status by type at December 31, 2017 and 2016:

	2017	2016
Commercial:
Real estate	$876	$1,570
Other	166	398
Real estate:
Construction	246	1,402
Residential	1,572	1,497
Consumer	7	4

	$2,867	$4,871

        TheBANK categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, including current financial information, historical payment experience, collateral support, credit documentation, public information, and current economic trends, among other factors. TheBANK analyzes loans individually on a continuous basis by classifying the loans as to credit risk. the company evaluates the loan risk grading systems definitions and allowance for loan loss methodology on an ongioing basis. No significant changes were made to either during the past year. TheBANK uses the following definitions for risk ratings:

  •
  Watch—Loans classified as watch have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of TheBANK's credit position at some future date.

  •
  Substandard—Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that TheBANK will sustain some loss if the deficiencies are not corrected.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 4—LOANS (Continued)

  •
  Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing factors, conditions, and values, highly questionable and improbable.

        Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered pass-rated loans.

        The following table presents the credit risk profile of TheBANK's loan portfolio based on rating categories. The table excludes purchased impaired loans and troubled debt restructurings. Balances as of December 31, 2017 and 2016 are:

	2017
Grade	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Total
Pass	$307,969	$207,888	$56,932	$221,949	$23,716	$818,454
Watch	8,164	1,842	166	6,660	153	16,985
Substandard	1,962	899	390	3,953	44	7,248
Doubtful	—	—	—	—	—	—

Total	$318,095	$210,629	$57,488	$232,562	$23,913	$842,687

	2016
Grade	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Total
Pass	$235,954	$187,390	$43,334	$220,608	$23,731	$711,017
Watch	8,417	9,511	1,111	9,413	107	28,559
Substandard	3,161	1,278	1,558	3,940	50	9,987
Doubtful	—	—	—	—	4	4

Total	$247,532	$198,179	$46,003	$233,961	$23,892	$749,567

        TheBANK seeks to assist customers that are experiencing financial difficulty by renegotiating loans within lending regulations and guidelines. A loan modification is considered a troubled debt restructuring when a concession has been granted to a borrower experiencing financial difficulties. TheBANK's modifications generally include interest rate adjustments and amortization and maturity date extensions. These modifications allow the borrowers short-term cash relief to allow them to improve their financial condition. TheBANK's troubled debt restructured loans are considered impaired and are individually evaluated for impairment as part of the reserve for possible loan losses as

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 4—LOANS (Continued)

described above. The following table presents information regarding loan modifications during the years ended December 31, 2017 and 2016 which met the definition of troubled debt restructurings:

	Year ended December 31, 2017			Year ended December 31, 2016
	Number of loans	Pre- modification outstanding recorded balance	Post- modification outstanding recorded balance	Number of loans	Pre- modification outstanding recorded balance	Post- modification outstanding recorded balance
Commercial:
Real estate	—	$—	$—	1	$850	$850
Other	—	—	—	—	—	—
Real estate:
Construction	—	—	—	—	—	—
Residential	1	191	191	1	197	197
Consumer	—	—	—	—	—	—

	1	$191	$191	2	$1,047	$1,047

        The modification for 2017 resulted in a change in payment terms, while the modifications for 2016 resulted in a modification of payment terms and a change in the maturity dates. No restructured loans defaulted during the years ended December 31, 2017 and 2016 within twelve months of their restructuring. TheBANK also had no commitments to extend additional credit on any troubled debt restructured loans at December 31, 2017 or 2016.

NOTE 5—BANK PREMISES AND EQUIPMENT

        A summary of bank premises and equipment at December 31, 2017 and 2016 is as follows:

	2017	2016
Land	$9,488	$10,035
Buildings and improvements	39,331	40,357
Furniture, fixtures, and equipment	24,278	23,881

	73,097	74,273
Less accumulated depreciation	43,130	42,121

	$29,967	$32,152

        Amounts charged to noninterest expense for depreciation aggregated $2,047 and $2,254 for the years ended December 31, 2017 and 2016, respectively.

        TheBANK leases certain premises and equipment under noncancelable operating lease agreements that expire at various dates through 2032. Minimum rental commitments under these noncancelable

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 5—BANK PREMISES AND EQUIPMENT (Continued)

operating lease agreements at December 31, 2017, for each of the next five years, and in the aggregate, are as follows:

Year ending December 31:	Operating Leases
2018	$622
2019	611
2020	597
2021	547
2022	504
After 2022	1,583

Total minimum lease payments required	$4,464

        TheBANK also leases certain equipment under agreements that are cancelable with 30 to 90 day notice. Total rent expense for 2017 and 2016 was $636 and $744, respectively.

NOTE 6—DEPOSITS

        A summary of interest-bearing deposits at December 31, 2017 and 2016 is as follows:

	2017	2016
Interest-bearing transaction accounts	$867,566	$829,457
Savings	92,772	85,294
Time deposits	314,686	304,213

	$1,275,024	$1,218,964

        Deposits of executive officers and directors and their related interests totaled $17,381 and $25,056 at December 31, 2017 and 2016, respectively.

        Interest expense on deposits for the years ended December 31, 2017 and 2016 is summarized as follows:

	2017	2016
Interest-bearing transaction accounts	$2,983	$2,340
Savings	47	41
Time deposits	4,156	3,506

	$7,186	$5,887

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 6—DEPOSITS (Continued)

        Time deposits meeting or exceeding the FDIC insurance limit of $250 totaled $31,442 and $48,260 at December 31, 2017 and 2016, respectively. Following are the maturities of time deposits for each of the next five years and in the aggregate at December 31, 2017:

Year ending December 31:
2018	$161,533
2019	35,772
2020	45,778
2021	46,187
2022	23,605
Thereafter	1,811

$314,686

NOTE 7—INCOME TAXES

        The components of income tax expense for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016
Current:
Federal	$2,611	$3,049
State	696	391
Deferred	1,161	424
Effect of tax rate changes on deferred taxes	1,575	—

	$6,043	$3,864

        A reconciliation of expected income tax expense computed by applying the federal statutory rate of 34% to income before applicable income taxes, for the years ended December 31, 2017 and 2016, is as follows:

	2017	2016
Expected statutory federal income tax	$5,664	$5,423
Tax-exempt interest and dividend income	(1,706)	(1,533)
Bank-owned life insurance policies	(368)	(395)
State tax, net of related federal benefit	459	258
Effect of tax rate changes on deferred taxes	1,575	—
Other, net	419	111

	$6,043	$3,864

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 7—INCOME TAXES (Continued)

        The tax effects of temporary differences that gives rise to significiant portions of deferred tax assets and liabilities at December 31, 2017 and 2016 are presented below:

	2017	2016
Deferred tax assets:
Reserve for possible loan losses	$3,632	$6,146
Deferred compensation	740	994
Other real estate owned	260	386
Available-for-sale securities	2,782	3,120
Other deferred assets	14	21

Total deferred tax assets	7,428	10,667

Deferred tax liabilities:
Premises and equipment	(912)	(1,741)
Mortgage servicing rights	(738)	(1,115)
Investment gains deferred for tax reporting purposes	(408)	(666)
Other deferred liabilities	(524)	(1,359)

Total deferred tax liabilities	(2,582)	(4,881)

Net deferred tax assets	$4,846	$5,786

        The Company is required to provide a valuation reserve on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation reserve at December 31, 2017 and 2016, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of deferred tax assets.

        On December 22, 2017, the United State enacted tax reform legislations through the Tax Cuts and Jobs Act, which significantly changes the existing U.S tax laws, including a reduction in the corporate tax rate from 34% to 21%, as well as other changes. As a result of enactment of the legislation, the Company incurred additional one-time income tax expense of $ 1,575 during the fourth quarter of fiscal 2017, primarily related to the remeasurement of certain deferred tax assets and liabilities.

NOTE 8—SHORT-TERM BORROWINGS

        Short-term borrowings consist of the following at December 31, 2017 and 2016:

	2017	2016
Funds purchased	$4,000	$—
Securities sold under repurchase agreements	60,138	55,684

	$64,138	$55,684

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 8—SHORT-TERM BORROWINGS (Continued)

        TheBANK may purchase funds on a daily basis from other financial institutions to satisfy short-term liquidity needs. TheBANK also sells securities under agreements to repurchase. Securities sold under repurchase agreements are collateralized by U.S Treasury securities and obligations of U.S government agencies and corporations with a net carrying value at December 31, 2017 and 2016 of $71,188 and $65,032, respectively. The agreements at December 31, 2017 mature every three months.

        The average balances, weighted average interest rates paid, and maximum month-end amounts outstanding for the years ended December 31, 2017 and 2016, and the average rates at each year-end for funds purchased and securities sold under repurchase agreements are as follows:

	2017	2016
Average balance	$59,103	$54,984
Weighted average interest rate paid during the year	0.67%	0.40%
Maximum amount outstanding at any month-end	$67,407	$63,745
Average rate at end of year	0.94%	0.41%

        The Company may be required to provide additional collateral securing the borrowings in the event of principal pay downs, a decrease in the market value of pledged securities, etc. The Company mitigates this risk by monitoring the market value and liquidity of the collateral and ensuring that it holds a sufficient level of eligible securities to cover potential increases in collateral requirements.

NOTE 9—LONG-TERM FEDERAL HOME LOAN BANK ADVANCES

        At December 31, 2017, TheBANK had fixed-rate advances outstanding with the Federal Home Loan Bank of Chicago, maturing as follows:

	2017	2016
Due in 2020
Advances	$10,205	$14,171
Weighted average interest rate	1.64%	1.64%

        At December 31, 2017, TheBANK maintained a line of credit with the Federal Home Loan Bank of Chicago in the amount of $101,491. TheBANK had $40,000 in outstanding letters of credit and an outstanding note balance of $10,205, leaving availability under this line in the amount of $51,286. Federal Home Loan Bank of Chicago advances are secured under a blanket agreement which assigns all Federal Home Loan Bank of Chicago stock, and one- to four-family mortgage loans and certain commercial loans totaling $158,215.

NOTE 10—NOTES PAYABLE

        The Company maintains a revolving line of credit note payable agreement with an unaffiliated financial institution. At December 31, 2017, this revolving line of credit note payable has a maximum availability of $15,000, matures on June 28, 2018, and requires quarterly interest payments at a variable rate of the one-month London Interbank Operating Rate plus 2.50%. This line was not used in 2017 or 2016.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 10—NOTES PAYABLE (Continued)

        The revolving line of credit note payable is secured by all of the common stock of TheBANK, with a book value of $188,763 at December 31, 2017, and includes certain restrictions that, among other things, specify minimum levels for capital. Any of the financial covenants may be waived at the discretion of the lending institution. Company management does not believe the financial covenants will restrict its future operations.

NOTE 11—EMPLOYEE BENEFIT PLANS

        The Company maintains defined contribution 401(k) and profit sharing plans to provide retirement benefits to substantially all of its employees. All employees meeting certain age and service requirements are eligible to participate in the plans. Under the 401(k) plan, the Company may make discretionary matching contributions to the plan, up to 50% of the amount of employee contributions, subject to certain limitations. Under the profit sharing plan, the Company may make additional discretionary contributions. Total contributions made by the Company under these plans were $1,413 and $1,378 for the years ended December 31, 2017 and 2016, respectively.

        TheBANK has purchased single-premium split-dollar life insurance policies to provide life insurance benefits for certain of its officers. Under the terms of the split-dollar agreements, death benefits are payable to both TheBANK and the respective officer's beneficiary. Each life insurance policy has a cash surrender value feature that allows the TheBANK to receive an amount upon cancelation or lapse of the policy. The cash surrender value increases monthly, based upon an interest factor (net of mortality), administration, and early termination costs that are inherent in the contracts. TheBANK has also purchased single-premium life insurance policies to offset a portion of other employee benefits costs. Each life insurance policy has a cash surrender value feature that allows TheBANK to receive an amount in cash upon cancelation or lapse of the policy. The cash surrender value increases monthly, based upon an interest factor (net of mortality), administration, and early termination costs that are inherent in the contracts.

        In 2005, TheBANK entered into a deferred compensation phantom stock agreement with an executive officer in which the executive officer could defer a portion of his annual salary and bonus, up to $100 per year, which TheBANK would match 25%, with the total amount of the deferred compensation and matching contribution invested in imaginary shares of the Company at the fair value of such shares at the time of the imaginary purchase. The phantom stock units were then valued annually based on the fair value of the Company's outstanding shares. The total amount of the salary deferred in 2016 and 2017 was $0, as the executive officer retired in 2015. At December 31, 2017, the deferred compensation liability included in other liabilities in the Company's consolidated balance sheet was $1,066.

        In 2017, TheBANK adopted a salary continuation plan for certain key personnel. TheBANK is accruing the liability on an annual basis, so the amounts due to those executives is fully accrued at retirement. The amounts will be paid out post retirement over a ten year period. The charge to expense for the plan was $380 as of December 31, 2017, as the remaining $615 was rolled over from a previous plan. There was no charge to expense as of December 31, 2016. The liability of $995 at

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 11—EMPLOYEE BENEFIT PLANS (Continued)

December 31, 2017 and $0 at December 31, 2016, respectively, relating to the plan is included in other liabilities on the balance sheet.

NOTE 12—LITIGATION

        During the normal course of business, various legal claims have arisen which, in the opinion of management, will not result in any material liability to the Company.

NOTE 13—DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

        TheBANK issues financial instruments with off-balance sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. TheBANK uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on the balance sheets. Following is a summary of the Company's off-balance sheet financial instruments at December 31, 2017 and 2016:

	2017	2016
Financial instruments for which contractual amounts represent:
Commitments to extend credit	$190,800	$175,694
Standby letters of credit	2,941	4,770

	$193,741	$180,464

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Of the total commitments to extend credit, fixed-rate loan commitments were $71,161 and $79,195 at December 31, 2017 and 2016, respectively. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. TheBANK evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by TheBANK upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing commercial property or equipment on which TheBANK generally has a superior lien.

        Standby letters of credit are conditional commitments issued by TheBANK to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, historically, have not been drawn upon. The credit risk

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 13—DISCLOSURES ABOUT FINANCIAL INSTRUMENTS (Continued)

involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 14—REGULATORY MATTERS

        The Company and TheBANK are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and TheBANK must meet specific capital guidelines that involve quantitative measures of the Company's and TheBANK's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and TheBANK's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and TheBANK to maintain minimum amounts and ratios (set forth in the table below) of Total capital (as defined in the regulations), Tier 1 capital (as defined), and Common Equity Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Company management believes, as of December 31, 2017, that the Company and TheBANK meet all capital adequacy requirements to which they are subject. As of December 31, 2017, the most recent notification from applicable regulatory authorities categorized TheBANK as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as a well-capitalized bank, TheBANK must maintain minimum Total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since those notifications that Company management believes have changed the category of TheBANK.

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 14—REGULATORY MATTERS (Continued)

        The actual capital amounts and ratios for the Company on a consolidated basis, and TheBANK on a standalone bank basis at December 31, 2017 and 2016, are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be a Well-Capitalized Bank Under Prompt Corrective Action Provision
2017	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total capital (to risk-weighted assets):
Consolidated	$214,054	18.52%	$92,451	≥8.0%	$	N/A	N/A
TheBANK	$202,330	17.54%	$92,295	≥8.0%		$115,368	≥10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	$201,314	17.42%	$69,339	≥6.0%	$	N/A	N/A
TheBANK	$189,589	16.43%	$69,221	≥6.0%		$92,295	≥8.0%
Common equity Tier 1 capital (to risk-weighted assets):
Company	$201,314	17.42%	$52,004	≥4.5%	$	N/A	N/A
TheBANK	$189,589	16.43%	$51,916	≥4.5%		$74,989	≥6.5%
Tier 1 capital (to average assets):
Consolidated	$201,314	10.76%	$74,853	≥4.0%	$	N/A	N/A
TheBANK	$189,589	10.13%	$74,853	≥4.0%		$57,684	≥5.0%

	Actual		For Capital Adequacy Purposes		To Be a Well-Capitalized Bank Under Prompt Corrective Action Provision
2016	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total capital (to risk-weighted assets):
Consolidated	$198,056	19.15%	$82,760	≥8.0%	$	N/A	N/A
TheBANK	$195,179	18.90%	$82,602	≥8.0%		$103,252	≥10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	$185,091	17.89%	$62,070	≥6.0%	$	N/A	N/A
TheBANK	$182,238	17.65%	$61,951	≥6.0%		$82,602	≥8.0%
Common equity Tier 1 capital (to risk-weighted assets):
Company	$185,091	17.89%	$46,553	≥4.5%	$	N/A	N/A
TheBANK	$182,238	17.65%	$46,463	≥4.5%		$67,114	≥6.5%
Tier 1 capital (to average assets):
Consolidated	$185,091	10.49%	$70,574	≥4.0%	$	N/A	N/A
TheBANK	$182,238	10.33%	$70,574	≥4.0%		$88,218	≥5.0%

        The above minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus

THE BANC ED CORP. AND SUBSIDIARY

2017 Annual Report

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands, except per share amounts)

NOTE 14—REGULATORY MATTERS (Continued)

payments to executive officers. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.5% by 2019. The capital conservation buffer was 1.25% at December 31, 2017. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

        Federal Regulations do not permit cash dividend payments if the Bank's capital would be reduced below the amount of the minimum capital requirements.

        Basel III Capital Rules In July 2013, the three federal bank regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee's December 2010 framework known as "Basel III" for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions' regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions' regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective for the Company on January 1, 2015 (subject to a four-year phase-in period).

        The Basel III Capital Rules, among other things, (i) introduce a new capital measure called "Common Equity Tier 1" (CET1), (ii) specify that Tier 1 capital consist of CET1 and "Additional Tier 1 Capital" instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

BANC ED CORP.

CONSOLIDATED BALANCE SHEET

June 30, 2018

(Unaudited)

June 30, 2018
(dollars in thousands)
Assets
Cash and cash equivalents (interest-bearing $108,988)	$117,512
Securities available for sale	757,682
Securities equity investments	3,845
Loans held for sale	1,311
Portfolio loans (net of allowance for loan and lease losses $12,853)	874,568
Premises and equipment, net	28,533
Goodwill	5,858
Cash surrender value of bank owned life insurance	42,927
Deferred tax asset, net	7,460
Other assets	12,450

Total assets	$1,852,146

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest-bearing	$293,198
Interest-bearing	1,277,889

Total deposits	$1,571,087
Securities sold under agreements to repurchase	40,072
Short-term borrowings	37,147
Other liabilities	12,096

Total liabilities	$1,660,402

Stockholders' Equity
Common stock, $2.00 par value, authorized 2,000,000 shares; 864,000 shares issued 2018	$1,728
Additional paid-in capital	13,831
Accumulated retained earnings	198,782
Accumulated other comprehensive loss	(13,533)

Total stockholders' equity before treasury stock	$200,808
Common stock shares held in treasury at cost—47,004 at June 30, 2018	(9,064)

Total stockholders' equity	$191,744

Total liabilities and stockholders' equity	$1,852,146

Common shares outstanding at period end	817

BANC ED CORP.

CONSOLIDATED STATEMENTS OF INCOME

For the Six Months Ended June 30, 2018 and 2017

(unaudited)

	2018	2017
	(dollars in thousands, except per share amounts)
Interest income:
Interest on cash and short-term investments	$99	$151
Interest and fees on loans	17,679	13,028
Interest and dividends on investment securities:
Taxable interest income	6,923	6,339
Non-taxable interest income	1,119	2,819

Total interest income	25,820	22,337

Interest expense:
Deposits	3,907	3,319
Securities sold under agreements to repurchase	286	137
Short-term borrowings	345	108

Total interest expense	4,538	3,564

Net interest income	21,282	18,773
Provision for loan losses	—	60

Net interest income after provision for loan losses	21,282	18,713

Non-interest income:
Fees from fiduciary activities	2,178	1,969
Services charges on deposits	2,054	2,118
Data processing fees	1,079	1,032
Mortgage revenue	2,394	2,394
Security gains/(losses), net	(341)	466
Other	7,240	4,805

Total non-interest income	14,604	12,784

Non-interest expense:
Salaries, wages and employee benefits	14,428	13,503
Occupancy and premise expense, net	1,567	1,550
Furniture and equipment expenses	2,287	2,271
Other real estate expenses, net	1,154	268
Other	7,064	7,339

Total non-interest expense	26,500	24,931

Income before income taxes	9,386	6,566
Income taxes	1,745	1,378

Net income	$7,641	$5,188

Basic earnings per common share	$9.35	$6.35

Diluted earnings per common share	$9.35	$6.35

Dividends declared per share of common stock	$2.20	$2.10

BANC ED CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Six Months Ended June 30, 2018 and 2017

(Unaudited)

	Six Months Ended June 30,
	2018	2017
	(dolllars in thousands)
Net income	$7,641	$5,188

Other comprehensive income (loss), before tax:
Net unrealized gains (losses) on available-for-sale securities	(9,510)	8,482
Reclassification adjustment for (gains) losses included in noninterest income on the consolidated statements of income	341	(466)
Other comprehensive income (loss), before tax	(9,169)	8,016
Income tax (benefit) expense related to items of other comprehensive, net of amounts reclassified out of other comprehensive income	(1,298)	2,725

Other comprehensive income (loss), net of tax	(7,871)	5,291

Total comprehensive income (loss)	$(230)	$10,479

BANC ED CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Six Months Ended June 30, 2018 and 2017

(Unaudited)

(dollars in thousands, except per share amounts)

	Common Stock	Additional Paid-in Capital	Accumulated Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
Balance, December 31, 2016	$1,728	$13,807	$184,478	$(6,057)	$(9,064)	$184,892
Net income	—	—	5,188	—	—	5,188
Purchase of 513 shares for treasury	—	—		—	(116)	(116)
Cash dividends declared	—	—	(1,715)	—	—	(1,715)
Unrealized net holding gains (losses) on available-for-sale securities, net of related tax impact	—	—	—	5,291	—	5,291
Stock issued for directors' fees	—	7	—	—	38	45
rounding adjustment	—	—	(1)	—	—	(1)

Balance, June 30, 2017	$1,728	$13,814	$187,950	$(766)	$(9,142)	$193,584

Balance, December 31, 2017	$1,728	$13,822	$191,621	$(5,661)	$(9,102)	$192,408
Net income	—	—	7,641	—	—	7,641
Tax Cuts and Jobs Act ("TCJA") of 2017 reclassification	—	—	1,317	—	—	1,317
Cash dividends declared	—	—	(1,797)	—	—	(1,797)
Unrealized net holding gains (losses) on available-for-sale securities, net of related tax impact	—	—	—	(7,871)	—	(7,871)
Stock issued for directors' fees	—	9	—	—	38	47
rounding adjustment	—	—	—	(1)	—	(1)

Balance, June 30, 2018	$1,728	$13,831	$198,782	$(13,533)	$(9,064)	$191,744

BANC ED CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2018 and 2017

(Unaudited)

	2018	2017
	(dollars in thousands)
Cash Flows from Operating Activities
Net income	$7,641	$5,188
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,619	2,609
Amortization of intangible assets	588	658
Provision for loan and lease losses	—	60
Security (gains) losses, net	341	(466)
Mortgage loans originated for sale	(45,753)	(59,538)
Proceeds from sales of mortgage loans	50,247	60,331
Increase in cash surrender value of bank owned life insurance	(446)	(290)
Change in assets and liabilities:
Decrease in other assets	132	129
Increase in interest payable	10	29
Decrease in income taxes receivable	317	1,029
Other operating activities, net	2,831	2,674

Net cash provided by operating activities	18,527	12,413

Cash Flows from Investing Activities
Proceeds from calls, maturities, principal payments and sales of securities classified as available for sale	165,887	103,562
Purchase of securities classified as available for sale	(105,465)	(211,943)
Net (increase) decrease in portfolio loans	(45,332)	5,240
Additions to other real estate owned ("OREO") properties	1	—
Proceeds from sale of OREO	763	1,670
(Purchases) sales of premises and equipment	488	(289)

Net cash provided by (used in) investing activities	16,342	(101,760)

Cash Flows from Financing Activities
Net increase in deposits	41,926	184,185
Net decrease in short-term borrowings	(22,066)	(1,721)
Proceeds from (issuances of) notes payable	49,202	—
Payments on notes payable	(24,372)	(2,325)
Dividends paid	(1,797)	(1,715)

Net cash provided by financing activities	42,893	178,424

Net Increase in Cash	77,762	89,077
Cash and cash equivalents, beginning of period	39,750	46,502
Cash and cash equivalents, end of period	117,512	135,579

Appendix A

AGREEMENT AND PLAN OF MERGER
BETWEEN
FIRST BUSEY CORPORATION
AND
THE BANC ED CORP.
August 21, 2018

A-i

A-ii

Exhibit
A	Form of Voting and Support Agreement
B	Form of Statutory Bank Merger Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this "Agreement") is entered into as of August 21, 2018, by and between First Busey Corporation, a Nevada corporation ("Acquiror"), and The Banc Ed Corp., a Delaware corporation (the "Company").

RECITALS

        A.    The boards of directors of the Company and Acquiror have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Acquiror (the "Merger"), with Acquiror as the surviving entity in the Merger (sometimes referred to in such capacity as the "Surviving Entity").

        B.    The parties intend that the Merger qualify as a "reorganization" under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

        C.    As an inducement to Acquiror to enter into this Agreement, the directors and executive officers of the Company in office as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A.

        D.    The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.

AGREEMENTS

        In consideration of the foregoing premises and the following mutual promises, covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

        Section 1.1    The Merger.     Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the NRS and the DGCL, at the Effective Time, the Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effects provided in, the NRS and the DGCL, the separate corporate existence of the Company shall cease and Acquiror will be the Surviving Entity.

        Section 1.2    Effective Time; Closing.

          (a)   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the "Closing") shall occur through the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the "Closing Date"). Subject to the provisions of Article 10, failure to consummate the

  Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          (b)   The parties hereto agree to file on the Closing Date articles of merger with the Nevada Secretary of State (the "Nevada Articles of Merger"), and a certificate of merger with the Delaware Secretary of State (the "Delaware Certificate of Merger"). The Merger shall become effective as of the date and time specified in the Nevada Articles of Merger (the "Effective Time").

        Section 1.3    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NRS and the DGCL and this Agreement. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

        Section 1.4    Organizational Documents of the Surviving Entity.     The articles of incorporation and bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

        Section 1.5    Bank Merger.     The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements. The Bank Merger shall be accomplished pursuant to the statutory bank merger agreement in form attached hereto as Exhibit B.

        Section 1.6    Alternative Structure.     Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger, or (iii) require submission to or approval of the Company's stockholders after the Merger has been approved by the Company's stockholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

        Section 2.1    Consideration.     At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any holder of shares of Company Common Stock:

          (a)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company or Acquiror (in each case other than shares of Company Common Stock held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive the following consideration:

              (i)  $111.53 (the "Per Share Cash Consideration"); and

             (ii)  8.2067 fully paid and nonassessable shares of Acquiror Common Stock (the "Per Share Stock Consideration" and, together with the Per Share Cash Consideration, the "Per Share Merger Consideration").

          (b)   Notwithstanding anything contained herein to the contrary, if, between the date of this Agreement and the Effective Time, shares of Acquiror Common Stock or Company Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of Acquiror Common Stock shall be declared with a record date within such period, then the number of shares of Acquiror Common Stock issued to holders of Company Common Stock at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.2    Cancellation of Shares.     At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Certificates (it being understood that any reference herein to a "certificate" be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Per Share Merger Consideration subject to the terms of this Agreement. Notwithstanding anything in Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company's treasury will be cancelled and no Per Share Merger Consideration will be issued or paid in exchange thereof.

        Section 2.3    No Fractional Shares.     Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Per Share Stock Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.

        Section 2.4    Exchange of Certificates.

          (a)   The parties to this Agreement agree: (i) that Computershare Trust Company, N.A. shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the "Exchange Agent"); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

          (b)   At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) the aggregate number of shares of Acquiror Common Stock deliverable pursuant to Section 2.1, (ii) the aggregate cash consideration to be paid as Per Share Cash Consideration pursuant to Section 2.1; and (iii) sufficient cash for payment of cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.3. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the "Conversion Fund."

          (c)   Within two (2) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock ("Company Stock Certificates") a letter of transmittal ("Letter of Transmittal"), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.

          (d)   Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Per Share Merger Consideration plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.3 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on any portion of the Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate.

          (e)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares.

          (f)    No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2. Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder's Company Common Stock shall have been converted.

          (g)   Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Per Share Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders' shares of Company Common Stock), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h)   In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Per Share Merger Consideration (including cash in lieu of any fractional shares deliverable in respect of such stockholders' shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock).

        Section 2.5    Dissenting Shares.     Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the DGCL (collectively, the "Dissenters' Shares") shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such stockholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting stockholders under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration upon surrender in the manner provided in Section 2.4 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' dissenters' rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the DGCL.

        Section 2.6    Withholding Rights.     The Exchange Agent or Acquiror will be entitled to deduct and withhold from the Per Share Merger Consideration or any other amounts payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as the Exchange Agent or Acquiror are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local, or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent or Acquiror and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent or Acquiror.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror as follows:

        Section 3.1    Company Organization.     The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has provided to Acquiror true and correct copies of the Company Certificate of Incorporation and Company Bylaws and all amendments thereto. The Company has no Subsidiaries other than the Bank and those entities listed on Section 3.1 of the Company Disclosure Schedules.

        Section 3.2    Company Subsidiary Organizations.     The Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the state of Illinois. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

        Section 3.3    Authorization; Enforceability.     The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company's stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that the Company's stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity.

        Section 3.4    No Conflict.     Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (c) except as listed on Section 3.4 of the Company Disclosure Schedules, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any Company Material Contract, except (in case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Illinois State Department of Financial and Professional Regulation, Division of Banking and approval of such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing of the Nevada Articles of Merger with the Nevada Secretary of State pursuant to the NRS and the filing of the Delaware Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL; and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        Section 3.5    Company Capitalization.

          (a)   The authorized capital stock of the Company currently consists exclusively of 864,000 shares of Company Common Stock, of which, as of the date of this Agreement (the "Company Capitalization Date"), 816,852 shares were issued and outstanding, and 47,148 shares were held in treasury of the Company. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (b)   Except as set forth on Section 3.5 of the Company Disclosure Schedules, as of the Company Capitalization Date, no shares of Company Common Stock were reserved for issuance.

          (c)   No equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not: (i) issued or repurchased any shares of Company Common Stock or other equity securities of the Company, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Benefit Plan.

          (d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Other than its Subsidiaries and as set forth on Section 3.6 of the Company Disclosure Schedules, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

        Section 3.6    Company Subsidiary Capitalization.     All of the issued and outstanding shares of capital stock or other equity ownership interests of: (i) each Subsidiary, or (ii) any other company in which the Company holds an equity interest other than through the Company's investment portfolio, are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Other than as set forth on Section 3.6 of the Company Disclosure Schedules, no Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

        Section 3.7    Financial Statements and Reports; Regulatory Filings.

          (a)   True and complete copies of the following financial statements (collectively, the "Company Financial Statements") have been made available to Acquiror: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2015, 2016 and 2017, and the related statements of income, changes in stockholders' equity and cash flows for the fiscal years then ended; and (ii) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of June 30, 2018 and the related statement of income for the six-month period then ended.

          (b)   The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the date hereof, BKD LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.

          (c)   The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (d)   The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2016, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

          (e)   To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2016 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

        Section 3.8    Books and Records.     The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company's business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

        Section 3.9    Properties.

          (a)   Section 3.9 of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

          (b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Company Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic's and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company's Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the "Company Permitted Exceptions"). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company and excluding OREO, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

        Section 3.10    Loans; Loan Loss Reserve.

          (a)   Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the "Company Loans") reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally or equitable principles or doctrines.

          (b)   All Company Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. The Bank's interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

          (c)   Section 3.10(c) of the Company Disclosure Schedules lists, as of June 30, 2018, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Bank; (iii) that has been listed on any "watch list" or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.

          (d)   The Bank's allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank's continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank's internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.

          (e)   To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

        Section 3.11    Taxes.

          (a)   The Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions), all Tax Returns that it was required to file, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable by the Company or any of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

          (b)   There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. Except as set forth on Section 3.11(b) of the Company Disclosure Schedules, no audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company's or its Subsidiaries' assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. Except as set forth on Section 3.11(b) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries is a party to a Tax sharing, Tax allocation or similar agreement.

          (c)   The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and its Subsidiaries with respect to the last three (3) fiscal years.

          (d)   To the Knowledge of the Company, the Company and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a "reportable transaction" or a "listed transaction" or (ii) a "significant purpose of which is the avoidance or evasion of U.S. federal income tax" within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

        Section 3.12    Employee Benefits.

          (a)   Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company's current employee policy manual, (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years' annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents including the following documents related to each Company Benefit Plan:

              (i)  all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

             (ii)  all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the date of this Agreement;

            (iii)  all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement; and

            (iv)  with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (A) a complete and correct list of recipients of outstanding awards as of the date hereof, (B) the number of outstanding awards held by each recipient as of the date hereof and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.

          (b)   Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth on Section 3.12(b) of the Company Disclosure Schedules, no Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

          (c)   Neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or (iii) except as set forth on Section 3.12(c) of the Company Disclosure Schedules, any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a "multiple employer plan" (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Except as set forth on Section 3.12(c) of the Company Disclosure Schedules, neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA). When comparing the present value of accrued liabilities under such plan to the market value of plan assets, (x) to the knowledge of the Company, no self-insured Company Benefit Plan is underfunded and (y) no other Company Benefit Plan subject to funding requirements is underfunded.

          (d)   Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter, or in the case of a volume submitter prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor, and no subsequent amendment has been made to such plan that would prevent the Company from relying on such opinion letter), and, to the Company's Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

          (e)   Each Company Benefit Plan is and has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

          (f)    Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company's Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

          (g)   No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company's Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

          (h)   All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

          (i)    There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

          (j)    No event has occurred, or to the Company's Knowledge, circumstance exists that could result in a material increase in premium costs of Company Benefit Plans or a material increase in benefit costs of such Company Benefit Plans that are self-insured as compared to the Company's fiscal year ended December 31, 2017.

          (k)   No condition exists as a result of which the Company or any Subsidiary would have any material liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan in all material respects.

          (l)    Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.

          (m)  Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any material liability to Acquiror or to Acquiror ERISA Affiliates, except for the payment of all benefits payable in accordance with the terms and conditions of each Company Benefit Plan accrued through the date of each such plan's termination, which accruals are reflected in the Company Financial Statements in accordance with GAAP.

        Section 3.13    Compliance with Legal Requirements.     The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2016, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect on the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2016, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

        Section 3.14    Legal Proceedings; Orders.

          (a)   Except as set forth on Section 3.14 of the Company Disclosure Schedules or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

          (b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2016, none of the foregoing has been threatened by any Regulatory Authority.

        Section 3.15    Absence of Certain Changes and Events.     Except as listed in Section 3.15 of the Company Disclosure Schedules, since December 31, 2017, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2017, there has not been any:

          (a)   change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;

          (b)   amendment to their certificate of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;

          (c)   payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is terminable at will or upon thirty (30) days' notice or less, without penalty or premium;

          (d)   adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;

          (e)   damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $250,000;

          (f)    entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

          (g)   except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Bank of more than $250,000 in the aggregate;

          (h)   Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the "watch list" or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as "substandard," "doubtful," "loss," or "other loans specially mentioned" or listed as a "potential problem loan";

          (i)    sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

          (j)    to the Company's Knowledge, cancellation or waiver by them of any claims or rights with a value in excess of $250,000;

          (k)   any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $250,000;

          (l)    except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

          (m)  transaction for the borrowing of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

          (n)   filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

          (o)   discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

          (p)   entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $250,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

          (q)   purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

          (r)   hiring of any employee with an annual salary in excess of $150,000;

          (s)   agreement, whether oral or written, by it to do any of the foregoing; or

          (t)    event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 3.16    Material Contracts.     Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a "Company Material Contract") as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:

          (a)   each lease of real property to which the Company or any of its Subsidiaries is a party;

          (b)   all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1,000,000, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;

          (c)   each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than Contracts for the sale of loans);

          (d)   each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $250,000;

          (e)   each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

          (f)    each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $250,000);

          (g)   each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

          (h)   each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

          (i)    each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

          (j)    each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;

          (k)   each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $250,000;

          (l)    each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;

          (m)  the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment;

          (n)   each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $500,000;

          (o)   each Company Benefit Plan; and

          (p)   each amendment, supplement and modification in respect of any of the foregoing.

        Section 3.17    No Defaults.     Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Company's Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Section 3.10(c) of the Company Disclosure Schedules or where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2016, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

        Section 3.18    Insurance.     Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers' blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material known claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $100,000 and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.

        Section 3.19    Compliance with Environmental Laws.     Except as set forth on Section 3.19 of the Company Disclosure Schedules, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. Except as set forth on Section 3.19 of the Company Disclosure Schedules, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate, other than OREO, on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Company. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.

        Section 3.20    Transactions with Affiliates.     Except as set forth in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person "controls" within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries (other than an agreement related to a deposit account) or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.

        Section 3.21    Brokerage Commissions.     Except for fees payable to Sandler O'Neill & Partners L.P. pursuant to an engagement letter that has been delivered or made available to Acquiror, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        Section 3.22    Approval Delays.     To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank's most recent CRA rating was "satisfactory" or better.

        Section 3.23    Labor Matters.

          (a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

          (b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

        Section 3.24    Intellectual Property.     Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

        Section 3.25    Investments.

          (a)   Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of June 30, 2018, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the "Company Investment Securities"); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

          (b)   Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as "held to maturity," none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

          (c)   None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.

          (d)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        Section 3.26    Fiduciary Accounts; Investment Management Activities.     Each of the Company, the Bank and their Subsidiaries have properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. To the Knowledge of the Company, none of the Company, the Bank, nor any of their Subsidiaries or any of their directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account. To the Knowledge of the Company, none of the Company, the Bank, nor any of their Subsidiaries or the Company's, the Bank's or any of their Subsidiaries' directors, officers or employees that is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Regulatory Authority is not so registered, licensed or authorized.

        Section 3.27    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

        Except as Previously Disclosed, Acquiror hereby represents and warrants to the Company as follows:

        Section 4.1    Acquiror Organization.     Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Articles of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no subsidiary other than the subsidiaries listed on Exhibit 21 to Acquiror's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

        Section 4.2    Acquiror Subsidiary Organizations.     Acquiror Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each Subsidiary of Acquiror is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

        Section 4.3    Authorization; Enforceability.     Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of Acquiror and its stockholders. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity.

        Section 4.4    No Conflict.     Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (b) the filing of applications, filings and notices, as applicable, with the Illinois State Department of Financial and Professional Regulation, Division of Banking and approval of such applications, filings and notices; (c) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (d) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (e) the filing of the Nevada Articles of Merger with the Nevada Secretary of State pursuant to the NRS and the filing of the Delaware Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL; and (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        Section 4.5    Acquiror Capitalization.

          (a)   The authorized capital stock of Acquiror currently consists exclusively of: (i) 66,666,667 shares of Acquiror Common Stock, of which, as of the date of this Agreement (the "Acquiror Capitalization Date"), 48,846,758 shares were issued and outstanding, and 338,823 shares were held in the treasury of Acquiror; and (ii) 1,000,000 shares of Acquiror's preferred stock, $0.001 par value per share (the "Acquiror Preferred Stock"), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. Acquiror's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Global Select Market and Acquiror satisfies all of the quantitative maintenance criteria of the Nasdaq Global Select Market.

          (b)   As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 907,592 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; (ii) 1,112,280 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans; and (iii) 194,040 shares of Acquiror Common Stock reserved for issuance in connection with outstanding warrants.

          (c)   Other than awards under Acquiror Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Acquiror Capitalization Date. Since the Acquiror Capitalization Date through the date hereof, Acquiror has not: (i) issued or repurchased any shares of Acquiror Common Stock or Acquiror Preferred Stock or other equity securities of Acquiror, other than in connection with the exercise of Acquiror Equity Awards that were outstanding on the Acquiror Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Acquiror Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Acquiror Common Stock, Acquiror Preferred Stock or any other equity-based awards. From the Acquiror Capitalization Date through the date of this Agreement, neither Acquiror nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of Acquiror or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Acquiror Stock Plan.

          (d)   None of the shares of Acquiror Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding Acquiror Equity Awards, as disclosed in Acquiror's publicly available filings, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror or any of its Subsidiaries; and (ii) no contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or any equity security of Acquiror or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Acquiror or its Subsidiaries. Except as permitted by this Agreement, since the Acquiror Capitalization Date, no shares of Acquiror Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Acquiror or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Acquiror or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of Acquiror.

        Section 4.6    Acquiror Subsidiary Capitalization.     All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

        Section 4.7    Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.

          (a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          (b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the "Acquiror Financial Statements") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the date hereof, RSM US LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.

          (c)   Acquiror is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Acquiror maintains a system of disclosure controls and procedures as defined in Rule 13a 15 and 15d 15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Acquiror in reports that Acquiror is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to Acquiror's management to allow timely decisions regarding required disclosures. As of the date of this Agreement, to the Knowledge of Acquiror, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

          (d)   Acquiror and its consolidated Subsidiaries have established and maintained a system of ICFR. Acquiror's certifying officers have evaluated the effectiveness of Acquiror's ICFR as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Acquiror under the Exchange Act (the "Acquiror Evaluation Date"). Acquiror presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Acquiror's ICFR based on their evaluations as of the Acquiror Evaluation Date. Since the Acquiror Evaluation Date, there have been no changes in Acquiror's ICFR that have materially affected, or are reasonably likely to materially affect, Acquiror's ICFR. Acquiror has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (e)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2016, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

          (f)    To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2016 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

        Section 4.8    Books and Records.     The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror's business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

        Section 4.9    Properties.     Acquiror and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Acquiror Financial Statements and incurred in the Ordinary Course of Business since the date of the most recent Acquiror Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Acquiror Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by Acquiror Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic's and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's liens arising in the Ordinary Course of Business of Acquiror or Acquiror Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with Acquiror or any of its Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of Acquiror or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement. Acquiror and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of Acquiror, the lessor.

        Section 4.10    Loan Loss Reserve.

          (a)   Acquiror Bank's allowance for loan and lease losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank's continuing review and evaluation of the portfolio of each loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof (the "Acquiror Loans") under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank's internal policies, and, in the reasonable judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Loans previously charged-off, on outstanding Acquiror Loans.

          (b)   To the Knowledge of Acquiror: (i) none of the Acquiror Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Acquiror Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

        Section 4.11    Taxes.

          (a)   Acquiror and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

          (b)   There is no claim or assessment pending or, to the Knowledge of Acquiror, threatened against Acquiror and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority. Neither Acquiror nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror's or its Subsidiaries' assets. Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

          (c)   Acquiror and each of its Subsidiaries have delivered or made available to the Company true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Acquiror and its Subsidiaries with respect to the last three (3) fiscal years.

          (d)   To the Knowledge of Acquiror, Acquiror and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a "reportable transaction" or a "listed transaction" or (ii) a "significant purpose of which is the avoidance or evasion of U.S. federal income tax" within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

        Section 4.12    Employee Benefits.

          (a)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Acquiror Benefit Plan or any other increase in the liabilities of Acquiror or any Subsidiary under any Acquiror Benefit Plan as a result of the transactions contemplated by this Agreement.

          (b)   With respect to any Acquiror Benefit Plan that is a "multiple employer plan" (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Acquiror Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Acquiror nor any of the Acquiror ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither Acquiror nor any of the Acquiror ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Acquiror Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA). No Acquiror Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

          (c)   Each Acquiror Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter, or, in the case of a volume submitter or prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Acquiror and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to Acquiror's Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Acquiror Benefit Plan or the tax-exempt status of any related trust.

          (d)   Each Acquiror Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

          (e)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Acquiror's Knowledge, threatened by, on behalf of, or against any Acquiror Benefit Plan or against the administrators or trustees or other fiduciaries of any Acquiror Benefit Plan that alleges a violation of applicable state or federal law or violation of any Acquiror Benefit Plan document or related agreement.

          (f)    No Acquiror Benefit Plan fiduciary or any other person has, or has had, any liability to any Acquiror Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Acquiror Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To Acquiror's Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Acquiror Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

          (g)   All accrued contributions and other payments to be made by Acquiror or any Subsidiary to any Acquiror Benefit Plan have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Acquiror Financial Statements.

          (h)   No condition exists as a result of which Acquiror or any Subsidiary would have any material liability, whether absolute or contingent, under any Acquiror Benefit Plan with respect to any misclassification of a person performing services for Acquiror or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Acquiror

  Benefit Plans are in fact eligible and authorized to participate in such Acquiror Benefit Plan in all material respects.

          (i)    Neither Acquiror nor any of its Subsidiaries have any material liabilities to employees or former employees that are not reflected in the Acquiror Benefit Plans.

        Section 4.13    Compliance with Legal Requirements.     Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2016, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2016, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

        Section 4.14    Legal Proceedings; Orders.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.

          (b)   Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, since January 1, 2016, none of the foregoing has been threatened by any Regulatory Authority.

        Section 4.15    Absence of Certain Changes and Events.     Since December 31, 2017, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

        Section 4.16    Compliance with Environmental Laws.     There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Acquiror or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Acquiror, threatened, nor to the Knowledge of Acquiror, is there any factual basis for any of the foregoing, as a result of any asserted failure of

Acquiror or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of Acquiror or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on Acquiror. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, Acquiror and each Subsidiary of Acquiror has complied in all material respects with all Environmental Laws applicable to it and its business operations.

        Section 4.17    Brokerage Commissions.     Except for fees payable to FIG Partners, LLC pursuant to an engagement letter that has been delivered or made available to the Company, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        Section 4.18    Approval Delays.     To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank's most recent CRA rating was "satisfactory" or better.

        Section 4.19    Financial Capability.     Acquiror has, and will have prior to the Effective Time, sufficient funds to pay the aggregate cash consideration payable pursuant to Section 2.1 and to perform its other obligations contemplated by this Agreement.

        Section 4.20    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.

ARTICLE 5
THE COMPANY'S COVENANTS

        Section 5.1    Access and Investigation.

          (a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its

  Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company's continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys' responses to auditors' requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company's reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

          (b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

          (c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company's outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.8).

          (d)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Mutual Confidentiality and Non-Disclosure Agreement dated as of June 25, 2018, between Acquiror and the Company (as amended, the "Confidentiality Agreement").

        Section 5.2    Operation of the Company and Company Subsidiaries.

          (a)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

          (b)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

              (i)  other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the date of this Agreement or except as set forth on Section 5.2(b)(i) of the Company Disclosure Schedules: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock or any security convertible into Company Common Stock; (B) permit any additional shares of Company Common Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Common Stock;

             (ii)  (A) except as set forth on Section 5.2(b)(ii)(A) of the Company Disclosure Schedules make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock outside of past practice (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or as contemplated by this Agreement); or (B) except as set forth on Section 5.2(b)(ii)(B) of the Company Disclosure Schedules directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock;

            (iii)  amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;

            (iv)  enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm's-length transactions;

             (v)  (A) enter into any new credit or new lending relationships greater than $2,500,000 that would require an exception to the Bank's formal loan policy as in effect as of the date of this Agreement or that are not in compliance with the provisions of such loan policy; or

    (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a "Borrowing Affiliate") if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

            (vi)  maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);

           (vii)  fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

          (viii)  except as set forth on Section 5.2(b)(viii) of the Company Disclosure Schedules, sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, (B) of financial assets or investments, or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

            (ix)  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

             (x)  amend the Company Certificate of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

            (xi)  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

           (xii)  except as set forth on Section 5.2(b)(xii) of the Company Disclosure Schedules, or as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the "Company Employees"), other than increases in the Ordinary Course of Business consistent with past practices in timing, metrics and amount; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-

    based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

          (xiii)  incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

          (xiv)  enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

           (xv)  settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

          (xvi)  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

         (xvii)  make or change any material Tax elections, change or consent to any material change in it or its Subsidiaries' method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

        (xviii)  hire any employee with an annual salary in excess of $150,000; or

          (xix)  agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).

          (c)   For purposes of Section 5.2(b), Acquiror's consent shall be deemed to have been given if the Company has made a written request to Robin N. Elliott, Executive Vice President and Chief Operating Officer of Acquiror, and John J. Powers, Executive Vice President and General Counsel of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b) and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has consented in writing or failed to respond to such request within five (5) Business Days after Acquiror's receipt of such request.

        Section 5.3    Notice of Changes.     The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company's representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.

        Section 5.4    Stockholders' Meeting.     Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the DGCL, Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company and Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the DGCL, including by recommending that its stockholders vote in favor of this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) Company Board's recommendation to the Company's stockholders that the Company's stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a "Company Adverse Recommendation"). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.

        Section 5.5    Information Provided to Acquiror.     The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders' Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        Section 5.6    Operating Functions.     The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks' appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree; including, to the extent necessary, by providing notices and other documentation to all insurance carriers, which will confirm to such carriers that Acquiror is the owner of all insurance accounts after the Effective Time and that Acquiror is the agent of record for all policies relating to such insurance accounts after the Effective Time.

        Section 5.7    Company Benefit Plans.

          (a)   At the request of Acquiror, and except as otherwise provided below, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan, provided however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time. Notwithstanding the foregoing, no action taken by the Company with respect to the termination of the TheBANK of Edwardsville Group Health, Vision and Dental Benefit

  Plan shall be required to be irrevocable until the later of one day prior to the Effective Time or December 31, 2018.

          (b)   Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.

        Section 5.8    Acquisition Proposals.

          (a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within two (2) Business Days advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

          (b)   The Company agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors' fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.8 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business-Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

ARTICLE 6
ACQUIROR'S COVENANTS

        Section 6.1    Access and Investigation.

          (a)   Subject to any applicable Legal Requirement, the Company and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of Acquiror and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a) as shall be necessary for the purpose of determining Acquiror's continued compliance with the terms and conditions of this Agreement. The Company and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Acquiror and each of its Subsidiaries and of their respective financial and legal conditions as Company shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Acquiror or any of its Subsidiaries. Upon request, Acquiror and each of its Subsidiaries will furnish the Company or its Representatives attorneys' responses to auditors' requests for information regarding Acquiror or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by the Company (provided, such disclosure would not result in the waiver by Acquiror or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by the Company or any of its Representatives shall affect the representations and warranties made by Acquiror in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to the Company the disclosure of which, in Acquiror's reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, Acquiror and the Company will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

          (b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Acquiror shall promptly furnish to the Company: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC's EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

          (c)   All information obtained by the Company in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.

        Section 6.2    Operation of Acquiror and Acquiror Subsidiaries.     Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (a) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this

Agreement or to consummate the Contemplated Transactions, including, but not limited to, by entering into an agreement with respect to, or consummating, a merger or business combination or acquisition of another Person; (b) amend the Acquiror Articles of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of the Company; or (c) agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of, any of the actions prohibited by this Section 6.2.

        Section 6.3    Information Provided to the Company.     Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        Section 6.4    Operating Functions.     Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks' appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.

        Section 6.5    Indemnification.

          (a)   From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an "Indemnified Party"), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

          (b)   Prior to the Effective Time, the Company shall obtain or cause its Subsidiaries to obtain and Acquiror shall fully pay the premium for the extension of the Company's and its Subsidiaries' directors' and officers' liability insurance policies set forth on Schedule 6.5(b) of the Company

  Disclosure Schedule (complete and accurate copies of which have been heretofore made available to Acquiror) (the "Existing D&O Policy") in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Existing D&O Policy for a period of six (6) years after the Effective Time; provided that Acquiror shall not be required to pay in the aggregate more than 250% of the amount of the aggregate annual premium paid by the Company, or its Subsidiaries, as applicable, for the current policy term for such policy, which annual premium is set forth on Schedule 6.5(b) of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(b) would exceed such 250% amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company, or its Subsidiaries, as applicable, for such 250% amount.

          (c)   If Acquiror or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, Acquiror shall cause proper provision to be made so that the successor and assign of Acquiror assumes the obligations set forth in this Section 6.5.

          (d)   The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

        Section 6.6    Board Representation.     Subject to any necessary approval by the appropriate Regulatory Authorities, Acquiror shall take all appropriate action, subject to and in accordance with the respective bylaws of Acquiror and Acquiror Bank, to appoint: (a) one (1) individual serving on the Company Board and mutually agreeable to the parties, to the Acquiror Board, effective immediately upon the Effective Time; and (b) two (2) individuals mutually agreeable to the parties to the board of directors of Acquiror Bank, effective immediately upon the effectiveness of the Bank Merger.

        Section 6.7    Authorization and Reservation of Acquiror Common Stock.     The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

        Section 6.8    Stock Exchange Listing.     Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Global Select Market prior to the Closing Date.

ARTICLE 7
COVENANTS OF ALL PARTIES

        Section 7.1    Regulatory Approvals.     Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, but in no event later than thirty (30) days following the date hereof, file, effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

        Section 7.2    SEC Registration.     As soon as practicable following the date of this Agreement, but in no event later than forty-five (45) days following the date hereof, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company's stockholders and to Acquiror's stockholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock.

        Section 7.3    Publicity.     Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.

        Section 7.4    Reasonable Best Efforts; Cooperation.     Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

        Section 7.5    Tax Free Reorganization.

          (a)   The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

          (b)   As of the date hereof, the Company does not know of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the "IRS Guidelines"), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.

          (c)   As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.8. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.

        Section 7.6    Employees and Employee Benefits.

          (a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing ("Covered Employees") shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee's continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).

          (b)   For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the "New Plans"), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

          (c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the "Old Plans"); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (d)   The Company and its Subsidiaries shall take all actions necessary to terminate the Company's severance policies immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror's Subsidiary will cause any eligible Covered Employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Section 7.6(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Covered Employee eligible to receive severance benefits or other payment triggered by the Merger under an employment, change in control, severance, salary continuation agreement or other agreement (a "CIC Payment") shall be entitled to participate in the severance policy described in this Section 7.6(d) or to otherwise receive severance benefits. Any Covered Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).

          (e)   Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement, salary continuation agreement or any other agreement or arrangement that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.6(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing Date, the Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate "Total Payments"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. At the request of Acquiror, the Company shall seek a shareholder vote under Section 280G of the Code for approval of the CIC Payments prior to the Effective Time.

        Section 7.7    Takeover Laws.     If any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.

        Section 7.8    Section 16 Matters.     Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any acquisitions or dispositions of Acquiror Common Stock resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.9    Stockholder Litigation.     Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

 ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

        The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):

        Section 8.1    Accuracy of Representations and Warranties.     For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 3.3 and Section 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations set forth in Section 3.3 and Section 3.5(a) ) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

        Section 8.2    Performance by the Company.     The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

        Section 8.3    Stockholder Approvals.     The Company Stockholder Approval shall have been obtained.

        Section 8.4    No Proceedings, Injunctions or Restraints; Illegality.     Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.9, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

        Section 8.5    Regulatory Approvals.     All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden the Surviving Entity.

        Section 8.6    Registration Statement.     The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

        Section 8.7    Officers' Certificate.     Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.

        Section 8.8    Tax Opinion.     Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to Acquiror, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.

        Section 8.9    Stock Exchange Listing.     Acquiror shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

        Section 8.10    No Material Adverse Effect.     From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

        The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

        Section 9.1    Accuracy of Representations and Warranties.     For purposes of this Section 9.1, the accuracy of the representations and warranties of Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 4.3 and Section 4.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Acquiror set forth in this Agreement (including the representations set forth in Section 4.3 and Section 4.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

        Section 9.2    Performance by Acquiror.     Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

        Section 9.3    Stockholder Approvals.     The Company Stockholder Approval shall have been obtained.

        Section 9.4    No Proceedings; No Injunctions or Restraints; Illegality.     Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.9, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

        Section 9.5    Regulatory Approvals.     All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the Surviving Entity.

        Section 9.6    Registration Statement.     The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

        Section 9.7    Officers' Certificate.     The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2.

        Section 9.8    Tax Opinion.     The Company shall have received a written opinion of Howard & Howard Attorneys PLLC, tax counsel to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock .

        Section 9.9    Stock Exchange Listing.     Acquiror shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

        Section 9.10    No Material Adverse Effect.     From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

ARTICLE 10
TERMINATION

        Section 10.1    Termination of Agreement.     This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:

          (a)   by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

          (b)   by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.8, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that such breach or failure is not a result of the failure by Acquiror to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;

          (c)   by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

          (d)   by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Company Stockholder Approval is not obtained following the Company Stockholders' Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

          (e)   by Acquiror or the Company if the Effective Time shall not have occurred at or before May 1, 2019 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

          (f)    by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

          (g)   by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or Section 5.8;

          (h)   by the Company pursuant to Section 5.8; and

          (i)    by Acquiror if the Company makes a Company Adverse Recommendation.

        Section 10.2    Effect of Termination or Abandonment.     In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from a breach by that party of this Agreement.

        Section 10.3    Fees and Expenses.

          (a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys' fees, accountants' fees and related expenses), shall be shared equally by Acquiror and the Company.

          (b)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $11.52 million (the "Termination Fee") by wire transfer of immediately available funds to such account as Acquiror shall designate.

          (c)   If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach; and (ii) within six (6) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(m), except that references in that Section 12.1(m) to "15%" shall be replaced by "50%."

          (d)   Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant to Section 10.3(b), Acquiror's sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 10.3(b), and except as provided in Section 10.2(b) in the case of fraud or willful and material breach of this Agreement, upon payment in full of such amount, none of Acquiror or any of its Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. The Company shall not be required to pay the Termination Fee on more than one occasion.

ARTICLE 11
MISCELLANEOUS

        Section 11.1    Survival.     Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

        Section 11.2    Governing Law.     All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

        Section 11.3    Assignments, Successors and No Third Party Rights.     Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.5, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 11.4    Modification.     This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval is obtained; provided, however, that after the Company Stockholder Approval is obtained, there may not be, without further approval of the Company's stockholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

        Section 11.5    Extension of Time; Waiver.     At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        Section 11.6    Notices.     All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:
First Busey Corporation 100 W. University Avenue Champaign, Illinois 61820
Telephone:	(217) 365-4544
Facsimile:	(217) 351-6551
Attention:	Robin N. Elliott (robin.elliott@busey.com)
First Busey Corporation 100 W. University Avenue Champaign, Illinois 61820
Telephone:	(217) 365-4639
Facsimile:	(217) 351-6551
Attention:	John J. Powers (john.powers@busey.com)
with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606
Telephone:	(312) 984-3100
Facsimile:	(312) 984-3150
Attention:	Robert M. Fleetwood (robert.fleetwood@bfkn.com)

If to the Company, to:
The Banc Ed Corp. 330 West Vandalia Edwardsville, Illinois 62025
Telephone:	(618) 659-6234
Facsimile:	(618) 692-4629
Attention:	William Alexander (balexander@4thebank.com)
with copies, which shall not constitute notice, to:
Howard & Howard Attorneys PLLC 200 S. Michigan Ave. #1100 Chicago, Illinois 60604
Telephone:	(312) 456-3406
Facsimile:	(312) 939-5617
Attention:	Mark Ryerson (mbr@h2law.com)

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by e-mail, when sent.

        Section 11.7    Entire Agreement.     This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

        Section 11.8    Severability.     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

        Section 11.9    Further Assurances.     The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        Section 11.10    Counterparts.     This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

 ARTICLE 12
DEFINITIONS

        Section 12.1    Definitions.     In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

          (a)   "Acquiror Articles of Incorporation" means the Amended and Restated Articles of Incorporation of First Busey Corporation, as amended.

          (b)   "Acquiror Bank" means Busey Bank, an Illinois state chartered bank headquartered in Champaign, Illinois, and a wholly-owned subsidiary of Acquiror.

          (c)   "Acquiror Benefit Plan" means any: (i) qualified or nonqualified "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) "employee benefit plan" (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.

          (d)   "Acquiror Board" means the board of directors of Acquiror.

          (e)   "Acquiror Bylaws" means the First Busey Corporation Amended and Restated ByLaws, as amended.

          (f)    "Acquiror Capital Stock" means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

          (g)   "Acquiror Common Stock" means the common stock, $0.001 par value per share, of Acquiror.

          (h)   "Acquiror Equity Award" means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an Acquiror Stock Plan.

          (i)    "Acquiror ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) that, at any relevant time, would be treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

          (j)    "Acquiror SEC Reports" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2016.

          (k)   "Acquiror Stock Issuance" means the issuance of the Acquiror Common Stock pursuant to this Agreement.

          (l)    "Acquiror Stock Plans" means collectively the following:

              (i)  First Busey Corporation Employee Stock Ownership Plan, as subsequently amended

             (ii)  First Busey Corporation Profit Sharing Plan and Trust, as subsequently amended

            (iii)  First Busey Corporation 2004 Stock Option Plan, as subsequently amended

            (iv)  First Busey Corporation 2010 Equity Incentive Plan, as subsequently amended

             (v)  First Busey Corporation Employee Stock Purchase Plan, as subsequently amended

            (vi)  Pulaski Financial Corp. 2002 Stock Option Plan, as subsequently amended

           (vii)  Pulaski Financial Corp. 2006 Long-Term Incentive Plan, as subsequently amended

          (viii)  First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan, as subsequently amended

            (ix)  First Community Financial Partners, Inc. 2016 Equity Incentive Plan

          (m)  "Acquisition Proposal" means a tender or exchange offer to acquire more than 15% of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

          (n)   "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

          (o)   "Bank" means The Bank of Edwardsville, an Illinois state chartered bank headquartered in Edwardsville, Illinois, and a wholly owned subsidiary of the Company.

          (p)   "Bank Merger" means the merger of the Bank with and into, and under the charter of, Acquiror Bank.

          (q)   "Business Day" means any day except Saturday, Sunday and any day on which banks in Champaign, Illinois, or Edwardsville, Illinois, are authorized or required by law or other government action to close.

          (r)   "Closing Acquiror Common Stock Price" means the weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days immediately preceding the Closing Date.

          (s)   "Code" means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder.

          (t)    "Company Benefit Plan" means any: (i) qualified or nonqualified "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) "employee benefit plan" (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.

          (u)   "Company Board" means the board of directors of the Company.

          (v)   "Company Bylaws" means the Bylaws of the Company, as amended and restated.

          (w)  "Company Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended.

          (x)   "Company Common Stock" means the common stock, $2.00 par value per share, of the Company.

          (y)   "Company ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

          (z)   "Company Stockholder Approval" means the adoption and approval of this Agreement by the stockholders of the Company, in accordance with the DGCL and Company Certificate of Incorporation.

          (aa) "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger, (iii) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (iv) Acquiror's issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.

          (bb) "Contract" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

          (cc)  "Control," "Controlling" or "Controlled" when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

          (dd) "CRA" means the Community Reinvestment Act, as amended.

          (ee) "Deposit Insurance Fund" means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution's assets.

          (ff)  "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

          (gg) "DGCL" means the General Corporation Law of the State of Delaware, as amended.

          (hh) "DOL" means the U.S. Department of Labor.

          (ii)   "Environment" means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

          (jj)   "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

          (kk) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (ll)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (mm)  "FDIC" means the Federal Deposit Insurance Corporation.

          (nn) "Federal Reserve" means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.

          (oo) "GAAP" means generally accepted accounting principles in the U.S., consistently applied.

          (pp) "Hazardous Materials" means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

          (qq) "ICFR" means internal control over financial reporting.

          (rr)  "IRS" means the U.S. Internal Revenue Service.

          (ss)  "Immediate Family Member" means a Person's spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person's household.

          (tt)  "Knowledge" means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or the Company, as the context requires.

          (uu) "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

          (vv) "Material Adverse Effect" as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

          (ww)  "Nasdaq Rules" means the listing rules of the Nasdaq Global Select Market.

          (xx) "NRS" means the provisions of the Nevada Revised Statutes governing business corporations, limited liability companies and mergers of business entities (NRS Sections 78.010 et seq., 86.011 et seq., and 92A.005 et seq., respectively).

          (yy) "Order" means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

          (zz)  "Ordinary Course of Business" shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.

          (aaa)  "OREO" means real estate owned by a Person and designated as "other real estate owned."

          (bbb)  "Outstanding Company Shares" means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

          (ccc)  "PBGC" means the U.S. Pension Benefit Guaranty Corporation.

          (ddd)  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

          (eee)  "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

          (fff) "Proxy Statement" means a proxy statement prepared by the Company for use in connection with the Company Stockholders' Meeting, all in accordance with the rules and regulations of the SEC.

          (ggg)  "Registration Statement" means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.

          (hhh)  "Regulatory Authority" means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

          (iii)  "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          (jjj)  "Requisite Regulatory Approvals" means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable

  Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.

          (kkk)  "SEC" means the Securities and Exchange Commission.

          (lll)  "Securities Act" means the Securities Act of 1933, as amended.

          (mmm)  "Subsidiary" with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

          (nnn)  "Superior Proposal" means a bona fide written Acquisition Proposal (with all references to "15%" in the definition of Acquisition Proposal being treated as references to "50%" for these purposes) which Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Sandler O'Neill & Partners L.P. or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.

          (ooo)  "Tax" or "Taxes" means any tax of any kind, including, but not limited to, any federal, state, local, non-U.S., income tax or non-income tax, gross receipts, net receipts, license tax, lease tax, service tax, service use tax, alternative or add-on minimum tax, franchise tax, capital gains tax, value-added tax, sales tax, use tax, excise tax, property (real or personal) tax, escheat tax, production tax, ad valorem tax, payroll tax, withholding tax, employment tax, unemployment tax, severance tax, social security or similar tax, gift tax or estate tax, transfer tax, recording tax, documentary tax, levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          (ppp)  "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

          (qqq)  "Transition Date" means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.

          (rrr) "U.S." means the United States of America.

        Section 12.2    Principles of Construction.

          (a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding";

  (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) "including" means "including, but not limited to"; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

          (b)   The schedules of each of the Company and Acquiror referred to in this Agreement (the "Company Disclosure Schedules" and the "Acquiror Disclosure Schedules", respectively, and collectively the "Schedules") shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of the Agreement shall be deemed to qualify (A) any other section of the Agreement specifically referenced or cross-referenced and (B) other sections of the Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, "Previously Disclosed" means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information set forth by Acquiror in the Acquiror Disclosure Schedules.

          (c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

          (d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:			COMPANY:
FIRST BUSEY CORPORATION			THE BANC ED CORP.
By:	/s/ VAN A. DUKEMAN		By:	/s/ MARK SHASHEK
	Name:	Van A. Dukeman		Name:	Mark Shashek
	Title:	President and Chief Executive Officer		Title:	Chairman
			By:	/s/ WILLIAM ALEXANDER
				Name:	William Alexander
				Title:	President

[Signature Page to Agreement and Plan of Merger]

Appendix B

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title, § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) ofvn this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation", and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation".

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

FORM OF VOTING AND SUPPORT AGREEMENT

        THIS VOTING AND SUPPORT AGREEMENT (this "Agreement") is entered into as of [    •    ], 2018, among FIRST BUSEY CORPORATION, a Nevada corporation ("Acquiror"), THE BANC ED CORP., a Delaware corporation (the "Company"), and those directors and/or officers of the Company whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of the Company (such stockholders collectively referred to in this Agreement as the "Principal Stockholders," and individually as a "Principal Stockholder").

RECITALS

        A.    As of the date hereof, each Principal Stockholder is the owner or controls the vote of the number of shares of the Company's common stock, $2.00 par value per share ("Company Stock"), as is set forth opposite such Principal Stockholder's name on the signature page attached hereto.

        B.    Acquiror is contemplating the acquisition of the Company by means of a merger (the "Merger") of the Company with and into Acquiror, all pursuant to an Agreement and Plan of Merger dated as of [    •    ], 2018 (the "Merger Agreement"), between Acquiror and the Company.

        C.    Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders enter into this Agreement.

        D.    Each Principal Stockholder believes it is in his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.

AGREEMENTS

        In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1.    Definitions; Construction.    All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the Merger Agreement.

        Section 2.    Representations and Warranties.     Each Principal Stockholder represents and warrants that as of the date hereof, he or she:

          (a)   owns beneficially and of record the number of shares of Company Stock as is set forth opposite such Principal Stockholder's name on the signature page attached hereto;

          (b)   has the sole, or joint with any other Principal Stockholder, voting power with respect to such shares of Company Stock; and

          (c)   has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity.

        Section 3.    Voting Agreement.     Each Principal Stockholder hereby agrees that at any meeting of the Company's stockholders however called, and in any action by written consent of the Company's stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Company Stock now or at any time hereafter owned or controlled by him or her at the time of such meeting of the Company's stockholders:

          (a)   in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;

          (b)   against any Acquisition Proposal involving any party other than Acquiror or an Affiliate of Acquiror; and

          (c)   against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

        Section 4.    Additional Covenants.     Except as required by law, each Principal Stockholder agrees that he or she will:

          (a)   not, and will not permit any of his or her Affiliates prior to the Effective Time to, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any Company Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Company Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iv) as Acquiror may otherwise agree in writing;

          (b)   not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

          (c)   use his or her best efforts to cause any necessary meeting of the Company's stockholders to be duly called and held, or any necessary consent of stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the Contemplated Transactions;

          (d)   cause any of his or her Affiliates to cooperate fully with Acquiror in connection with the Merger Agreement and the Contemplated Transactions; and

          (e)   execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

        Section 5.    No Economic Benefit.     Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Stock. All rights, ownership and economic benefits of and relating to the Company Stock shall remain and belong to the applicable stockholder and Acquiror shall have no power or authority to direct any stockholder in the voting of any of the Company Stock or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Acquiror a proxy to vote the Company Stock subject to this Agreement.

        Section 6.    Termination.     Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror and the Company from time to time; (b) the favorable vote of Company stockholders with respect to approval of the Merger Agreement; (c) the date, if any, on which the Company publicly discloses that the board of directors of the Company has withdrawn, qualified or adversely modified its recommendation to the stockholders of the Company that the Company's stockholders vote in favor of the adoption of the Merger Agreement, in each case because the board of directors of the Company has determined in good faith, after consultation with outside counsel, that to, or to continue to, recommend the Merger Agreement to the Company's stockholders would result in a violation of its fiduciary duties under applicable law; or (d) February 1, 2020.

        Section 7.    Amendment and Modification.     This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Stockholders.

        Section 8.    Entire Agreement.     This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Company, its stockholders or Acquiror concerning the acquisition, disposition or control of any Company Stock.

        Section 9.    Absence of Control.     Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Acquiror by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

        Section 10.    Informed Action.     Each Principal Stockholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

        Section 11.    Severability.     The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

        Section 12.    Counterparts; Facsimile/PDF Signatures.     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

        Section 13.    Governing Law.     All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

        Section 14.    Successors; Assignment.     This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.

        Section 15.    Directors' Duties.     The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in his or her capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Stockholder, in his or her capacity as a director and/or officer of the Company and/or the Bank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his or her capacity as a director and/or officer of the Company and/or the Bank. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Stockholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.

        Section 16.    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

ACQUIROR:			COMPANY:
FIRST BUSEY CORPORATION			THE BANC ED CORP.
By:			By:
	Name:	Van A. Dukeman		Name:	Mark Shashek
	Title:	President and Chief Executive Officer		Title:	Chairman
By:
				Name:	William Alexander
				Title:	President

[Signature Page to Voting and Support Agreement]

PRINCIPAL STOCKHOLDERS	SHARES OWNED

Signature
Signature
Signature

[Signature Page to Voting and Support Agreement Continued]

Appendix D

August 21, 2018

Board of Directors
The Banc Ed Corp.
330 West Vandalia Street
Edwardsville, IL 62025

Ladies and Gentlemen:

        The Banc Ed Corp. ("Company") and First Busey Corporation ("Acquiror") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Company will merge with and into Acquiror with Acquiror being the surviving corporation (the "Merger"). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, $2.00 par value per share, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive: (i) $111.53 (the "Per Share Cash Consideration"), and (ii) 8.2067 shares of Acquiror Common Stock (the "Per Share Stock Consideration"). The Per Share Cash Consideration and the Per Share Stock Consideration are collectively referred to herein as the "Per Share Merger Consideration." Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Company Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated August 21, 2018; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Acquiror that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Company; (v) publicly available consensus mean analyst earnings per share estimates for Acquiror for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus mean analyst estimated long-term earnings per share growth rate for the years thereafter, as well as publicly available consensus mean analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years thereafter; (vi) the pro forma financial impact of the Merger on Acquiror based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Acquiror (collectively, the "Pro Forma Assumptions"); (vii) the publicly reported historical price and trading activity for Acquiror Common Stock, including a comparison of certain stock market information for Acquiror Common

Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Acquiror with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Acquiror and its representatives regarding the business, financial condition, results of operations and prospects of Acquiror.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Acquiror or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Company and Acquiror that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Acquiror or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Acquiror. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Acquiror, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Acquiror. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Acquiror are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Company. In addition, Sandler O'Neill used publicly available consensus mean analyst earnings per share estimates for Acquiror for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus mean analyst estimated long-term earnings per share growth rate for the years thereafter, as well as publicly available consensus mean analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years thereafter. Sandler O'Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of Acquiror. With respect to the foregoing information, the respective senior managements of Company and

Acquiror confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Company and Acquiror, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Acquiror since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Acquiror will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Acquiror or the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Acquiror Common Stock at any time or what the value of Acquiror Common Stock will be once it is actually received by the holders of Company Common Stock.

        We have acted as Company's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Sandler O'Neill did not provide any other investment banking services to Company in the two years preceding the date hereof. In the two years preceding the date of this opinion, Sandler O'Neill has provided certain investment banking services to Acquiror. Most recently, Sandler O'Neill acted as financial advisor to Acquiror in connection with the sale of First Busey Home Mortgage Offices, which transaction closed in December 2017, and the acquisition of Mid Illinois Bancorp, Inc., which transaction closed in October 2017, as well as joint bookrunner in connection with Acquiror's offer and sale of debt securities, which transactions closed in May 2017. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Acquiror and their respective affiliates. We may also actively trade the equity and debt securities of Acquiror and its affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company or Acquiror, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,